Exhibit 10.C.1

EXECUTION COPY

TRANSACTION AGREEMENT

among

INVERSIONES CORP GROUP INTERHOLD LIMITADA.,

INVERSIONES GASA LIMITADA,

CORPBANCA,

ITAÚ UNIBANCO HOLDING S.A.,

and

BANCO ITAÚ CHILE

dated

JANUARY 29, 2014

i

4.11	Employee Matters	46
4.12	Indemnification of Officers and Directors	47
4.13	Corporate Governance	49
4.14	Termination of Certain Arrangements	49
4.15	Merger Integration Committee	49
4.16	CorpBanca Colombia IPO	50
4.17	CorpBanca Colombia-Helm Merger	50
4.18	Charitable Contributions	51
4.19	Colombian Trademark	51
4.20	Insurance Matters	51
4.21	Certain Other Businesses	53
4.22	Referral Fees	53
4.23	Use of the Parties’ Brands; Corporate Names	54

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1	Conditions to Obligations of Each Party	54
5.2	Conditions to Obligations of the Corp Group Parties	54
5.3	Conditions to Obligations of the Itaú Parties	55

ARTICLE 6

TERMINATION

6.1	Termination	56
6.2	Effect of Termination	57

ARTICLE 7

MISCELLANEOUS

7.1	Definitions	57
7.2	Non-Survival of Representations and Covenants	69
7.3	Expenses	69
7.4	Disclosure Letters	69
7.5	Entire Agreement	70
7.6	Amendments	70
7.7	Waivers	70
7.8	Assignment	70
7.9	Notices	71
7.10	Governing Law	74
7.11	Counterparts	74
7.12	Captions	74
7.13	Interpretations	75
7.14	Severability	75

7.15	Waiver of Jury Trial	75
7.16	Dispute Resolution	75
7.17	Specific Performance	76
7.18	Further Assurances	76

LIST OF EXHIBITS

Exhibit

1	Form of Shareholders Agreement (Section 1.2(b))
2	Form of Consent and Agreement
3	Form of Registration Rights Agreement
4	Required Regulatory Consents
5	Form of Corp Group Pledge Agreements

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated January 29, 2014, is entered into among Inversiones Corp Group Interhold Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“Interhold”), Inversiones Gasa Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“GASA” and, together with Interhold, “Corp Group Parent”), CorpBanca, a banking corporation (sociedad anónima abierta especial bancaria) organized under the laws of Chile (“CorpBanca”), Itaú Unibanco Holding S.A, a sociedad anónima organized under the laws of Brazil (“Itaú Parent”), and Banco Itaú Chile, a banking corporation (sociedad anónima especial bancaria) organized under the laws of Chile (“Itaú Chile”).

RECITALS

A.     Approvals. The boards of directors of CorpBanca and Itaú Chile have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of CorpBanca and Itaú Chile, respectively, and their respective shareholders.

B.     The Transactions. This Agreement provides for a strategic business combination through (a) a capital increase by Itaú Chile, (b) the merger of Itaú Chile with and into CorpBanca with CorpBanca as the surviving corporation, (c) after approval or denial of the CorpBanca Colombia-Helm Merger by the SFC, either the acquisition of Itaú Colombia by CorpBanca or the merger of Itaú Colombia with and into CorpBanca Colombia, with CorpBanca Colombia as the surviving corporation, and (d) the purchase by CorpBanca of the shares of CorpBanca Colombia held by Corp Group Parent and the offer to purchase by CorpBanca of the shares of CorpBanca Colombia held by the other minority shareholders that are party to that certain Shareholders Agreement, dated July 31, 2013, among certain shareholders of CorpBanca Colombia (as amended, the “CorpBanca Colombia Shareholders Agreement”).

C.     The Shareholders Transactions. In connection with the transactions referred to above, this Agreement provides for certain transactions between Corp Group Parent and Itaú Parent including (i) the formation of Itaú Holding by Itaú Parent, (ii) the execution of the Shareholders Agreement by Itaú Parent, Corp Group Parent, the Holding Companies and Corp Group Holding effective as of the Chilean Effective Time, (iii) the execution of the Registration Rights Agreement by CorpBanca and Corp Group Parent, and (iv) the execution of the pledge agreements by Interhold and Corp Group Banking, as pledgors, and Itaú Parent, as pledgee, in the form set forth in Exhibits 5A and 5B, respectively (the “Corp Group Pledge Agreements”).

D.     Defined Terms. Certain capitalized terms used in this Agreement are defined in Section 7.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TERMS OF THE TRANSACTIONS

1.1     Time and Place of Closing. The closing (the “Closing”) of the Chilean Merger (as defined in Section 1.2) shall take place on the same day when the Chilean Effective Time (as defined in Section 1.3) is to occur (the “Closing Date”), unless another time is agreed to in writing by the Parties. The Parties shall coordinate to ensure the timing of the foregoing. The Closing shall be held at such location as shall be mutually agreed to in writing by the Parties.

1.2     The Transactions. Subject to the terms and conditions of this Agreement, the Parties shall effect the following transactions (collectively, the “Transactions”):

(a)     Prior to the Chilean Effective Time, (i) by means of one or more capital increases, Itaú Chile shall offer to sell such number of shares of its common stock to its shareholders, and Itaú Parent shall, or shall cause one of its Subsidiaries to, subscribe for such shares in an amount necessary such that, the capital increase(s) will result in aggregate proceeds to Itaú Chile of U.S.$652 million (the “Capital Raise”) and (ii) Corp Group Parent will sell or otherwise transfer 5,208,344,218 shares of CorpBanca to non-Affiliates.

(b)     Prior to the Chilean Effective Time, Itaú Parent may elect to form or cause to be formed Itaú Holdco, a new company (sociedad por acciones) organized under the laws of Chile and wholly-owned directly or indirectly by Itaú Parent to hold Itaú Parent’s shares of CorpBanca Common Stock or it may hold such shares through one or more of its wholly owned subsidiaries (any such companies, collectively, “Itaú Holding Company” and, together with Corp Group Banking and SAGA, the “Holding Companies”).

(c)     At the Chilean Effective Time, Itaú Chile shall merge with and into CorpBanca in accordance with the provisions of the Chilean Companies Law (the “Chilean Merger”). CorpBanca shall be the surviving corporation in the Chilean Merger and shall be governed by the laws of Chile. Upon consummation of the Chilean Merger, the separate corporate existence of Itaú Chile shall cease, and all assets and liabilities of Itaú Chile shall be assumed by CorpBanca. Effective as of the Chilean Effective Time, Itaú Parent, the Holding Companies, Corp Group Holding and Corp Group Parent shall enter into a shareholders’ agreement (the “Shareholders Agreement”) in the form attached as Exhibit 1.

(d)     As soon as practicable after the Chilean Effective Time, (i) CorpBanca shall have made an offer to purchase from the other minority shareholders of CorpBanca Colombia that are party to the CorpBanca Colombia Shareholders Agreement all of the outstanding shares of CorpBanca Colombia owned by such minority shareholders, and (ii) subject to Section 1.6, CorpBanca shall purchase from Corp Group Parent all of the outstanding shares of CorpBanca Colombia owned by Corp Group Parent, in each case at a price equal to U.S.$3.5367 per share (which is U.S.$330,000,000 for Corp Group Parent and U.S.$ 564,000,000 for such minority shareholders in the aggregate).

(e)     Subject to Section 1.6, (i) CorpBanca and four wholly-owned Subsidiaries of CorpBanca shall purchase all of the shares of Itaú Colombia capital stock from Affiliates of Itaú Parent (the “Colombian Acquisition”) or, alternatively, (ii) Itaú Colombia shall merge with and into CorpBanca Colombia in accordance with the provisions of Colombian Law applicable to the merger of financial entities (the “Colombian Merger”), in each case as promptly as practicable after the Chilean Effective Time subject to Section 1.3(b). In the case of the Colombian Merger, if applicable pursuant to Section 1.6(i), CorpBanca Colombia shall be the surviving corporation and shall be governed by the laws of Colombia. Upon consummation of the Colombian Merger, if applicable, the separate corporate existence of Itaú Colombia shall cease, and all assets and liabilities of Itaú Colombia shall be assumed by CorpBanca Colombia.

1.3     Chilean Effective Time; Colombian Effective Time.

(a)     Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will take all actions set forth in Schedule 1.3(a) to effect the Chilean Merger (the “Chilean Merger Steps”). The Chilean Merger shall take effect on the fifth Business Day following the date on which satisfaction or waiver of the last of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions and the continued satisfaction or waiver of all other conditions), or such other date mutually agreed upon by the Parties (the “Chilean Effective Time”).

(b)     As soon as practicable after the Chilean Effective Time, the Parties will take all actions set forth in Schedule 1.3(b) to effect the Colombian Acquisition or the Colombian Merger, as the case may be; provided that, if applicable pursuant to Section 1.6(i), the request for authorization of the Colombian Merger by the Superintendencia Financiera de Colombia (“SFC”) pursuant to Part B of Schedule 1.3(b) to effect the Colombian Merger shall not be filed with the SFC before the approval or denial of the CorpBanca Colombia-Helm Merger by the SFC. The closing of the Colombian Acquisition (the “Colombian Acquisition Closing”) shall take place upon completion of the last of the actions set forth in Part A of Schedule 1.3(b) to effect the Colombian Acquisition (the “Colombian Acquisition Steps”), subject to the receipt of the approval of the Colombian Acquisition by the SFC. The closing of the Colombian Merger (the “Colombian Effective Time”) shall take place upon completion of the last of the actions set forth in Part B of Schedule 1.3(b) to effect the Colombian Merger (the “Colombian Merger Steps” and, together with the Colombian Acquisition Steps, the “Colombian Transaction Steps”), subject to the receipt of the approval of the Colombian Merger by the SFC.

1.4     Conversion of Itaú Chile Common Stock. At the Chilean Effective Time, subject to Section 1.4(c), by virtue of the Chilean Merger and without any action on the part of the Parties or the holder of any of the following securities:

(a)     Each share of Itaú Chile Common Stock that is Outstanding immediately prior to the Chilean Effective Time shall be converted into the right to receive the number of shares of CorpBanca Common Stock equal to the Chilean Exchange Ratio; provided that the Itaú Chile Common Stock Holders shall be deemed shareholders of CorpBanca upon the consummation of the Chilean Merger, pursuant to Article 66 of the Regulations of the Chilean Companies Law.

(b)     All shares of Itaú Chile Common Stock converted pursuant to this Section 1.4 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Chilean Effective Time, and each certificate previously representing any such shares of Itaú Chile Common Stock (the “Old Chilean Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive a certificate representing the number of whole shares of CorpBanca Common Stock into which the shares of Itaú Chile Common Stock represented by such Old Chilean Certificate have been converted pursuant to this Section 1.4.

1.5     CorpBanca Common Stock. Each share of CorpBanca Common Stock issued and outstanding immediately prior to the Chilean Effective Time shall remain an issued and outstanding share of CorpBanca Common Stock and shall not be affected by the Chilean Merger.

1.6     Colombian Acquisition.

(a)     As promptly as practicable (i) after the Chilean Effective Time, the Parties shall take all actions set forth in Part A of Schedule 1.3(b) to effect the Colombian Acquisition and (ii) after the approval of the Colombian Acquisition by the SFC, the Parties shall consummate the Colombian Acquisition.

(b)     At the closing of the Colombian Acquisition (the “Colombian Acquisition Closing”), Itaú Parent shall cause its Affiliates to sell and transfer, free and clear of any and all Liens, to (i) CorpBanca, and CorpBanca shall purchase and acquire from such Affiliates of Itaú Parent, 94% of all of the outstanding shares of Itaú Colombia capital stock (the “Itaú Colombia Shares”) and (ii) four wholly-owned Subsidiaries of CorpBanca, and each such wholly-owned Subsidiary shall purchase and acquire from such Affiliates of Itaú Parent 1.5% of all the outstanding Itaú Colombia Shares, for an aggregate purchase price (for 100% of such shares) equal to the book value of Itaú Colombia based on the most recent month-end financial statements of Itaú Colombia submitted to the Regulatory Authorities prior to the Colombian Acquisition Closing, calculated in accordance with Colombian GAAP (the “Colombian Purchase Price”).

(c)     At the Colombian Acquisition Closing, Itaú Parent shall deliver or cause to be delivered to CorpBanca:

(i)      one or more certificates representing all of the Itaú Colombia Shares, free and clear of any Liens, duly endorsed in the name of CorpBanca or its wholly-owned Subsidiaries accompanied by a letter addressed to the legal representative of Itaú Colombia to serve as instrument of transfer duly executed; and

(ii)     a receipt for the payment made by CorpBanca and/or its wholly-owned Subsidiaries to Itaú Parent (or its designated Affiliates) for the Colombian Purchase Price on the Colombian Acquisition Closing.

(d)     At the Colombian Acquisition Closing, CorpBanca shall deliver or cause to be delivered to Itaú Parent:

(i)      the Colombian Purchase Price by wire transfer in immediately available funds to the bank account indicated by Itaú Parent (or its designated Affiliates) to CorpBanca in writing two Business Days prior to the Colombian Acquisition Closing; and

(ii)     confirmation that the share certificates in respect of the Itaú Colombia Shares have been duly delivered.

(e)     The Shareholders Agreement shall not apply to or with respect to CorpBanca Colombia and its Subsidiaries until such time as the CorpBanca Colombia Shareholders Agreement has been terminated pursuant to Section 7.1 thereof.

(f)     With respect to the directors of CorpBanca Colombia designated by CorpBanca, CorpBanca shall designate two directors nominated by Corp Group Parent.

(g)     The bylaws of Itaú Colombia will be amended to the extent necessary to comply with Chilean legal and regulatory requirements for foreign subsidiaries.

(h)     Following the Chilean Effective Time, Corp Group Parent shall, subject to receipt of any approvals from Governmental Authorities required under applicable Law, sell its shares of CorpBanca Colombia to CorpBanca pursuant to Section 1.2(d) on the dates and in the amounts described in
Schedule 1.6(d).

(i)     Notwithstanding anything to the contrary in this Agreement, if each of the minority shareholders of CorpBanca Colombia identified in Schedule 1.6 shall have executed and delivered the Consent and Agreement in the form of Exhibit 2 hereto within 30 days after the date hereof, CorpGroup Parent and Itaú Parent shall effect the Colombian Merger in lieu of the Colombian Acquisition, in which case, (x) the Colombian Acquisition shall not occur and the Colombian Merger shall occur as promptly as reasonably practicable after the Chilean Effective Time subject to Section 1.3(b) and (y) CorpGroup Parent and Itaú Parent shall cause CorpBanca Colombia and Itaú Colombia to use reasonable best efforts to take such actions as are necessary to effect the Colombian Merger.

1.7     Conversion of Itaú Colombia Common Stock. If the Colombian Merger occurs, at the Colombian Effective Time, subject to Section 1.6, by virtue of the Colombian Merger and without any action on the part of the Parties or the holder of any of the following securities:

(a)     Each share of Itaú Colombia Common Stock that is Outstanding immediately prior to the Colombian Effective Time shall be converted into the right to receive the number of shares of CorpBanca Colombia Common Stock equal to the Colombian Exchange Ratio; provided that the Itaú Colombia Common Stock Holders shall be deemed shareholders of CorpBanca Colombia upon the consummation of the Colombian Transaction. Each shares of CorpBanca Colombia issued and outstanding immediately prior to the Colombian Effective Time shall remain an issued and outstanding share of CorpBanca Colombia Common Stock and shall not be affected by the Colombian Merger.

(b)     All shares of Itaú Colombia Common Stock converted pursuant to this Section 1.5 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Colombian Effective Time, and each certificate previously representing any such shares of Itaú Colombia Common Stock (the “Old Colombian Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive a certificate representing the number of whole shares of CorpBanca Colombia Common Stock into which the shares of Itaú Colombia Common Stock represented by such Old Colombian Certificate have been converted pursuant to this Section 1.7.

1.8     Adjustments.

(a)     If, following the date of this Agreement and prior to the Chilean Effective Time, the Outstanding shares of Itaú Chile Common Stock or CorpBanca Common Stock shall have, except as provided herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a capital increase, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Chilean Exchange Ratio and other amounts set forth in Article I calculated based on the number of outstanding shares of Itaú Chile Common Stock or CorpBanca Common Stock.

(b)     If, following the date of this Agreement and prior to the Colombian Acquisition or the Colombian Effective Time, the Outstanding shares of Itaú Colombia Common Stock or CorpBanca Colombia Common Stock shall have, except as provided herein, been increased, decreased, changed into or exchanged (including for the avoidance of doubt as a result of the CorpBanca Colombia-Helm Merger) for a different number or kind of shares or securities as a result of a capital increase, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Colombian Exchange Ratio and other and other amounts set forth in Article I calculated based on the number of outstanding shares of Itaú Colombia Common Stock or CorpBanca Colombia Common Stock.

ARTICLE 2

EXCHANGE OF SHARES

2.1     Chilean Exchange Procedures.

(a)     At or prior to the Chilean Effective Time, CorpBanca shall set aside or cause to be set aside, separately and for the benefit of the holders of Old Chilean Certificates, for exchange in accordance with Article 1 and this Article 2, (i) certificates or evidence of shares in book entry form representing CorpBanca Common Stock (collectively, “New Chilean Certificates”) and (ii) any dividends or distributions with respect thereto, in all cases to be paid pursuant to Article 1 and this Article 2 in exchange for Outstanding shares of Itaú Chile Common Stock.

(b)     The Subsidiaries of Itaú Chile in which Itaú Chile is a direct shareholder (the “Direct Subsidiaries”) shall (i) issue and deliver certificates or evidence of shares in book entry form representing Direct Subsidiaries common stock in the name of CorpBanca in a number that is equal to the common stock held by Itaú Chile in such Direct Subsidiaries immediately before the Chilean Effective Time (collectively, “New Direct Subsidiaries Certificates”) and (ii) register in the stock ledger of the relevant Direct Subsidiaries CorpBanca in lieu of Itaú Chile as holder of the New Direct Subsidiaries Certificates.

2.2     Colombian Exchange Procedures.

(a)     If the Colombian Merger occurs, at the Colombian Effective Time, CorpBanca Colombia shall issue, for the benefit of the holders of Itaú Colombia Common Stock, without being subject to any preemptive rights, for exchange in accordance with Article 1 and this Article 2, certificates or evidence of shares in book entry form representing CorpBanca Colombia Common Stock (collectively, “New Colombian Certificates”) in an amount sufficient to meet the Colombian Exchange Ratio. The CorpBanca Colombia Common Stock to be issued in connection with the Colombian Merger shall only be issued to the holders of Itaú Colombia Common Stock at the Colombian Effective Time.

(b)     CorpBanca Colombia shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Itaú Colombia Common Stock Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by CorpBanca Colombia, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Itaú Colombia Common Stock Holder in respect of which such deduction and withholding was made by CorpBanca Colombia.

2.3     Independent Valuation. If the Colombian Merger is to be effected pursuant to Section 1.6(i), prior to the filing of the Colombian Merger approval request with the SFC pursuant to Section 2.4 of Part B of Schedule 1.3(b), in the terms of Article 62 of the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero or “EOSF”), Itaú Colombia and CorpBanca Colombia shall engage, and share equally the cost of, an internationally recognized investment bank with experience in the valuation of financial entities which independency and adequacy credentials shall have been previously approved by the SFC (an “Independent Appraiser”) to provide an independent valuation of each of Itaú Colombia and CorpBanca Colombia. The engagement shall provide (i) for a 60-day term to prepare the valuation report and deliver the valuation results to the board of directors of each of the Itaú Colombia and CorpBanca Colombia and (ii) that the valuation shall be performed using internationally accepted valuation methodologies for financial entities. The Parties undertake to vote in favor, or to cause their respective Affiliates to vote in favor, as applicable, of the Colombian Exchange Ratio, regardless of the exchange ratio obtained by the Independent Appraiser pursuant to this Section 2.3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of CorpBanca and CorpBanca Colombia. Subject to and giving effect to Sections 3.5 and 7.4 and except as set forth in Corp Group Parent’s Disclosure Letter, CorpBanca hereby represents and warrants to the Itaú Parties with respect to itself and CorpBanca Colombia that:

(a) Organization, Standing, and Power; Subsidiaries.

(i)      It and each of its Subsidiaries is duly organized and validly existing under the Laws of the jurisdiction in which it is organized.

(ii)     It and each of its Subsidiaries has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It and each of its Subsidiaries is duly qualified or licensed to do business in each of the jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. It has made available to the other Party a complete and correct copy of its Organizational Documents, each as amended to the date of this Agreement and as in full force and effect as of the date of this Agreement. A true and complete list of its direct and indirect Subsidiaries, and the ownership interest of it in each Subsidiary as of the date of this Agreement is set forth in Section 3.1(a) of its Disclosure Letter. Other than its Subsidiaries as set forth in Section 3.1(a) of its Disclosure Letter, investments made in the ordinary course of business and other than in a fiduciary capacity on behalf of its customers, it does not, directly or indirectly, beneficially own any equity interests in a partnership or joint venture of any kind.

(b)     Authority; No Breach of Agreement.

(i)     It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Chilean Merger, the Colombian Acquisition and the Colombian Merger, by it have been duly and validly authorized by all necessary corporate action, subject only to the Chilean Transaction Steps and the Colombian Transaction Steps including the approval of (A) the Chilean Merger by the holders of two-thirds of the Outstanding shares of CorpBanca Common Stock and the Capital Raise by a majority of the Outstanding shares of CorpBanca Common Stock, in the case of CorpBanca (the “CorpBanca Shareholder Approval”), (B) the Colombian Merger by the holders of a number of Outstanding shares of CorpBanca Colombia Common Stock that represents a Supermajority Consent at the time of such approval (and by the holders of 70% of the preferred stock of CorpBanca Colombia, if there is any preferred stock of CorpBanca Colombia outstanding at the time of such approval), in the case of CorpBanca Colombia (the “CorpBanca Colombia Shareholder Approval”), and (C) the other approvals set forth in Section 3.1(b)(i) of its Disclosure Letter. Subject to receipt of the CorpBanca Shareholder Approval and the CorpBanca Colombian Shareholder Approval and the other approvals set forth in Section 3.1(b)(i) of its Disclosure Letter and assuming due authorization, execution and delivery of this Agreement by each of the Itaú Parties, this Agreement represents a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)    The execution, delivery and performance of this Agreement by it, the consummation by it of the Transactions and compliance by it with the provisions hereof will not (A) conflict with or result in a breach or violation of any provision of its Organizational Documents or the Organizational Documents of any of its Subsidiaries, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of any Lien (with or without the giving of notice, the lapse of time or both) on any asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or any change in its rights or obligations under any Contract or (C) subject to receipt of the Required Regulatory Consents and the expiration or termination of any waiting period required by Law, violate any Law, Order or Permit applicable to it or its Subsidiaries or any of their respective assets.

(iii)   Other than as set forth in Section 3.1(b)(iii) of its Disclosure Letter (collectively, the “CorpBanca Regulatory Consents”), no notice to, application or filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it or any of its Subsidiaries of the Transactions.

(c)     Capital Stock.

(i)     Its authorized capital stock, including all of its Outstanding shares of capital stock, is set forth in Section 3.1(c)(i) of its Disclosure Letter. Except as set forth in Section 3.1(c)(i) of its Disclosure Letter, there are no Outstanding shares of its capital stock or other equity securities, and there are no Outstanding Rights relating to its capital stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any of its securities. All of its Outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. None of its Outstanding shares has been issued in violation of any preemptive or similar rights of its current or past shareholders. As of the date of this Agreement, it has no contractual obligation to redeem, repurchase or otherwise acquire or to register with any securities regulator, any shares of its capital stock or the capital stock of any of its Subsidiaries. Section 3.1(c)(i) of its Disclosure Letter also sets forth for each Outstanding Right (not contained in the respective Organizational Documents), relating to its capital stock, if any, the date of the grant, the expiration date, the number of shares of capital stock subject to such Right and the exercise price per share, as applicable.

(ii)     The authorized capital stock of each of its Subsidiaries, including all of their Outstanding shares of capital stock, is set forth in Section 3.1(c)(ii) of its Disclosure Letter. Except as set forth in Section 3.1(c)(ii) of its Disclosure Letter, there are no Outstanding shares of capital stock or other equity securities of any of its Subsidiaries, and there are no Outstanding Rights relating to the capital stock of any of its Subsidiaries, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of any of its Subsidiaries. All the Outstanding shares of capital stock of each of its Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable (except, with respect to bank Subsidiaries, as provided under applicable Law) and are owned by it or a Subsidiary of it free and clear of all Liens or Rights, and CorpBanca or one of its Subsidiaries has good and valid title to such shares of capital stock. None of the Outstanding shares of capital stock of its Subsidiaries has been issued in violation of any preemptive or similar rights of its current or past shareholders. As of the date of this Agreement, its Subsidiaries have no contractual obligation to redeem, repurchase or otherwise acquire or to register with any securities regulator, any shares of their capital stock or the capital stock of any of their Subsidiaries. Section 3.1(c)(ii) of its Disclosure Letter also sets forth for each Outstanding Right (not contained in the respective Organizational Documents), relating to the capital stock of its Subsidiaries, if any, the date of the grant, the expiration date, the number of shares of capital stock subject to such Right and the exercise price per share, as applicable.

(d) Financial Statements; Undisclosed Liabilities.

(i)      CorpBanca’s audited consolidated financial statements as of, and for the years ending on, December 31, 2011 and 2012 and its unaudited consolidated financial statements as of, and for the nine-month period ending on, September 30, 2013 (including, in each case, any related notes thereto) (the “CorpBanca Financial Statements”) that have been made available to Itaú Parties have been prepared in accordance with IFRS and regulatory accounting guidelines passed by the Chilean Superintendency of Banks. The CorpBanca Financial Statements present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of CorpBanca and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except, in the case of CorpBanca’s unaudited financial statements, for normal year-end adjustments and the absence of footnotes).

(ii)    Since September 30, 2013, none of CorpBanca or its Subsidiaries have incurred (A) any liability or obligation, in each case of the type that would be required to be disclosed on a consolidated balance sheet of CorpBanca and its Subsidiaries prepared in accordance with IFRS or (B) to CorpBanca’s knowledge, any liability not required to be so disclosed which would reasonably be expected to have a Material Adverse Effect, except (i) liabilities or obligations reflected or reserved against in CorpBanca’s balance sheet as of September 30, 2013 (or the notes thereto) included in the CorpBanca Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2013 or (iii) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.1(k) (or not required to be so disclosed).

(iii)   CorpBanca Colombia’s audited consolidated financial statements as of, and for the years ending on, December 31, 2011 and 2012 and its unaudited consolidated financial statements as of, and for the nine-month period ending on, September 30, 2013 (including in each case, any related notes thereto) (the “CorpBanca Colombia Financial Statements”) that have been made available to Itaú Parties have been prepared in accordance with Colombian GAAP. The CorpBanca Colombia Financial Statements present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of CorpBanca Colombia and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except, in the case of CorpBanca Colombia’s unaudited financial statements, for normal year-end adjustments and the absence of footnotes).

(iv)   Since September 30, 2013, none of CorpBanca Colombia or its Subsidiaries have incurred (A) any liability or obligation, in each case of the type that would be required to be disclosed on a consolidated balance sheet of CorpBanca Colombia and its Subsidiaries prepared in accordance with Colombian GAAP or (B) to CorpBanca’s knowledge, any liability not required to be so disclosed which would reasonably be expected to have a Material Adverse Effect, except (i) liabilities or obligations reflected or reserved against in the CorpBanca Colombia’s balance sheet as of September 30, 2013 (or the notes thereto) included in the CorpBanca Colombia Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2013 or (iii) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.1(l) (or not required to be so disclosed).

(v)    The minutes of the meetings of the Board of Directors of CorpBanca and CorpBanca Colombia since January 1, 2011 and the minutes of the meetings of the Board committees of CorpBanca and CorpBanca Colombia since January 1, 2011 have in all material respects been maintained in accordance with applicable requirements of Law. It maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to its and its Subsidiaries’ business. Since January 1, 2011, it has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and it has not experienced or effected any material change in internal control over financial reporting.

(vi)     CorpBanca Colombia and Helm Bank are in compliance, and have at all times since January 1, 2011 complied, with the “minimum capital amounts” (montos de capital mínimo) required under Article 80 of the EOSF and Title I Chapter I of Decree 2555 of 2010, as amended from time to time.

(e)     Absence of Certain Changes or Events. Since September 30, 2013, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, (ii) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it and (iii) it and its Subsidiaries have not taken action that, if it had been taken after the date of this Agreement, would have required the prior written Consent of the other Party under Section 4.2.

(f)     Tax Matters. All Tax Returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. All Taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income in accordance with IFRS (in the case of CorpBanca), Colombian GAAP (in the case of CorpBanca Colombia, Corpbanca Trust, Corpbanca Investment, Helm Bank, Helm Insurance, Helm Stockbroker, Helm Trust), or corresponding accounting principles (including those passed by the Chilean Superintendency of Banks) and standards pursuant to applicable Law and practice of its jurisdiction (in the case of Helm Bank Panamá, Helm Bank Cayman and Helm Securities Panamá) and no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of it or its Subsidiaries. No audit assessment, dispute or claim concerning any material Tax liability is being conducted, is pending or has been threatened in writing by any Governmental Authority. There are no material Liens for Taxes upon the assets of it or its Subsidiaries, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with IFRS (in the case of CorpBanca) or Colombian GAAP (in the case of CorpBanca Colombia, Corpbanca Trust, Corpbanca Investment, Helm Bank, Helm Insurance, Helm Stockbroker, Helm Trust), or corresponding accounting principles (including those passed by the Chilean Superintendency of Banks) and standards pursuant to applicable Law and practice of its jurisdiction (in the case of Helm Bank Panamá, Helm Bank Cayman and Helm Securities Panamá), have been established. All material Liens for Taxes that are being contested in good faith by appropriate proceedings have been appropriately disclosed to Itaú Parties. Neither it nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is CorpBanca (in the case of CorpBanca) or CorpBanca Colombia (in the case of CorpBanca Colombia)) filing a joint, combined, unitary or consolidated Tax Return or (ii) has any material liability for Taxes of any other Person arising from the application of any provision of federal state, local or foreign Law that imposes joint or several liability on members of a consolidated or affiliated group, or as a transferee or successor, by contract, or otherwise. Neither it nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has any obligation to any Person (other than it or one of its Subsidiaries) with respect to Taxes. All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to it and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority. Neither it nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax, which waiver or extension is still in effect.

(g)     Certain Actions. Neither it nor any of its Subsidiaries or any Affiliates thereof has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to materially impede or materially delay receipt of any Required Regulatory Consents. To its knowledge, as of the date of this Agreement, there exists no fact, circumstance or reason that would cause any Required Regulatory Consents not to be received in a timely manner.

(h)     Compliance with Permits, Laws and Orders.

(i)      It and each of its Subsidiaries has in effect, and have at all times since January 1, 2011 held in effect, all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it and each of its Subsidiaries to own, lease or operate its material assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith), and no Default has occurred and is continuing under any Permit applicable to its business or employees conducting its business.

(ii)     Neither it nor any of its Subsidiaries is or has been since January 1, 2011 in Default under any Laws or Orders applicable to it or any of its Subsidiaries, its or any of its Subsidiaries’ business or employees conducting its or any of its Subsidiaries’ business, including any applicable personal or financial data protection, bank secrecy, discriminatory lending, anti-money laundering and sanctions Laws and Environmental Laws.

(iii)    Since January 1, 2011, neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is in Default under any Permits, Laws or Orders, (B) threatening to revoke any Permits or (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, written supervisory or other agreement, consent decree, directive, commitment or memorandum of understanding or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, and neither it nor any of its Subsidiaries has received any notice from a Governmental Authority that it is considering issuing or requiring any of the foregoing.

(iv)    There (A) is no unresolved violation by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of it or any of its Subsidiaries and (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2010.

(v)     It and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, fiduciario, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of it or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account.

(vi)    None of it or its Subsidiaries has, directly or indirectly, (i) used any funds of it or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of it or any of its Subsidiaries, (iii) established or maintained any unlawful fund of monies or other assets of it or any of its Subsidiaries or (iv) made any unlawful bribe or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, in each case to obtain favorable treatment in securing business, to obtain special concessions for it or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for it or any of its Subsidiaries.

(vii)   SARLAFT. CorpBanca Colombia and each of its Subsidiaries has established a comprehensive anti-money laundering program (Sistema de Administración del Riesgo de Lavado de Activos y Financiación del Terrorismo or “Sarlaft”) that complies with applicable Law.

(i)     Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it or any of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a labor union or labor organization or engaging in any other organization activity. It and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the employment of its employees, including applicable Laws relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, fringe benefits, severance, interest on severance, legal service bonuses, and all other fringe benefits, all surcharges and benefits, work or leaves on Sundays and holidays, all extralegal bonuses of any type and nature, travel allowances, the impact of the travelling allowances in the salary, legal salary discounts, monthly legal direct pension payments, data privacy, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing and, to its knowledge, neither it nor its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(j)     Compensation and Benefit Plans.

(i)      Except for the Compensation and Benefit Plans listed in Section 3.1(j) of its Disclosure Letter, there are no other Compensation and Benefit Plans (funded or otherwise).

(ii)     Each Compensation and Benefit Plan is maintained, operated and administered by it in accordance with applicable Laws and with the terms of such Compensation and Benefit Plan (including the making of any required contributions). It is not in default under or in violation of any of its respective Compensation and Benefit Plans.

(iii)    Except pursuant to a Compensation and Benefit Plan set forth in Section 3.1(j) of its Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions shall: (i) entitle any of its or any of its Subsidiaries’ current or former employees to severance pay or benefits or any increase in severance pay or benefits under a Compensation and Benefit Plan upon any termination of employment or service, in each case, in excess of legally required severance payments or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Compensation and Benefit Plans to any of its or any of its Subsidiaries’ current or former employees.

(k)     Material Contracts.

(i)      Except for Contracts set forth in Section 3.1(k) of its Disclosure Letter, as of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, trade payables and Contracts relating to borrowings, deposit-takings or guarantees made in the ordinary course of business consistent with past practice), (B) any Contract containing a non-compete or client or customer non-solicit requirement or any other provisions that limit the ability of it or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) or which requires referrals of business or requires it or any of its Affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (C) any Contract with respect to the employment of any directors, executive officers or employees, or with any consultants that are natural Persons involving the payment of U.S.$500,000 or more per annum, (D) any Contract which, upon the execution or delivery of this Agreement or consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (including severance payment) becoming due from it or any of its Subsidiaries, (E) any Contract that could reasonably be expected to prohibit, delay or materially impair the consummation of any of the Transactions, (F) any Contract (or group of Contracts with the same party (or its Affiliates) involving similar transactions) that involves expenditures or receipts by it or any of its Subsidiaries in excess of U.S.$5,000,000 per year not entered into in the ordinary course of business consistent with past practice, (G) any Contract with an Affiliate, (H) any Contract that grants any right of first refusal, right of first offer or similar right with respect to the sale or other transfer of any material assets, rights or properties of it or its Subsidiaries or (I) any Contract with any Governmental Authority (other than routine or customary Contracts with any self-regulatory body). With respect to each of its Contracts required to be disclosed in its Disclosure Letter pursuant to this Section 3.1(k)(i): (w) each such Contract is in full force and effect; (x) neither it nor any of its Subsidiaries is in Default thereunder; (y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to its knowledge, in Default thereunder in any material respect.

(ii)     All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against it or its Subsidiaries and, to its knowledge, the applicable counterparties thereto, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither it nor any of its Subsidiaries, nor to its knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.

(l)     Legal Proceedings. There is no Litigation pending or, to its knowledge, threatened against it or any of its Subsidiaries, or against any asset, interest or right of any of them, and there are no Orders of any Governmental Authority or arbitrators outstanding, or, to its knowledge, threatened, against it or any of its Subsidiaries.

(m)     Reports. Since January 1, 2011, or the date of organization if later, it and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including the Chilean Superintendency of Banks, the Superintendency of Securities and Insurance, the Chilean Central Bank and the Unidad de Análisis Financiero (in the case of CorpBanca) and SFC, Colombian Central Bank, the Unidad de Información y Análisis Financiero, and the SEC (in the case of CorpBanca Colombia), and it and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(n)     Investment Securities and Commodities.

(i)      Each of it and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of it or its Subsidiaries.

(ii)     It and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that it believes are prudent and reasonable in the context of such businesses.

(o)     Intellectual Property.

(i)      It and its Subsidiaries own, are licensed or otherwise have the right to use all Intellectual Property that is used by it and its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens.

(ii)     To its knowledge, it and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third Person since January 1, 2011, and the use of any third Person Intellectual Property is in accordance with any applicable Contract pursuant to which it or its Subsidiaries acquired the right to use such Intellectual Property. There is no claim pending or, to its knowledge, threatened against it or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Intellectual Property owned by it or its Subsidiaries.

(iii)    To its knowledge, no third Person has infringed, misappropriated or otherwise violated it or its Subsidiaries’ Intellectual Property rights. There are no claims pending or threatened by it or its Subsidiaries that (A) a third Person infringed or otherwise violated any of their Intellectual Property rights or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(iv)     It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned by them.

(v)      Except as set forth in Section 3.1(o)(v) of its Disclosure Letter, it and its Subsidiaries have and will have until the date required pursuant to applicable Law (and in any case at least until the Chilean Effective Time), all Intellectual Property rights required for the rightful use of all trademarks and names currently used in carrying out their businesses.

(vi)     CorpBanca owns all right, title and interest, free and clear of any Liens, in and to the trademarks (including the “CorpBanca” name) set forth in Section 3.1(o)(vi) of its Disclosure Letter.

(p)     Extensions of Credit.

(i)      Each loan, revolving credit facility, account and note receivable, borrowing arrangement (including leases, guarantees and interest-bearing assets), letter of credit or other extension of credit or commitment to extend credit (each a “CorpBanca Extension of Credit”) made or entered into by it or any of its Subsidiaries (i) is evidenced in all material respects by such documentation as is customary for the industry in which it and its Subsidiaries operate, (ii) to the extent carried on the books and records of it and its Subsidiaries as secured, has been secured by valid Liens and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)     Each outstanding CorpBanca Extension of Credit has been solicited and originated and is administered and the relevant files are being maintained, in all material respects, in accordance with the relevant loan documents, its underwriting standards and applicable Law.

(iii)    All data processing systems used by it and/or any of its Subsidiaries with respect to any CorpBanca Extension of Credit are sufficient to provide reasonable assurances that information pertaining to the CorpBanca Extension of Credit is recorded accurately. All data processing systems comply in all material respects with all applicable Laws, rules, regulations, orders and judgments governing CorpBanca Extension of Credit origination and servicing and the storage, disclosure, revelation to Governmental Authorities and disposal of information pertaining to obligors and any other individuals.

(iv)    For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such CorpBanca Extensions of Credit are ultimately collectible.

(q)     Certain Loan Matters.

(i)      Section 3.1(q) of its Disclosure Letter sets forth a list of all CorpBanca Extensions of Credit by it or any of its Subsidiaries to any of its directors, executive officers, principal shareholders and their related persons (personas relacionadas) (as such terms are defined in the Chilean Companies Law and Chilean Securities Law, as the case may be).

(ii)     There are no CorpBanca Extensions of Credit to any of its employees, officers, directors or other of its Affiliates made in breach of the Chilean Banking Law or on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.

(r)     Properties. It or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in its latest audited balance sheet included in the Financial Statements as being owned by it or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens (except for Permitted Liens) and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms or been legally terminated by it or one of its Subsidiaries since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to its knowledge, the lessor. There are no pending or, to its knowledge, threatened condemnation proceedings against such owned properties and leasehold estates.

(s)     Brokers and Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. (in each case pursuant to engagement letters which have been set forth in Section 3.1(s) of its Disclosure Letter), neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the Transactions. It has disclosed to the Itaú Parties as of the date hereof the aggregate fees provided for in connection with the engagements of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. related to this Agreement or the transactions contemplated hereby.

(t)     Opinion of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of CorpBanca has received separate opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co., each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Chilean Exchange Ratio is fair, from a financial point of view, to CorpBanca. Such opinions have not been amended or rescinded prior to the execution of this Agreement.

(u)     Insurance. It and its Subsidiaries are insured against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All such policies are in full force and effect; none of it or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

(v)     Related Party Transactions. Except as set forth in Section 3.1(v) of its Disclosure Letter, there are no existing transactions or series of related transactions, or Contracts between it or any of its Subsidiaries, on the one hand, and any of its or its Subsidiaries’ current directors or officers (or other Persons who in the 18-month period prior to the date of this Agreement were directors or officers), any Person who beneficially owns, directly or indirectly, 5% or more of its Outstanding shares of common stock or any Affiliate (other than it and its Subsidiaries) of such director, officer or Person, on the other hand, except those of a type available to its employees generally.

3.2     Representations and Warranties of Itaú Chile and Itaú Colombia. Subject to and giving effect to Sections 3.5 and 7.4 and except as set forth in Itaú’s Disclosure Letter, each of Itaú Chile and Itaú Parent hereby represents and warrants to the Corp Group Parties with respect to itself and Itaú Colombia, respectively, that:

(a)     Organization, Standing, and Power; Subsidiaries.

(i)      It and each of its Subsidiaries is duly organized and validly existing under the Laws of the jurisdiction in which it is organized.

(ii)     It and each of its Subsidiaries has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It and each of its Subsidiaries is duly qualified or licensed to do business in each of the jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. It has made available to the other Party a complete and correct copy of its Organizational Documents, each as amended to the date of this Agreement and as in full force and effect as of the date of this Agreement. A true and complete list of its direct and indirect Subsidiaries, and the ownership interest of it in each Subsidiary as of the date of this Agreement is set forth in Section 3.2(a) of its Disclosure Letter. Other than its Subsidiaries as set forth in Section 3.2(a) of its Disclosure Letter, investments made in the ordinary course of business and other than in a fiduciary capacity on behalf of its customers, it does not, directly or indirectly, beneficially own any equity interests in a partnership or joint venture of any kind.

(b)     Authority; No Breach of Agreement.

(i)      It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Chilean Merger, the Colombian Acquisition and the Colombian Merger, by it have been duly and validly authorized by all necessary corporate action, subject only to the Chilean Transaction Steps and the Colombian Transaction Steps including the approval of (A) the Chilean Merger by the holders of two-thirds of the Outstanding shares of Itaú Chile Common Stock and the Capital Raise by a majority of the Outstanding shares of Itaú Chile Common Stock, in the case of Itaú Chile (the “Itaú Chile Shareholder Approval”), (B) the Colombian Merger by the holders of a number of the Outstanding shares of Itaú Colombia Common Stock that represents a majority (plus one share) of the Outstanding shares of Itaú Colombia Common Stock at the time of such approval, in the case of Itaú Colombia (the “Itaú Colombia Shareholder Approval”), and (C) the other approvals set forth in Section 3.2(b)(i) of its Disclosure Letter. Subject to receipt of the Itaú Chile Shareholder Approval and the Itaú Colombia Shareholder Approval and the other approvals set forth in Section 3.2(b)(i) of its Disclosure Letter and assuming due authorization, execution and delivery of this Agreement by each of the Corp Group Parties, this Agreement represents a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)     The execution, delivery and performance of this Agreement by it, the consummation by it of the Transactions and compliance by it with the provisions hereof will not (A) conflict with or result in a breach or violation of any provision of its Organizational Documents or the Organizational Documents of any of its Subsidiaries, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of any Lien (with or without the giving of notice, the lapse of time or both) on any asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or any change in its rights or obligations under any Contract or (C) subject to receipt of the Required Regulatory Consents and the expiration or termination of any waiting period required by Law, violate any Law, Order or Permit applicable to it or its Subsidiaries or any of their respective assets.

(iii)    Other than as set forth in Section 3.2(b)(iii) of its Disclosure Letter (collectively, the “Itaú Bank Regulatory Consents”), no notice to, application or filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it or any of its Subsidiaries of the Transactions.

(c)     Capital Stock.

(i)      Its authorized capital stock, including all of its Outstanding shares of capital stock, is set forth in Section 3.2(c)(i) of its Disclosure Letter. Except as set forth in Section 3.2(c)(i) of its Disclosure Letter, there are no Outstanding shares of its capital stock or other equity securities, and there are no Outstanding Rights relating to its capital stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any of its securities. All of its Outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. None of its Outstanding shares has been issued in violation of any preemptive or similar rights of its current or past shareholders. As of the date of this Agreement, it has no contractual obligation to redeem, repurchase or otherwise acquire or to register with any securities regulator, any shares of its capital stock or the capital stock of any of its Subsidiaries. Section 3.2(c)(i) of its Disclosure Letter also sets forth for each Outstanding Right (not contained in the respective Organizational Documents), relating to its capital stock, if any, the date of the grant, the expiration date, the number of shares of capital stock subject to such Right and the exercise price per share, as applicable.

(ii)     The authorized capital stock of each of its Subsidiaries, including all of their Outstanding shares of capital stock, is set forth in Section 3.2(c)(ii) of its Disclosure Letter. Except as set forth in Section 3.2(c)(ii) of its Disclosure Letter, there are no Outstanding shares of capital stock or other equity securities of any of its Subsidiaries, and there are no Outstanding Rights relating to the capital stock of any of its Subsidiaries, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of any of its Subsidiaries. All the Outstanding shares of capital stock of each of its Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable (except, with respect to bank Subsidiaries, as provided under applicable Law) and are owned by it or a Subsidiary of it free and clear of all Liens or Rights, and Itaú Chile or one of its Subsidiaries has good and valid title to such shares of capital stock. None of the Outstanding shares of capital stock of its Subsidiaries has been issued in violation of any preemptive or similar rights of its current or past shareholders. As of the date of this Agreement, its Subsidiaries have no contractual obligation to redeem, repurchase or otherwise acquire or to register with any securities regulator, any shares of their capital stock or the capital stock of any of their Subsidiaries. Section 3.2(c)(ii) of its Disclosure Letter also sets forth for each Outstanding Right (not contained in the respective Organizational Documents), relating to the capital stock of its Subsidiaries, if any, the date of the grant, the expiration date, the number of shares of capital stock subject to such Right and the exercise price per share, as applicable.

(d)     Financial Statements; Undisclosed Liabilities.

(i)      Itaú Chile’s audited consolidated financial statements as of, and for the years ending on, December 31, 2011 and 2012 and its unaudited consolidated financial statements as of, and for the nine-month period ending on, September 30, 2013 (including, in each case, any related notes thereto) (the “Itaú Chile Financial Statements”) that have been made available to Corp Group Parties have been prepared in accordance with IFRS and regulatory accounting guidelines passed by the Chilean Superintendency of Banks. The Itaú Chile Financial Statements present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Itaú Chile and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except, in the case of Itaú Chile’s unaudited financial statements, for normal year-end adjustments and the absence of footnotes).

(ii)     Since September 30, 2013, none of Itaú Chile or its Subsidiaries have incurred (A) any liability or obligation, in each case of the type that would be required to be disclosed on a consolidated balance sheet of Itaú Chile and its Subsidiaries prepared in accordance with IFRS or (B) to Itaú Chile’s knowledge, any liability not required to be so disclosed which would reasonably be expected to have a Material Adverse Effect, except (i) liabilities or obligations reflected or reserved against in Itaú Chile’s balance sheet as of September 30, 2013 (or the notes thereto) included in the Itaú Chile Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2013 or (iii) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.2(k) (or not required to be so disclosed).

(iii)    Itaú Colombia’s audited consolidated financial statements as of, and for the year ending on, December 31, 2012 and its unaudited consolidated financial statements as of, and for the nine-month period ending on, September 30, 2013 (including in each case, any related notes thereto) (the “Itaú Colombia Financial Statements”) that have been made available to Corp Group Parties have been prepared in accordance with Colombian GAAP. The Itaú Colombia Financial Statements present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Itaú Colombia and its consolidated Subsidiaries as of the dates and for the periods indicated therein (except, in the case of Itaú Colombia’s unaudited financial statements, for normal year-end adjustments and the absence of footnotes).

(iv)     Since September 30, 2013, none of Itaú Colombia or its Subsidiaries have incurred (A) any liability or obligation, in each case of the type that would be required to be disclosed on a consolidated balance sheet of Itaú Colombia and its Subsidiaries prepared in accordance with Colombian GAAP or (B) to Itaú Parent’s knowledge, any liability not required to be so disclosed which would reasonably be expected to have a Material Adverse Effect, except (i) liabilities or obligations reflected or reserved against in the Itaú Colombia’s balance sheet as of September 30, 2013 (or the notes thereto) included in the Itaú Colombia Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2013 or (iii) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.2(l) (or not required to be so disclosed).

(v)      The minutes of meetings of the Board of Directors of Itaú Chile and Itaú Colombia since January 1, 2011 (or, in the case of Itaú Colombia, since its incorporation) and the minutes of the meetings of the Board committees of Itaú Chile and Itaú Colombia since January 1, 2011 (or, in the case of Itaú Colombia, since its incorporation) have in all material respects been maintained in accordance with applicable requirements of Law. It maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to its and its Subsidiaries’ business. Since January 1, 2011, it has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting and it has not experienced or effected any material change in internal control over financial reporting.

(vi)     Itaú Chile and Itaú Colombia are in compliance, and have at all times since January 1, 2011 complied, to the extent applicable to such entities, with the minimum capital amounts and net worth (patrimonio) as set forth in Articles 50 and 51 of the Chilean Banking Law (in the case of Itaú Chile) and the “minimum capital amounts” (montos de capital mínimo) required under Article 80 of the EOSF and Title I Chapter I of Decree 2555 of 2010 (in the case of Itaú Colombia), each as amended from time to time.

(e)     Absence of Certain Changes or Events. Since September 30, 2013, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses, (ii) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it and (iii) it and its Subsidiaries have not taken action that, if it had been taken after the date of this Agreement, would have required the prior written Consent of the other Party under Section 4.2.

(f)     Tax Matters. All Tax Returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. All Taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income in accordance with IFRS (in the case of Itaú Chile), Colombian GAAP (in the case of Itaú Colombia and its Subsidiaries), or corresponding accounting principles (including those passed by the Chilean Superintendency of Banks) and standards pursuant to applicable Law and practice of its jurisdiction and no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of it or its Subsidiaries. No audit assessment, dispute or claim concerning any material Tax liability is being conducted, is pending or has been threatened in writing by any Governmental Authority. There are no material Liens for Taxes upon the assets of it or its Subsidiaries, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with IFRS (in the case of Itaú Chile) or Colombian GAAP (in the case of Itaú Colombia and its Subsidiaries), or corresponding accounting principles (including those passed by the Chilean Superintendency of Banks) and standards pursuant to applicable Law and practice of its jurisdiction, have been established. All material Liens for Taxes that are being contested in good faith by appropriate proceedings have been appropriately disclosed to Corp Group Parties. Neither it nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which isItaú Chile (in the case of Itaú Chile) or Itaú Colombia (in the case of Itaú Colombia) filing a joint, combined, unitary or consolidated Tax Return or (ii) has any material liability for Taxes of any other Person arising from the application of any provision of federal state, local or foreign Law that imposes joint or several liability on members of a consolidated or affiliated group, or as a transferee or successor, by contract, or otherwise. Neither it nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has any obligation to any Person (other than it or one of its Subsidiaries) with respect to Taxes. All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to it and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority. Neither it nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax, which waiver or extension is still in effect.

(g)     Certain Actions. Neither it nor any of its Subsidiaries or any Affiliates thereof has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to materially impede or materially delay receipt of any Required Regulatory Consents. To its knowledge, as of the date of this Agreement, there exists no fact, circumstance or reason that would cause any Required Regulatory Consents not to be received in a timely manner.

(h)     Compliance with Permits, Laws and Orders.

(i)      It and each of its Subsidiaries has in effect, and have at all times since January 1, 2011 (or, in the case of Itaú Colombia, since its incorporation) held in effect, all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it and each of its Subsidiaries to own, lease or operate its material assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith), and no Default has occurred and is continuing under any Permit applicable to its business or employees conducting its business.

(ii)     Neither it nor any of its Subsidiaries is or has been since January 1, 2011 in Default under any Laws or Orders applicable to it or any of its Subsidiaries, its or any of its Subsidiaries’ business or employees conducting its or any of its Subsidiaries’ business, including any applicable personal or financial data protection, bank secrecy, discriminatory lending, anti-money laundering and sanctions Laws and Environmental Laws.

(iii)    Since January 1, 2011, neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is in Default under any Permits, Laws or Orders, (B) threatening to revoke any Permits or (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, written supervisory or other agreement, consent decree, directive, commitment or memorandum of understanding or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, and neither it nor any of its Subsidiaries has received any notice from a Governmental Authority that it is considering issuing or requiring any of the foregoing.

(iv)    There (A) is no unresolved violation by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of it or any of its Subsidiaries and (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2010.

(v)     It and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, fiduciario, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of it or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account.

(vi)     None of it or its Subsidiaries has, directly or indirectly, (i) used any funds of it or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of it or any of its Subsidiaries, (iii) established or maintained any unlawful fund of monies or other assets of it or any of its Subsidiaries or (iv) made any unlawful bribe or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, in each case to obtain favorable treatment in securing business, to obtain special concessions for it or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for it or any of its Subsidiaries.

(vii)    SARLAFT. Itaú Colombia and each of its Subsidiaries has established a comprehensive anti-money laundering program (Sistema de Administración del Riesgo de Lavado de Activos y Financiación del Terrorismo or “Sarlaft”) that complies with applicable Law.

(i)     Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it or any of its Subsidiaries to bargain with any labor union or labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a labor union or labor organization or engaging in any other organization activity. It and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the employment of its employees, including applicable Laws relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, fringe benefits, severance, interest on severance, legal service bonuses, and all other fringe benefits, all surcharges and benefits, work or leaves on Sundays and holidays, all extralegal bonuses of any type and nature, travel allowances, the impact of the travelling allowances in the salary, legal salary discounts, monthly legal direct pension payments, data privacy, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing and, to its knowledge, neither it nor its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(j)     Compensation and Benefit Plans.

(i)      Except for the Compensation and Benefit Plans listed in Section 3.2(j) of its Disclosure Letter, there are no other Compensation and Benefit Plans (funded or otherwise).

(ii)     Each Compensation and Benefit Plan is maintained, operated and administered by it in accordance with applicable Laws and with the terms of such Compensation and Benefit Plan (including the making of any required contributions). It is not in default under or in violation of any of its respective Compensation and Benefit Plans.

(iii)    Except pursuant to a Compensation and Benefit Plan set forth in Section 3.2(j) of its Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions shall: (i) entitle any of its or any of its Subsidiaries’ current or former employees to severance pay or benefits or any increase in severance pay or benefits under a Compensation and Benefit Plan upon any termination of employment or service, in each case, in excess of legally required severance payments or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Compensation and Benefit Plans to any of its or any of its Subsidiaries’ current or former employees.

(k)     Material Contracts.

(i)      Except for Contracts set forth in Section 3.2(k) of its Disclosure Letter, as of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, trade payables and Contracts relating to borrowings, deposit-takings or guarantees made in the ordinary course of business consistent with past practice), (B) any Contract containing a non-compete or client or customer non-solicit requirement or any other provisions that limit the ability of it or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) or which requires referrals of business or requires it or any of its Affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (C) any Contract with respect to the employment of any directors, executive officers or employees, or with any consultants that are natural Persons involving the payment of U.S.$500,000 or more per annum, (D) any Contract which, upon the execution or delivery of this Agreement or consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (including severance payment) becoming due from it or any of its Subsidiaries, (E) any Contract that could reasonably be expected to prohibit, delay or materially impair the consummation of any of the Transactions, (F) any Contract (or group of Contracts with the same party (or its Affiliates) involving similar transactions) that involves expenditures or receipts by it or any of its Subsidiaries in excess of U.S.$5,000,000 per year not entered into in the ordinary course of business consistent with past practice, (G) any Contract with an Affiliate, (H) any Contract that grants any right of first refusal, right of first offer or similar right with respect to the sale or other transfer of any material assets, rights or properties of it or its Subsidiaries or (I) any Contract with any Governmental Authority (other than routine or customary Contracts with any self-regulatory body). With respect to each of its Contracts required to be disclosed in its Disclosure Letter pursuant to this Section 3.2(k)(i): (w) each such Contract is in full force and effect; (x) neither it nor any of its Subsidiaries is in Default thereunder; (y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to its knowledge, in Default thereunder in any material respect.

(ii)     All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against it or its Subsidiaries and, to its knowledge, the applicable counterparties thereto, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither it nor any of its Subsidiaries, nor to its knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.

(iii)    Itaú Parent or one of its Subsidiaries currently owns a majority of the outstanding capital stock of MCC and is a party to the MCC Contract pursuant to which it has the unconditional right, subject to receipt of any necessary approvals of any Regulatory Authoritiesccccf required pursuant to Law, to acquire the remaining outstanding capital stock of MCC on specified dates that would result in it owning 100% of the outstanding capital stock of MCC by August 31, 2016.

(l)     Legal Proceedings. There is no Litigation pending or, to its knowledge, threatened against it or any of its Subsidiaries, or against any asset, interest or right of any of them, and there are no Orders of any Governmental Authority or arbitrators outstanding, or, to its knowledge, threatened, against it or any of its Subsidiaries.

(m)     Reports. Since January 1, 2011, or the date of organization if later, it and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including the Chilean Superintendency of Banks, the

Superintendency of Securities and Insurance, the Chilean Central Bank and the Unidad de Análisis Financiero (in the case of Itaú Chile) and SFC, Colombian Central Bank, the Unidad de Información y Análisis Financiero, and the SEC (in the case of Itaú Colombia), and it and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(n)     Investment Securities and Commodities.

(i)      Each of it and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of it or its Subsidiaries.

(ii)     It and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that it believes are prudent and reasonable in the context of such businesses.

(o)     Intellectual Property.

(i)      It and its Subsidiaries own, are licensed or otherwise have the right to use all Intellectual Property that is used by it and its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens.

(ii)     To its knowledge, it and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third Person since January 1, 2011, and the use of any third Person Intellectual Property is in accordance with any applicable Contract pursuant to which it or its Subsidiaries acquired the right to use such Intellectual Property. There is no claim pending or, to its knowledge, threatened against it or any of its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Intellectual Property owned by it or its Subsidiaries.

(iii)    To its knowledge, no third Person has infringed, misappropriated or otherwise violated it or its Subsidiaries’ Intellectual Property rights. There are no claims pending or threatened by it or its Subsidiaries that (A) a third Person infringed or otherwise violated any of their Intellectual Property rights or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(iv)    It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned by them.

(v)      Except as set forth in Section 3.2(o)(v) of its Disclosure Letter, it and its Subsidiaries have and will have until the date required pursuant to applicable Law (and in any case at least until the Chilean Effective Time), all Intellectual Property rights required for the rightful use of all trademarks and names currently used in carrying out their businesses.

(vi)     Itaú Chile owns all right, title and interest, free and clear of any Liens, in and to the trademarks (including the “Itaú” name) set forth in Section 3.2(o)(vi) of its Disclosure Letter.

(p)     Extensions of Credit.

(i)      Each loan, revolving credit facility, account and note receivable, borrowing arrangement (including leases, guarantees and interest-bearing assets), letter of credit or other extension of credit or commitment to extend credit (each a “Itaú Chile Extension of Credit”) made or entered into by it or any of its Subsidiaries (i) is evidenced in all material respects by such documentation as is customary for the industry in which it and its Subsidiaries operate, (ii) to the extent carried on the books and records of it and its Subsidiaries as secured, has been secured by valid Liens and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)     Each outstanding Itaú Chile Extension of Credit has been solicited and originated and is administered and the relevant files are being maintained, in all material respects, in accordance with the relevant loan documents, its underwriting standards and applicable Law.

(iii)    All data processing systems used by it and/or any of its Subsidiaries with respect to any Itaú Chile Extension of Credit are sufficient to provide reasonable assurances that information pertaining to the Itaú Chile Extension of Credit is recorded accurately. All data processing systems comply in all material respects with all applicable Laws, rules, regulations, orders and judgments governing Itaú Chile Extension of Credit origination and servicing and the storage, disclosure, revelation to Governmental Authorities and disposal of information pertaining to obligors and any other individuals.

(iv)    For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement, no representation or warranty is being made as to whether such Itaú Chile Extensions of Credit are ultimately collectible.

(q)     Certain Loan Matters.

(i)      Section 3.2(q) of its Disclosure Letter sets forth a list of all Itaú Chile Extensions of Credit by it or any of its Subsidiaries to any of its directors, executive officers, principal shareholders and their related persons (personas relacionadas) (as such terms are defined in the Chilean Companies Law and Chilean Securities Law, as the case may be).

(ii)     There are no Itaú Chile Extensions of Credit to any of its employees, officers, directors or other of its Affiliates made in breach of the Chilean Banking Law or on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.

(r)     Properties. It or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in its latest audited balance sheet included in the Financial Statements as being owned by it or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens (except for Permitted Liens) and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms or been legally terminated by it or one of its Subsidiaries since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to its knowledge, the lessor. There are no pending or, to its knowledge, threatened condemnation proceedings against such owned properties and leasehold estates.

(s)     Brokers and Finders. Neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the Transactions.

(t)     Insurance. It and its Subsidiaries are insured against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All such policies are in full force and effect; none of it or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

(u)     Related Party Transactions. Except as set forth in Section 3.2(u) of its Disclosure Letter, there are no existing transactions or series of related transactions, or Contracts between it or any of its Subsidiaries, on the one hand, and any of its or its Subsidiaries’ current directors or officers (or other Persons who in the 18-month period prior to the date of this Agreement were directors) or officers, any Person who beneficially owns, directly or indirectly, 5% or more of its Outstanding shares of common stock or any Affiliate (other than it and its Subsidiaries) of such director, officer or Person, on the other hand, except those of a type available to its employees generally.

3.3     Representations and Warranties of Corp Group Parent. Subject to and giving effect to Sections 3.5 and 7.4 and except as set forth in its Disclosure Letter, Corp Group Parent hereby represents and warrants to the Itaú Parties that:

(a)     Authority. It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, the Shareholders Agreement, the Registration Rights Agreement and the Corp Group Pledge Agreement to which it is a party and to consummate the transactions contemplated thereby and the Transactions. The execution, delivery and performance of this Agreement, the Shareholders Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated thereby and the Transactions by it have been duly and validly authorized by all necessary corporate action. Corp Group Banking has the corporate power and authority necessary to execute, deliver and perform its obligations under the Corp Group Pledge Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Corp Group Banking of the Corp Group Pledge Agreement to which it is a party and the consummation of the transactions contemplated thereby by it have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution, and delivery of this Agreement by CorpBanca and the other Parties, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be made by it for or in connection with its execution and delivery of this Agreement or the consummation by it of the Transactions.

(c)     Noncontravention. The execution and delivery by it of this Agreement do not, and the consummation by it of the Transactions will not, contravene or violate (i) any provision of its Organizational Documents, (ii) any applicable Law to which it is subject or (iii) subject to receipt of the Consents set forth in Section 3.3(c) of its Disclosure Letter, any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any Contract to which it is a party.

(d)     Ownership of Stock. It is the registered owner of, and has good and valid title to, the CorpBanca Common Stock and CorpBanca Colombia Common Stock as set forth in Section 3.3(d) of its Disclosure Letter, free and clear of all Liens other than restrictions contained in the Organizational Documents of CorpBanca and CorpBanca Colombia.

3.4     Representations and Warranties of Itaú Parent. Subject to and giving effect to Sections 3.5 and 7.4 and except as set forth in its Disclosure Letter, Itaú Parent hereby represents and warrants to the Corp Group Parties that:

(a)     Authority. It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Shareholders Agreement and to consummate the transactions contemplated thereby and the Transactions. The execution, delivery and performance of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated thereby and the Transactions by it have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution, and delivery of this Agreement by Itaú Chile and the other Parties, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Consents. Other than as set forth in Section 3.4(b) of its Disclosure Letter (collectively, the “Itaú Parent Regulatory Consents”), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be made by it for or in connection with its execution and delivery of this Agreement or the consummation by it of the Transactions.

(c)     Noncontravention. The execution and delivery by it of this Agreement do not, and the consummation by it of the Transactions will not, contravene or violate (i) any provision of its Organizational Documents, (ii) any applicable Law to which it is subject or (iii) any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any Contract to which it is a party.

(d)     Ownership of Stock. It or one or more of its wholly-owned Subsidiaries is the registered owner of, and has good and valid title to, all of the Itaú Chile Common Stock and Itaú Colombia Common Stock, in each case free and clear of all Liens other than restrictions contained in the Organizational Documents of Itaú Chile and Itaú Colombia, respectively.

3.5     Standards.

(a)     No representation or warranty of any Party hereto contained in Sections 3.1, 3.2, 3.3 or 3.4 shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 3.1, in the case of CorpBanca and CorpBanca Colombia, Section 3.2, in the case of Itaú Chile and Itaú Colombia, Section 3.3, in the case of Corp Group Parent, and Section 3.4, in the case of Itaú Parent, has had or is reasonably likely to have a Material Adverse Effect on such Party, other than the representations and warranties in:

(i)	Section 3.1(a)(i) and the first three sentences of 3.1(a)(ii) (in each case only with respect to CorpBanca and CorpBanca Colombia and not with respect to any of their Subsidiaries), 3.1(b)(i), 3.1(b)(ii)(A), 3.1(c)(ii), and 3.1(o)(vi) (only with respect to the “CorpBanca” name), which shall be true and correct in all material respects with respect to CorpBanca and CorpBanca Colombia;

(ii)	Section 3.1(t), which shall be true and correct in all material respects;

(iii)	Section 3.1(c)(i) which shall be true and correct except to a de minimis extent (relative to Section 3.1(c)(i) taken as a whole) with respect to CorpBanca and CorpBanca Colombia;

(iv)	Section 3.1(e)(ii), and 3.1(s) which shall be true and correct in all respects with respect to CorpBanca, CorpBanca Colombia and their respective Subsidiaries taken as a whole;

(v)	Section 3.2(a)(i) and the first three sentences of 3.2(a)(ii) (in each case only with respect to Itaú Chile and Itaú Colombia and not with respect to any of their Subsidiaries), 3.2(b)(i), 3.2(b)(ii)(A), 3.2(c)(ii), and 3.2(o)(vi) (only with respect to the “Itau” name), which shall be true and correct in all material respects with respect to Itaú Chile and Itaú Colombia;

(vi)	Section 3.2(c)(i) which shall be true and correct except to a de minimis extent (relative to Section 3.2(c)(i) taken as a whole) with respect to Itaú Chile and Itaú Colombia;

(vii)	Section 3.2(e)(ii), and 3.2(s) which shall be true and correct in all respects with respect to Itaú Chile, Itaú Colombia and their respective Subsidiaries taken as a whole;

(viii)	Section 3.3(d) which shall be true and correct except to a de minimis extent (relative to Section 3.3(d) taken as a whole) with respect to Corp Group Parent; and

(ix)	Section 3.4(d) except to a de minimis extent (relative to Section 3.4(d) taken as a whole) with respect to Itaú Parent).

(b)     The term “Material Adverse Effect,” as used with respect to a Party, means any effect, circumstance, occurrence or change which (i) is materially adverse to the business, financial condition, operations or results of operations of (x) CorpBanca, CorpBanca Colombia and their respective Subsidiaries, taken as a whole, in the case of each of the Corp Group Parties or (y) Itaú Chile, Itaú Colombia and their respective Subsidiaries, taken as a whole, in the case of each of the Itaú Parties; or (ii) materially impairs the ability of such Party to consummate the Transactions on a timely basis; provided that in determining whether a Material Adverse Effect has occurred with respect to such Party under clause (i), there shall be excluded (with respect to each of clause (A), (B), (C) and (D) below, only to the extent that the adverse effect of a change on it is not materially disproportionate compared to the effect on other companies of a similar size operating in the banking industry in the jurisdictions in which the Party operates) any effect, circumstance, occurrence or change to the extent attributable to or resulting from (A) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the financial services industries in which the Parties operate, (B) any change in IFRS or regulatory accounting requirements generally affecting the financial services industries in which the Parties operate, (C) events, conditions or trends in economic, business or financial conditions generally affecting the financial services industries in which the Parties operate, including changes in prevailing interest rates, currency exchange rates and trading volumes in Chile, Colombia or foreign securities markets, (D) changes in national or international political or social conditions including the engagement by Chile, Brazil, Colombia or Panama in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within Chile, Brazil, Colombia or Panama, or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of Chile, Brazil, Colombia or Panama, (E) the effects of the actions expressly required by this Agreement and (F) the announcement of this Agreement and the Transactions; and provided further that in no event shall a change in the trading prices of a Party’s common stock by itself (but for the avoidance of doubt not the underlying causes thereof to the extent such causes are not otherwise excluded pursuant to (A) – (E) above) constitute a Material Adverse Effect.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS

4.1     Conduct of Business Prior to Chilean Effective Time. During the period from the date of this Agreement through (i) the Chilean Effective Time and (ii) only with respect to Itaú Colombia, through the Colombian Acquisition Closing or the Colombian Effective Time, as the case may be, except as set forth in Section 4.1 or Section 4.2 of its Disclosure Letter, except as expressly contemplated or permitted by this Agreement and except as Consented to in writing by the other Bank Parties (which Consent shall not be unreasonably withheld or delayed), each of the Parties shall, and shall cause each of their respective Subsidiaries (including the Bank Parties, as applicable) to, (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates and (c) take no action that would reasonably be expected to adversely affect or delay the ability of any Party to obtain any Required Regulatory Consents, to perform its covenants and agreements under this Agreement or to consummate the Transactions on a timely basis.

4.2     Forbearances. (i) During the period from the date of this Agreement through the Chilean Effective Time, except as set forth in Section 4.2(i) of its Disclosure Letter, except as expressly contemplated or permitted by this Agreement or as otherwise provided in this Section 4.2, none of the Bank Parties shall, and none of the Bank Parties shall permit any of its Subsidiaries to, without the prior written Consent of the other Bank Parties (which Consent shall not be unreasonably withheld or delayed):

(a)     amend its Organizational Documents or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely among its wholly-owned Subsidiaries) or a letter of intent or agreement in principle with respect thereto;

(b)     except as provided in Section 4.3 (i) adjust, split, combine or reclassify any capital stock or authorize the issuance of any securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) set a record date or payment date for, make, declare or pay any dividend (other than dividends paid in the ordinary course of business by any of its direct or indirect wholly-owned Subsidiaries to it or any of its other direct or indirect wholly-owned Subsidiaries) or dividends expressly permitted pursuant to Section 4.3), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock, (iii) grant or issue any Rights, (iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock, (v) make any change in any instrument or Contract governing the terms of any of its securities (other than for the purposes of effecting the Transactions) or (v) enter into any Contract with respect to the sale or voting of its capital stock;

(c)     other than in the ordinary course of business consistent with past practice or pursuant to Contracts in force at the date of this Agreement, and other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets) any other Person other than its wholly-owned Subsidiaries as of the date of this Agreement;

(d)     (i) enter into any new line of business which is not within the Banking Business, (ii) change its lending, investment, underwriting, securitization, servicing, risk and asset liability management and other banking and operating, policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable Law or any regulations or policies imposed on it by any Governmental Authority or (iii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility, other than branches in the jurisdiction of incorporation of each Bank Party in the ordinary course of business and consistent with past practice;

(e)     sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets to any Person other than a wholly-owned Subsidiary or cancel, release or assign any indebtedness of any Person to any Person other than a wholly-owned Subsidiary or any claims against any Person to any Person other than a wholly-owned Subsidiary, except in the ordinary course of business consistent with past practice or pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(i)(e) of its Disclosure Letter;

(f)     other than in the ordinary course of business consistent with past practice: incur any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) other than indebtedness of it or any of its wholly-owned Subsidiaries to it or any of its wholly-owned subsidiaries; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person which is not one of its wholly-owned subsidiaries; or make any loan or advance to any Person which is not one of its wholly-owned subsidiaries;

(g)     restructure or make any material change to its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(h)     other than in the ordinary course of business, terminate, amend, waive or knowingly fail to use reasonable best efforts to enforce, any material provision of any material Contract, other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms; or enter into any Contract that would be required to be disclosed under Section 3.1(k)(B), (D), (E), (G) or (H), or Section 3.2(k)(B), (D), (E), (G) or (H), as the case may be, if it were in effect on the date hereof;

(i)     other than as required by Compensation and Benefit Plans and Contracts as in effect at the date of this Agreement or applicable Law, (i) increase by more than 20% the aggregate compensation or benefits of any of its current or former officers, directors, employees with annual base compensation in excess of U.S.$350,000 or consultants (for avoidance of doubt, all references to “directors” in this Section 4.2(i)(i) refer to members of its Board of Directors) other than in the ordinary course of business consistent with past practice, (ii) become a party to, adopt, terminate, materially amend or commit itself to any Compensation and Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment, severance, change in control, retention, bonus guarantee, collective bargaining or similar agreement or arrangement with or for the benefit of any current or former officer, director, employee with annual base compensation in excess of $350,000 or consultant or (iii) pay or award, or commit to pay or award, any bonuses (other than bonuses in respect of which a provision has been made and contemplated in any of the Bank Parties’ yearly or quarterly financial statements prior to the date hereof) or incentive compensation or (iv) grant or accelerate the vesting of any equity-based awards.

(j)     settle any Litigation, except for any Litigation involving solely money damages in an amount not greater than $1,000,000 individually, and that does not involve or create an adverse precedent for Litigation that is reasonably likely to be material to it and its Subsidiaries taken as a whole; or agree or consent to the issuance of any Order restricting, or otherwise affecting in any material respect, its business or operations;

(k)     implement or adopt any change in its financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by IFRS or Colombian GAAP, as applicable, regulatory accounting guidelines (including those passed by the Chilean Superintendency of Banks) or applicable Law, and as concurred to by its independent auditors;

(l)     file or amend any material Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability in an amount greater than $2,000,000; make, change or revoke any material Tax election except to the extent consistent with past practice or as required by Law; agree to any extension or waiver of the statute of limitations with respect to assessment or determination of material Taxes, surrender any right to claim a material Tax refund; or change any material method of Tax accounting;

(m)     knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Transactions, including the Chilean Merger and the Colombian Merger, set forth in Article 5 not being satisfied on a timely basis except, in each case, as may be required by applicable Law;

(n)     adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(o)     agree to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited to it by this Section 4.2(i).

(ii) During the period from the date of this Agreement through the Colombian Acquisition Closing or the Colombian Effective Time, as the case may be, except as set forth in Section 4.2(ii) of its Disclosure Letter, except as expressly contemplated or permitted by this Agreement or as otherwise provided in this Section 4.2(ii), Itaú Colombia shall not, and shall not permit any of its Subsidiaries, and Itaú Parent shall not permit Itaú Colombia or any of the Subsidiaries of Itaú Colombia to, without the prior written Consent of the Corp Group Parties (which Consent shall not be unreasonably withheld or delayed), take any of the actions that would require the consent of Corp Group Parent under Section 2.8 of the Shareholders Agreement.

(iii) Corp Group Parent and Itaú Parent agree that, for the purposes of this Section 4.2, any Subsidiary of any of the Bank Parties in which capital any of the Bank Parties or Bank Parties’ Affiliates or their officers or directors has a participation not lower than 95% shall be considered a wholly owned Subsidiary of such Bank Party.

4.3     Dividends. Each Party agrees that, from and after the date of this Agreement until the Chilean Effective Time:

(a)     CorpBanca may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual dividends on Outstanding shares of CorpBanca Common Stock at a rate not to exceed 57% of the distributable earnings for the year ended December 31, 2013 and if Closing has not occurred, 50% of the distributable earnings for the year ended December 31, 2014, with usual record and payment dates for such dividends in accordance with past practice.

(b)     Helm Bank (prior to the CorpBanca Colombia-Helm Merger) and CorpBanca Colombia (after the CorpBanca Colombia-Helm Merger) may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual dividends on Outstanding shares of Helm Bank common stock and preferred stock or CorpBanca Colombia common stock and preferred stock, as applicable, at a rate not to exceed COP$9.40 (Colombian Pesos) per share per annum, with usual record and payment dates for such dividends in accordance with past practice.

(c)     Itaú Chile shall not declare and pay any dividends on Outstanding shares of Itaú Chile Common Stock for the year ended December 31, 2013. Itaú Chile may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay annual dividends on Outstanding shares of Itaú Chile Common Stock if Closing has not occurred, at a rate not to exceed 50% of the distributable earnings for the year ended December 31, 2014, with record and payment dates for such dividends determined by Itaú Chile in accordance with Law (after coordination with CorpBanca so that both CorpBanca and Itaú Chile pay dividends on similar dates).

(d)     Itaú Colombia shall not declare and pay annual dividends on Outstanding shares of Itaú Colombia Common Stock.

4.4     Shareholders’ Approvals.

(a)     CorpBanca shall (i) duly call a meeting of its shareholders (the “CorpBanca Shareholders’ Meeting”) to be held as soon as reasonably practicable after receipt of the Required Regulatory Consents and the other consents required pursuant to Section 5.1(d) for the purpose of obtaining the CorpBanca Shareholder Approval and (ii) use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable; provided that the Parties agree to discuss in good faith following the date hereof with respect to whether to hold the CorpBanca Shareholders’ Meeting prior to the receipt of such consents. Except with the prior approval of Itaú Chile, no other matters shall be submitted for the approval of CorpBanca shareholders at the CorpBanca Shareholders’ Meeting. The Board of Directors of CorpBanca shall use its reasonable best efforts to obtain the CorpBanca Shareholder Approval. Nothing contained in this Agreement shall be deemed to relieve CorpBanca of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(b)     CorpBanca shall adjourn or postpone the CorpBanca Shareholders’ Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of CorpBanca Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding the foregoing, if CorpBanca shall have failed to obtain the CorpBanca Shareholder Approval at the duly called CorpBanca Shareholders’ Meeting, or any adjournment or postponement thereof, or any additional meeting of CorpBanca shareholders called pursuant to clause (ii) of this Section 4.4(b)), each of the Parties shall in good faith use its reasonable best efforts to (i) negotiate a restructuring of the transactions provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to CorpBanca Common Stock Holders as provided for in this Agreement, in a manner adverse to such Party or its Affiliates) and/or (ii) resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 4.4(b)) to the CorpBanca Common Stock Holders for approval. Notwithstanding the foregoing, the CorpBanca

Shareholders’ Meeting need not be called or held during the pendency of any breach of this Agreement by an Itaú Party or other circumstances (not caused by Corp Group Parties) that, if uncured on the Closing Date, would result in any of the closing conditions contained in Section 5.1 (other than 5.1(a)) or 5.2 (other than 5.2(c)) not being satisfied; provided that CorpBanca shall have notified the applicable Itaú Party in writing of such breach and its determination not to call or hold the CorpBanca Shareholder’s Meeting pending such breach being cured.

(c)     Itaú Chile shall (i) duly call a meeting of its shareholders (the “Itaú Chile Shareholders’ Meeting”) to be held as soon as reasonably practicable after receipt of the Required Regulatory Consents and as provided in the Chilean Merger Steps for the purpose of obtaining the Itaú Chile Shareholder Approval and (ii) cause such meeting to occur as soon as reasonably practicable; provided that the Parties agree to discuss in good faith following the date hereof with respect to whether to hold the Itaú Chile Shareholders’ Meeting prior to the receipt of such consents. Except with the prior approval of CorpBanca, no other matters shall be submitted for the approval of Itaú Chile shareholders at the Itaú Bank Chile Shareholders’ Meeting. The Board of Directors of Itaú Chile shall use its reasonable best efforts to obtain the Itaú Chile Shareholder Approval. Nothing in this Agreement shall be deemed to relieve Itaú Chile of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(d)     If the Consent and Agreement is executed pursuant to Section 1.6(i), after the approval or denial of the CorpBanca Colombia-Helm Merger by the SFC, but in any case as soon as reasonably practicable as provided in the Colombian Merger Steps, CorpBanca Colombia shall duly call a meeting of its shareholders (the “CorpBanca Colombia Shareholders’ Meeting”) to be held as soon as reasonably practicable as provided in the Colombian Merger Steps for the purpose of obtaining the CorpBanca Colombia Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable; provided that the Parties agree to discuss in good faith following the date hereof with respect to whether to hold the CorpBanca Colombia Shareholders’ Meeting prior to the receipt of such consents. Except with the prior approval of Itaú Colombia, no other matters shall be submitted for the approval of CorpBanca Colombia shareholders at the CorpBanca Colombia Shareholders’ Meeting. If the Consent and Agreement is executed pursuant to Section 1.6(i), the Board of Directors of CorpBanca Colombia shall use its reasonable best efforts to obtain the CorpBanca Colombia Shareholder Approval, and nothing contained in this Agreement shall be deemed to relieve CorpBanca Colombia of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(e)     CorpBanca Colombia shall adjourn or postpone the CorpBanca Colombia Shareholders’ Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of CorpBanca Colombia Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding the foregoing, if CorpBanca Colombia shall have failed to obtain the CorpBanca Colombia Shareholder Approval at the duly called CorpBanca Colombia Shareholders’ Meeting, or any adjournment or postponement thereof, or any additional meeting of CorpBanca Colombia shareholders called pursuant to clause (ii) of this Section 4.4(e)), each of the Parties shall in good faith use its reasonable best efforts to (i) negotiate a restructuring of the transactions provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of CorpBanca Colombia Common Stock as provided for in this Agreement, in a manner adverse to such Party or its Affiliates) and/or (ii) resubmit the transactions contemplated hereby (or as restructured pursuant to this Section 4.4(e)) to the holders of CorpBanca Colombia Common Stock (and the holders of preferred stock of CorpBanca Colombia, if any) for approval.

(f)     If the Consent and Agreement is executed pursuant to Section 1.6(i), after approval or denial of the CorpBanca Colombia-Helm Merger by the SFC, but in any case as soon as reasonably practicable as provided in the Colombian Transaction Steps, Itaú Colombia shall duly call a meeting of its shareholders (the “Itaú Colombia Shareholders’ Meeting”) to be held as soon as reasonably practicable as provided in the Colombian Transaction Steps for the purpose of obtaining the Itaú Colombia Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable; provided that the Parties agree to discuss in good faith following the date hereof with respect to whether to hold the Itaú Colombia Shareholders’ Meeting prior to the receipt of such consents. Except with the prior approval of CorpBanca Colombia, no other matters shall be submitted for the approval of Itaú Colombia shareholders at the Itaú Colombia Shareholders’ Meeting. If the Consent and Agreement is executed pursuant to Section 1.6(i), the Board of Directors of Itaú Colombia shall use its reasonable best efforts to obtain the Itaú Colombia Shareholder Approval, and nothing in this Agreement shall be deemed to relieve Itaú Colombia of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof. Notwithstanding anything to the contrary herein, in lieu of convening the Itaú Colombia Shareholders’ Meeting, Itaú Colombia may, to the extent permitted by applicable Law and its Organizational Documents, deliver a written consent of its sole shareholder setting forth the Itaú Colombia Shareholder Approval.

(g)     At any CorpBanca Shareholders’ Meeting or any CorpBanca Colombia Shareholders’ Meeting, or in connection with any written consent of the CorpBanca Common Stock Holders or the holders of CorpBanca Colombia Common Stock, Corp Group Parent will vote its shares of CorpBanca Common Stock and CorpBanca Colombia Common Stock, and Corp Group Parent will cause CorpBanca Colombia to vote its shares of CorpBanca Colombia Common Stock, and CorpBanca will vote its shares of CorpBanca Colombia Common Stock, in each case (i) in favor of the Transactions, as applicable, and any proposal to adjourn or postpone the CorpBanca Shareholders’ Meeting or the CorpBanca Colombia Shareholders’ Meeting to a later date if there are not sufficient votes to obtain the CorpBanca Shareholder Approval or the CorpBanca Colombia Shareholder Approval, as applicable, and (ii) against any Contract, transaction or proposal that relates to an Acquisition Proposal. Each of Corp Group Parent and CorpBanca agrees that it will not (A) sell, short sell, transfer, assign, tender or otherwise dispose of any of its shares of CorpBanca Common Stock or CorpBanca Colombia Common Stock, as applicable, (a “Transfer”) in a manner that would result in Corp Group Parent or CorpBanca, as applicable, not having the full and exclusive ability to vote such shares, (B) take any action that would result in Corp Group Parent or CorpBanca, as applicable, not having full and exclusive power to vote the shares (whether through delivery of a proxy to a third Person, entry into a voting agreement, depositing such shares into a voting trust or otherwise) or (C) enter into any Contract with respect to any such action or Transfer; provided that the foregoing limitations will not apply to the incurrence of any Lien not prohibited to be incurred under the Shareholders’ Agreement.

(h)     At any Itaú Chile Shareholders’ Meeting or any Itaú Colombia Shareholders’ Meeting, or in connection with any written consent of the holders of Itaú Chile Common Stock or Itaú Colombia Common Stock Holders, Itaú Parent shall cause its applicable Affiliates to vote their shares of Itaú Chile Common Stock and Itaú Colombia Common Stock (i) in favor of the Transactions, as applicable, and any proposal to adjourn or postpone the Itaú Chile Shareholders’ Meeting or the Itaú Colombia Shareholders’ Meeting to a later date if there are not sufficient votes to obtain the Itaú Chile Shareholder Approval or the Itaú Colombia Shareholder Approval, as applicable, and (ii) against any Contract, transaction or proposal that relates to an Acquisition Proposal. Each of Itaú Parent and Itaú Chile agrees that it will not (A) Transfer any of its shares of Itaú Chile Common Stock or Itaú Colombia Common Stock, as applicable, in a manner that would result in Itaú Chile and its Affiliates not having the full and exclusive ability to vote such shares, or (B) take any action that would result in Itaú Chile and its Affiliates not having full and exclusive power to vote the shares (whether through delivery of a proxy to a third Person, entry into a voting agreement, depositing such shares into a voting trust or otherwise) or (C) enter into any Contract with respect to any such action or Transfer; provided that the foregoing limitations will not apply to the incurrence of any Lien not prohibited to be incurred under the Shareholders’ Agreement.

4.5     Filings with Governmental Authorities.

(a)     Each of CorpBanca and, if applicable pursuant to Section 1.6(i), CorpBanca Colombia shall, as promptly as reasonably practicable after the date hereof, (i) prepare and, if required by applicable Law, file with the applicable Governmental Authority all required materials relating to the CorpBanca Shareholders’ Meeting and the CorpBanca Shareholder Approval and the CorpBanca Colombia Shareholders’ Meeting and the CorpBanca Colombia Shareholder Approval, respectively (each, “Shareholder Meeting Materials”); (ii) use its reasonable best efforts to respond to any comments received from any Governmental Authority with respect to any Shareholder Meeting Materials (and provide copies of any such comments to Itaú Parent promptly upon receipt); (iii) use its reasonable best efforts to have its Shareholder Meeting Materials cleared by the applicable Governmental Authority, to the extent required by applicable Law; (iv) mail to its shareholders its Shareholder Meeting Materials and all other customary proxy or other materials for shareholder meetings; and (v) to the extent required by applicable Law, prepare, file and distribute to its shareholders any supplement or amendment to any Shareholder Meeting Materials if any event shall occur which requires such action at any time prior to CorpBanca Shareholders’ Meeting and the CorpBanca Colombia Shareholders’ Meeting, respectively; provided that CorpBanca Colombia will not be required to file with the SFC the request for approval of the Colombian Merger before the CorpBanca Colombia-Helm Merger is either approved or denied by the SFC. The Parties shall cooperate in connection with the preparation and filing of the Shareholder Meeting Materials, and CorpBanca and CorpBanca Colombia shall provide Itaú Parent a reasonable opportunity to review and comment upon the Shareholder Meeting Materials, or any amendments or supplements thereto, or any comments from a Governmental Authority received with respect thereto, prior to filing with a Governmental Authority or mailing to shareholders of the same.

4.6     Applications and Consents; Governmental Filings.

(a)     The Parties shall cooperate and use their reasonable best efforts in seeking all Required Regulatory Consents and other material third-party Consents necessary to consummate the Transactions as promptly as practicable; provided that the request for approval of the Colombian Merger by the SFC, if applicable pursuant to Section 1.6(i), shall not be filed before the approval of the CorpBanca Colombia-Helm Merger by the SFC is obtained.

(b)     Without limiting the foregoing, the Parties shall cooperate with each other and use their reasonable best efforts to prepare as promptly as practicable all documentation and to effect all filings with respect to, and to obtain, all Required Regulatory Consents.

(c) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the Transactions on a timely basis, to cause to be satisfied the conditions in Article 5, and to permit consummation of the Transactions as promptly as practicable, and each will reasonably cooperate with the other Party to that end and furnish information and assistance to the other Party as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the other Party to any third party and/or Governmental Authority; provided that nothing contained herein shall preclude any Party from exercising its rights under this Agreement; provided further that notwithstanding the foregoing, nothing contained herein shall be deemed to require any Party to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any Consents of Governmental Authorities that would reasonably be expected to have a Material Adverse Effect on either CorpBanca and its Subsidiaries, taken as a whole, or Itaú Chile, Itaú Colombia their Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

(d)     Each Party will promptly furnish to the other Party copies of non-confidential portions of applications filed with all Governmental Authorities and copies of non-confidential portions of written communications received by such Party from any Governmental Authorities with respect to the Transactions. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Required Regulatory Consents and other material Consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions and will use reasonable efforts to give the other Party reasonable notice thereof and the opportunity to attend and observe in any meetings or discussions with Governmental Authorities in connection with the Transactions, to the extent not prohibited by such Governmental Authorities. Each Party will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or with respect to all written materials submitted to, any Governmental Authority or other third party in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the Transactions (including to obtain Consents of Governmental Authorities) will comply as to form in all material respects with the provisions of applicable Law.

4.7     Notification of Certain Matters. Each Party will give prompt notice to the other Party (and subsequently keep the other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Sections 5.2(b) or 5.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a), 5.2(b), 5.3(a) or 5.3(b) to be satisfied.

4.8     Investigation and Confidentiality.

(a)     Prior to the Chilean Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and Properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests (including reasonable access to such Party’s personnel), upon reasonable notice; provided that such investigation shall be reasonably related to the Transactions and shall not interfere unnecessarily with normal operations; and provided further that neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Law, Order or Contract, and the Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall be deemed to modify, waive or otherwise affect the representations, warranties, covenants and agreements of the other Party.

(b)     Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, financial positions and private information of clients to the extent required by and in accordance with the Confidentiality Agreements and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Chilean Effective Time, each Party shall promptly return or certify the destruction of all documents and copies and extracts thereof and all work papers containing confidential information received from the other Party.

(c)     Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Chilean Effective Time. Prior to the Chilean Effective Time, each Party shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

4.9     Press Releases; Public Announcements. Prior to the Chilean Effective Time, the Parties shall consult with each other before issuing any press release or public statement or making any other public disclosure (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure) materially related to this Agreement and the Transactions and will not issue any such press release or public statement or make any other public disclosure without the prior written consent of the other Party (which will not be unreasonably withheld or delayed); provided that nothing in this Section 4.9 shall be deemed to prohibit any Party from making any disclosure necessary in order to satisfy such Party’s disclosure obligations imposed by Law or the São Paulo Stock Exchange, Santiago Stock Exchange, NYSE or any other self-regulatory organization or, in connection with CorpBanca Colombia or the Itaú Colombia Transactions, any notice required by the SFC or the Colombian Code of Commerce or the Colombian stock market regulation. In addition to the foregoing, but subject to the proviso in the immediately preceding sentence, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party (which will not be unreasonably withheld or delayed).

4.10   Acquisition Proposals.

(a)     Each Party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any nonpublic information or data to, or have or participate in any discussions with, any Person relating to or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to an Acquisition Proposal. Each Party agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.

(b)     Except as expressly set forth in Section 6.1, nothing in this Section 4.9 shall (x) permit either Party to terminate this Agreement or (y) affect any other obligation of the Parties under this Agreement, including the obligation to submit this Agreement to a vote of their respective shareholders.

4.11   Employee Matters.

(a)     Following the Chilean Effective Time, CorpBanca at its election shall either (i) offer generally to officers and employees of Itaú Chile and its Subsidiaries, who at or after the Chilean Effective Time become employees of CorpBanca or its Subsidiaries (“Itaú Chile Continuing Employees”), employee benefits under Compensation and Benefit Plans maintained by CorpBanca, on terms and conditions which are the same as for similarly situated officers and employees of CorpBanca and its Subsidiaries, who at or after the Chilean Effective Time become or remain employees of CorpBanca or its Subsidiaries (the “CorpBanca Continuing Employees”), and/or (ii) maintain for the benefit of Itaú Chile Continuing Employees, the Compensation and Benefit Plans maintained by Itaú Chile immediately prior to the Chilean Effective Time (“Itaú Chile Plans”); provided that CorpBanca may amend any Itaú Chile Plans to comply with any Law or as necessary and appropriate for other business reasons. For purposes of this Section 4.11, Compensation and Benefit Plans maintained by CorpBanca or Itaú Chile are deemed to include Compensation and Benefit Plans maintained by their respective Subsidiaries. As soon as practicable following the Chilean Effective Time, CorpBanca shall review, evaluate and analyze Itaú Chile Plans with a view towards developing appropriate and effective Compensation and Benefit Plans for the benefit of employees of CorpBanca and its Subsidiaries on a going forward basis that does not discriminate between Itaú Chile Continuing Employees and CorpBanca Continuing Employees (together, the “Continuing Employees”). CorpBanca will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, the Continuing Employees, including, without limitation, any benefits or rights arising as a result of the Chilean Merger (either alone or in combination with any other event).

(b)     For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual to the extent that such credit would result in a duplication of benefits) under CorpBanca’s Compensation and Benefit Plans, service with or credited by Itaú Chile or any of its Subsidiaries or any of their predecessors shall be treated as service with CorpBanca.

(c)     Effective as of the Chilean Effective Time, CorpBanca hereby assumes all Compensation and Benefit Plans maintained by Itaú Chile, that require express assumption by any successor to Itaú Chile.

(d)     Nothing in this Section 4.11 shall be interpreted as preventing CorpBanca, from and after the Chilean Effective Time, from amending, modifying or terminating any Itaú Chile Plans or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

(e)     Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee, including the Continuing Employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each Continuing Employee, the right to continued employment for any period of time following the Closing.

4.12   Indemnification of Officers and Directors.

(a)     From and after the Chilean Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Chilean Effective Time, a director or officer of CorpBanca or Itaú Chile or any of their Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Chilean Effective Time, CorpBanca shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b)     Without limiting the indemnification and other rights provided in clause (a), all rights to indemnification and all limitations on Liability existing in favor of the directors, officers and employees of CorpBanca or Itaú Chile and their respective Subsidiaries as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with CorpBanca or Itaú Chile or their Subsidiaries shall survive the Chilean Merger and shall continue in full force and effect to the fullest extent permitted by Law and shall be honored by CorpBanca and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided that nothing contained in this Section 4.12 shall be deemed to preclude any liquidation, consolidation or merger of any CorpBanca or Itaú Chile Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

(c)     CorpBanca, from and after the Chilean Effective Time, will directly or indirectly cause the Persons who served as directors or officers of CorpBanca or Itaú Chile, immediately prior to the Chilean Effective Time, to be covered by CorpBanca’s or Itaú Chile’s existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Chilean Effective Time, which were committed by such officers and directors in their capacity as such; provided that (i) CorpBanca may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (ii) in no event shall CorpBanca be required to expend more than 250% per year of coverage of the amount currently expended by CorpBanca or Itaú Chile per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto and (iii) if notwithstanding the use of reasonable best efforts to do so, CorpBanca is unable to maintain or obtain the insurance called for by this Section 4.11(c), CorpBanca shall obtain as much comparable insurance as available for the Maximum Amount. Such insurance coverage shall commence at the Chilean Effective Time and will be provided for a period of no less than six years after the Chilean Effective Time. In lieu of the foregoing, CorpBanca, upon the consent of the other Party, may obtain at or prior to the Chilean Effective Time a six-year “tail” policy under CorpBanca’s or Itaú Chile’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(d)     Any Indemnified Party wishing to claim indemnification under Section 4.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify CorpBanca thereof; provided that the failure so to notify shall not affect the obligations of CorpBanca under Section 4.12(a) unless and to the extent that CorpBanca is actually and materially prejudiced as a result of such failure.

(e)     The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.13   Corporate Governance.

(a)     An internationally recognized management firm shall be retained by the Parties after the date hereof to evaluate the existing management of each of the Bank Parties and recommend a list of the most qualified candidates to serve as the initial Senior Management (including country heads) of CorpBanca and its Subsidiaries after the Chilean Effective Time. Such recommendation shall be made on the basis of international, merit-based standards, professional track record and relevant industry and jurisdiction-specific experience. After receiving such recommendation, which shall be nonbinding, Itaú Parent and Corp Group Parent shall jointly (but, in the event that Itaú Parent and Corp Group Parent shall fail to agree, Itaú Parent shall) determine in good faith the individuals who are most qualified to serve as Senior Management. For the avoidance of doubt, the appointment of the Senior Management shall not be limited to such recommended list.

(b)     Shareholders Agreement, Registration Rights Agreement and Pledge Agreements. At the Closing, (i) Corp Group Parent and Itaú Parent shall enter into the Shareholders Agreement, (ii) Corp Group Parent and CorpBanca shall enter into the Registration Rights Agreement and (iii) Interhold, Corp Group Banking and Itaú Parent shall enter into the Corp Group Pledge Agreements.

4.14   Termination of Certain Arrangements.

(a)     All Contracts and transactions disclosed in Section 4.14 of CorpBanca’s Disclosure Letter and CorpBanca Colombia’s Disclosure Letter shall be terminated by the applicable Corp Group Parent Party before the Chilean Effective Time without any Liability to CorpBanca and its Subsidiaries.

(b)     All Contracts and transactions disclosed in Section 4.14 of Itaú Bank Chile’s Disclosure Letter and Itaú Colombia’s Disclosure Letter shall be terminated by the applicable Itaú Party before the Chilean Effective Time without any Liability to Itaú Chile and its Subsidiaries.

4.15   Merger Integration Committee.

As promptly as practicable following the date hereof, and subject to any relevant Laws and in compliance with any regulatory restrictions, the Parties shall establish a joint merger integration committee (the “Merger Integration Committee”) consisting of three (3) Representatives designated by Corp Group Parent and three (3) Representatives designated by Itaú Parent to (i) confer on a regular and continued basis regarding the general status of the ongoing operations of CorpBanca and its Subsidiaries and Itaú Chile and its Subsidiaries and (ii) plan the steps necessary to efficiently implement the Transactions. The Merger Integration Committee shall be co-chaired by a Representative of each of Corp Group Parent and Itaú Parent and shall meet in person or telephonically as frequently as shall be reasonably determined by Corp Group Parent and Itaú Parent; provided that such meetings or telephone conversations shall not unreasonably interfere with the conduct of the business of CorpBanca and its Subsidiaries or Itaú Chile and its Subsidiaries. All costs associated with the establishment and the operation of the Merger Integration Committee shall be borne equally by CorpBanca and Itaú Chile. All confidential information relating to CorpBanca and its Subsidiaries and Itaú Chile and its Subsidiaries provided during any meetings of the Merger Integration Committee shall be kept confidential pursuant to Section 4.8.

4.16   CorpBanca Colombia IPO.

(a)     Itaú Parent and Corp Group Parent shall cause CorpBanca to cause CorpBanca Colombia to consummate a primary offering of shares that constitutes a Qualified IPO (as defined in the CorpBanca Colombia Shareholders Agreement) as promptly as practicable on or after the Chilean Effective Time.

(b)     As promptly as practicable after the date hereof, Itaú Parent and Corp Group Parent shall cause CorpBanca to, and CorpBanca shall, and shall cause CorpBanca Colombia to, take all actions necessary and advisable in order to comply with Section 4.16(a), including without limitation:

(i) engaging internationally renowned investment bankers and accounting firms as well as necessary international and local legal counsel;

(ii) preparing and filing of a prospectus and/or offering memorandum as may be needed for the issuance and sale of shares in such Qualified IPO in accordance with the intended method or methods of distribution thereof;

(iii) collaborating with the investment bankers, accounting firms and legal counsel referred to in clause (i) above in connection with the preparation of such prospectus and/or offering memorandum; and

(iv) providing the investment bankers, accounting firms and legal counsel referred to in clause (i) above with the opportunity to conduct a reasonable investigation of the business and affairs of CorpBanca Colombia in connection with the preparation for the Qualified IPO, including reasonable access to CorpBanca Colombia’s books and records, officers, accountants and other advisors.

4.17   CorpBanca Colombia-Helm Merger.

If the approval of the CorpBanca Colombia-Helm Merger is approved by the SFC, CorpBanca shall cause the Helm Merger to be promptly consummated thereafter. If (i) the Chilean Merger is consummated, (ii) the approval of the CorpBanca Colombia-Helm Merger is denied by the SFC, (iii) in order to comply with Colombian law and relevant SFC resolutions, CorpBanca Colombia is required to sell all of its shares of Helm Bank (the “CorpBanca Helm Bank Shares”) and (iv) the Helm Sale Consideration is less than the Helm Value, CorpBanca shall pay Itaú Parent an amount equal to 22.29% of the Helm Value Shortfall.

4.18   Charitable Contributions.

Itaú Parent and Corp Group Parent shall cause CorpBanca and its Subsidiaries to make, and CorpBanca shall make, certain charitable donations as set forth on Schedule 4.18.

4.19   Colombian Trademark.

If the CorpBanca Colombia Shareholders Agreement shall have been terminated, Corp Group Parent shall cause the assignment and transfer to CorpBanca Colombia of all right, title and interest, free and clear of any Liens, in and to the trademarks (including the “CorpBanca” name) set forth on Schedule 4.19. If the CorpBanca Colombia Shareholders Agreement shall not have been terminated, Corp Group Parent shall not, and shall cause its Subsidiaries not to, oppose, contest or dispute the use of such trademarks by CorpBanca Colombia or take any action that would prevent it from causing the assignment and transfer to CorpBanca Colombia of all right, title and interest, free and clear of any Liens, in and to such trademarks if and when the CorpBanca Colombia Shareholders Agreement is terminated.

4.20   Insurance Matters.

(a)     Following the Chilean Effective Time, Itaú Parent shall cause Itaú Chile Compañia de Seguros de Vida S.A. (“Itaú Insurance Company”) to (i) provide Itaú Insurance Company’s life insurance-related products (the “Itaú Insurance Products”) to CorpBanca Insurance Clients and (ii) pay to CorpBanca Insurance Brokers brokerage and/or services fees (the “Insurance Brokerage Fees”) in an aggregate annual amount equal to 47.7% (the “Applicable Premium Percentage”), as it may be adjusted from time to time pursuant to Section 4.20(b), of the aggregate revenues generated from the sales of the Itaú Insurance Products by CorpBanca Insurance Brokers for the relevant year, in consideration and exchange for the offer of the Itaú Insurance Products by CorpBanca Insurance Brokers to the CorpBanca Insurance Clients. The Applicable Premium Percentage shall be applied to calculate the Insurance Brokerage Fees during the period commencing on the Chilean Effective Time and ending on the last day of the calendar year (the “First Applicable Premium Percentage Year”) subsequent to the year on which the Chilean Effective Time occurs.

(b)     On June 30 of any fiscal year following the First Applicable Premium Percentage Year (the “Calculation Date”), CorpBanca shall implement the procedure described in this Section 4.20(b) to determine whether the average insurance-related brokerage and/or services fees (expressed as a percentage of premiums earned) paid by insurance companies to the five largest Chilean insurance brokers (measured in terms of total premiums) that are Subsidiaries of banks (“Insurance Fees Market Average”) during the prior fiscal year have varied, upwards or downwards, by more than ten percent (10%) as compared to the Benchmark Fee Rate (a “Trigger Event”). The “Benchmark Fee Rate” shall be the Insurance Fees Market Average determined by the application of the procedure described in this Section 4.20(b) for the first Calculation Date and shall be revised to equal the Insurance Fees Market Average with respect to each future Calculation Date in which a Trigger Event occurs. If a Trigger Event occurs, the Parties shall negotiate in good faith to agree on a revised Applicable Premium Percentage that shall become effective immediately and shall not be lower than the Benchmark Fee Rate for the previous fiscal year. If the Parties are unable to agree on a revised Applicable Premium Percentage within fifteen (15) days of the final determination of the Insurance Fees Market Average, the Applicable Premium Percentage shall be immediately revised to equal the Insurance Fees Market Average.

The procedure for determining the Insurance Fees Market Average (and whether a Trigger Event has occurred) shall be the following:

(i)     CorpBanca shall hire one benchmarking expert from those listed in Schedule 4.20(a) (“Benchmarking Expert”) to conduct market research of insurance-related brokerage and/or services fees paid by insurance companies to banks and insurance brokers that are Subsidiaries of banks and, based on such research, determine (with instructions to make such determination within thirty (30) days of such Benchmarking Expert’s selection) the Insurance Fees Market Average and whether a Trigger Event has occurred, which determination will, if acceptable to CorpBanca, be final and binding until a new Applicable Premium Percentage with respect to the next Calculation Date is determined pursuant to this Section 4.20.

(ii) in the event such revised Applicable Premium Percentage is not acceptable to CorpBanca, then CorpBanca shall hire another Benchmarking Expert selected by CorpBanca from those listed in Schedule 4.20(a) to conduct market research for the same purposes described in item (i) above and, based on such research, determine (with instructions to make such determination within thirty (30) days of such Benchmarking Expert’s selection) the Insurance Fees Market Average and whether a Trigger Event has occurred. If the difference between the Insurance Fees Market Average determined pursuant to such procedure is lower than ten percent (10%), the simple average between the Insurance Fees Market Averages as determined by both Benchmarking Experts, and the calculation of whether a Trigger Event has occurred based on such determination, shall be final and binding until a new Applicable Premium Percentage with respect to the next Calculation Date is determined pursuant to this Section 4.20. If the difference between the Insurance Fees Market Averages determined pursuant to such procedure is higher than ten percent (10%), CorpBanca may hire an actuary firm from those listed in Schedule 4.20(b) to determine (with instructions to make such determination within thirty (30) days of such firm’s selection) the Insurance Fees Market Average and whether a Trigger Event has occurred, which determination shall be final and binding until a new Applicable Premium Percentage with respect to the next Calculation Date is determined pursuant to this Section 4.20.

(c)     If Itaú Parent desires not to continue to cause Itaú Insurance Company to offer the Itaú Insurance Products to CorpBanca Insurance Clients, Itaú Parent shall (i) use its reasonable best efforts to, 90 days prior to the date on which Itaú Insurance Company ceases to provide the Itaú Insurance Products to CorpBanca Insurance Clients (the “Insurance Termination Date”), enter into an agreement with a third party and one or more CorpBanca Insurance Brokers (the “New Insurance Brokerage Contract”) effective as of the Insurance Termination Date whereby such third party will provide the Itaú Insurance Products to the CorpBanca Insurance Clients and pay to such CorpBanca Insurance Brokers the related Insurance Brokerage Fees on substantially the same terms set forth in Section 4.20(a) and (b); and (ii) until a New Insurance Contract is effective, continue to pay CorpBanca or the CorpBanca Insurance Brokers an amount equal to the average of the Insurance Brokerage Fees paid by Itaú Insurance Company to CorpBanca or the CorpBanca Insurance Brokers under this Section 4.20 in the 12-month period prior to the Insurance Termination Date.

4.21   Certain Other Businesses.

(a)     If the Colombian Merger is to be effected pursuant to Section 1.6(i), the Parties shall cooperate in good faith to, on the Colombian Effective Time, transfer, assign or otherwise convey, in accordance with applicable Law, the Financing Corporation Business to a Subsidiary of CorpBanca Colombia.

(b)     During the six (6) month period following the date hereof, the Parties shall discuss and consult in good faith regarding whether CorpBanca will continue to hold its ownership interest in SMU Corp. and agree to implement the mutual determination made by the Parties; provided if by such six (6) month anniversary the Parties have not reached a mutual agreement, Itaú Parent shall have the right to determine in its sole discretion whether CorpBanca will continue to hold its ownership interest in SMU Corp. and, if Itaú Parent so determines, Corp Group Parent will, and will cause CorpBanca to use reasonable best efforts to divest, transfer, liquidate or otherwise dispose all of CorpBanca’s and its Subsidiaries’ investment in SMU Corp. as promptly as reasonably practicable and on commercially reasonable terms.

(c)     Itaú Parent shall cause its applicable Subsidiary to enforce its rights under the MCC Contract to purchase the remaining outstanding capital stock of MCC by August 31, 2016 to the extent it has not otherwise acquired such capital stock by that date. Promptly following the later of (i) the Chilean Effective Time and (ii) the acquisition of 100% of the outstanding capital stock of MCC, Itaú Parent shall cause its applicable Subsidiary to transfer 100% of the outstanding capital stock of MCC to CorpBanca for Fair Value (as defined in the Shareholders Agreement) and other customary terms and conditions (including representations, warranties and indemnities).

4.22   Referral Fees.

Itaú Parent and Corp Group Parent hereby acknowledge and agree that certain Chilean clients of CorpBanca may be interested in contracting financial services and products from financial entities located outside of Chile. Itaú Parent and CorpBanca shall discuss in good faith and on an arm’s-length basis the fees to be paid by Itaú Parent and its relevant Subsidiaries to CorpBanca or one or more of its Subsidiaries in consideration for or in connection with referrals of CorpBanca’s clients. Any such fees shall be paid in the most economically efficient manner to both parties in the relevant transaction. No fees shall be due by Itaú Parent or its Affiliates in connection with services and products that are requested by CorpBanca’s clients directly from Itaú Parent or any of its Affiliates other than CorpBanca and its Subsidiaries. Itaú Parent and CorpBanca and their respective Affiliates shall always comply with all applicable laws and regulations in the offer of such services and products to CorpBanca’s clients, the performance of their obligations and the exercise of their rights under this Section 4.22.

4.23   Use of the Parties’ Brands; Corporate Names.

(a)	At the Chilean Effective Time, the CorpBanca bylaws shall be amended to change CorpBanca’s corporate name to “Itaú Corpbanca”.

(b)	The Parties agree that, at and following the Chilean Effective Time, the exclusive brand used by CorpBanca and its Subsidiaries to identify its operations, products and services will be the Itaú Brand (subject to a reasonable transition period).

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1     Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Chilean Merger are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a)     Shareholder Approval. CorpBanca shall have obtained the CorpBanca Shareholder Approval.

(b)     Regulatory Approvals. All Regulatory Consents set forth on Exhibit 4 (collectively, the “Required Regulatory Consents”) shall (i) have been obtained or made and be in full force and effect, and all waiting periods required by Law shall have expired or been terminated, and (ii) not be subject to any Materially Burdensome Regulatory Condition.

(c)     No Orders; Illegality. No Order issued by any Governmental Authority of Chile, Colombia or Brazil (whether temporary, preliminary or permanent) preventing or suspending the consummation of the Transactions or requiring any change to the terms or structure of the Transactions set forth in Section 1.2, or imposing any condition on the Transactions, that in each case would have a material adverse economic impact on a Party shall be in effect, and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority of Chile, Colombia or Brazil that prohibits or makes illegal the consummation of the Transactions.

(d)     Consents. The consents set forth on Section 5.1(d) of Corp Group Parent’s Disclosure Letter shall have been obtained and shall remain in full force and effect.

5.2     Conditions to Obligations of the Corp Group Parties. The obligations of the Corp Group Parties to consummate the Chilean Merger are subject to the satisfaction of the following conditions, unless waived by the Corp Group Parties pursuant to Section 7.7:

(a)     Representations and Warranties. The representations and warranties of Itaú Parties set forth in this Agreement, after giving effect to Sections 3.5 and 7.4, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Corp Group Parties shall have received a certificate, dated the Closing Date, signed on behalf of Itaú Parent, to such effect.

(b)     Performance of Agreements and Covenants. Each of the Itaú Parties shall have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Chilean Effective Time in all material respects, and the Corp Group Parties shall have received a certificate, dated the Closing Date, signed on behalf of Itaú Parent, to such effect.

(c)     Shareholders Agreement and Pledge Agreements. Itaú Parent shall have duly executed and delivered to Corp Group Parent (A) the Shareholders Agreement and (B) the Corp Group Pledge Agreements.

(d)     No Material Adverse Effect. Since the date hereof, no circumstance, occurrence or change shall have occurred that has had a Material Adverse Effect on the Itaú Parties.

5.3     Conditions to Obligations of the Itaú Parties. The obligations of the Itaú Parties to consummate the Chilean Merger are subject to the satisfaction of the following conditions, unless waived by the Itaú Parties pursuant to Section 7.7:

(a)     Representations and Warranties. The representations and warranties of the Corp Group Parties set forth in this Agreement, after giving effect to Sections 3.5 and 7.4, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Itaú Parties shall have received a certificate, dated the Closing Date, signed on behalf of Corp Group Parent, to such effect.

(b)     Performance of Agreements and Covenants. Each of the Corp Group Parties shall have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Chilean Effective Time in all material respects, and the Itaú Parties shall have received a certificate, dated the Closing Date, signed on behalf of Corp Group Parent, to such effect.

(c)     Shareholders Agreement and Pledge Agreements. Corp Group Parent shall (i) have duly executed and delivered the Corp Group Pledge Agreement to which Interhold is a party; (ii) have caused Corp Group Banking to duly execute and deliver to Itaú Parent the Corp Group Pledge Agreement to which Corp Group Banking is a party and (iii) directly or indirectly, own at least 84,154,814,190 of the outstanding shares of CorpBanca Common Stock free and clear of any Liens other than restrictions contained in the Organizational Documents of CorpBanca or any Liens to Itaú Parent or its Affiliates.

(d)     No Material Adverse Effect. Since the date hereof, no circumstance, occurrence or change shall have occurred that has had a Material Adverse Effect on the Corp Group Parties.

ARTICLE 6

TERMINATION

6.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the receipt of any Shareholder Approval, this Agreement may be terminated and the Transactions abandoned at any time prior to the Chilean Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a)     By mutual consent of both Parties; or

(b)     By either Party, upon written notice to the other Party, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Section 5.2 or 5.3, as the case may be, and which cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching Party of such breach (or such fewer days as remain prior to the Termination Date); provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(c)     By either Party, upon written notice to the other Party, in the event that any Required Regulatory Consent has been denied by final non-appealable action of the relevant Governmental Authority (provided that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Required Regulatory Consent); or any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; or

(d)     By either Party, upon written notice to the other Party, in the event that the Chilean Merger has not been consummated by the second anniversary of the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Chilean Merger to be consummated on or before the Termination Date.

(e)     By Itaú Parent, upon written notice to Corp Group Parent, in the event that Corp Group Parent has (i) failed to call the CorpBanca Shareholders Meeting in violation of Section 4.4(a)(i), or (ii)(A) voted against the Transactions, or failed to attend or vote at, the CorpBanca Shareholders Meeting that has been duly called, (B) voted in favor of an alternative Acquisition Proposal or (C) tendered shares into an alternative Acquisition Proposal, in each case of (A), (B) and (C) in violation of Section 4.4(g).

(f)     By Corp Group Parent, upon written notice to Itaú Parent, in the event that Itaú Parent has (i) failed to call the Itaú Chile Shareholders Meeting in violation of Section 4.4(c)(i), or (ii)(A) voted against the Transactions, or failed to attend or vote at, the Itaú Chile Shareholders Meeting that has been duly called, (B) voted in favor of an alternative Acquisition Proposal or (C) tendered shares into an alternative Acquisition Proposal, in each case of (A), (B) and (C) in violation of Section 4.4(h).

6.2     Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of the Parties, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the Transactions, except that (a) the provisions of Sections 3.1(s), 3.2(s) and 4.9(b), this Section 6.2(a) and Article 7 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve a breaching Party from Liability for any willful and material breach of this Agreement.

(b)     In the event this Agreement is terminated pursuant to Section 6.1(e), then Corp Group Parent shall on the date of such termination pay Itaú Parent, by wire transfer of same day funds, a fee equal to US$400 million (the “Termination Fee”). In the event this Agreement is terminated pursuant to Section 6.1(f), then Itaú Parent shall on the date of such termination pay Corp Group Parent, by wire transfer of same day funds, the Termination Fee.

(c)     The Parties acknowledge that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; accordingly, if a Party fails promptly to pay the amount due pursuant to this Section 6.2, and, in order to obtain such payment, the other Party commences a proceeding which results in a judgment against such Party for the Termination Fee or any portion thereof, such Party shall pay the costs and expenses of the other Party (including attorneys’ fees and expenses) in connection with such proceeding. In addition, if a Party fails to pay the amounts payable pursuant to this Section 6.2, then such Party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE 7

MISCELLANEOUS

7.1     Definitions.

(a)     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a Party and its Subsidiaries (including Stock of its Subsidiaries) or 20% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or the shareholders of such third party) beneficially owning 20% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party or (iii) a joint venture, partnership, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party. For purposes of this definition of “Acquisition Proposal,” the term “Party” shall not include Itaú Parent.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Bank Party” shall mean any of CorpBanca, CorpBanca Colombia, Itaú Chile and Itaú Colombia.

“Banking Business” shall mean providing (i) consumer financial products and/or services, including secured and/or unsecured consumer lending, consumer mortgage products, consumer card products, retail banking products and/or services, and consumer leasing; and/or (ii) deposit-taking services including both consumer and commercial deposits, and payroll services; and/or (iii) credit and/or debit card transaction processing services (which transaction processing services, for the avoidance of doubt, include merchant acquiring); and/or (iv) commercial financial products and/or services, including bilateral and syndicated loans and trustee and depositary services; and/or (v) investment banking; and/or (vi) financial advisory services relating to the services described in (i)-(v) above; and/or (vii) all businesses related or reasonably incidental thereto.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Santiago, Chile, São Paulo, Brazil or Bogotá, Colombia are authorized or required by law to remain closed.

“Chile” shall mean the Republic of Chile.

“Chilean Antitrust Law” shall mean Decree Law No. 211 Ley de Defensa de la Libre Competencia and any other Chilean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening the competition through mergers, acquisitions, business combinations or similar transactions.

“Chilean Banking Law” shall mean Decree with Force of Law No. 3 by General de Bancos.

“Chilean Companies Law” shall mean Law No. 18,046 Ley Sobre Sociedades Anónimas.

“Chilean Exchange Ratio” shall mean, for each share of Itaú Chile Common Stock, a number of shares of CorpBanca Common Stock equal to 172,048,565,857 divided by the number of outstanding shares of Itaú Chile Common Stock as of the Chilean Effective Time.

“Chilean Securities Law” shall mean Law No. 18,045 Ley de Mercado de Valores.

“Chilean Securities Registry” shall mean the Registro de Valores de la Superintendencia de Bancos e Instituciones Financieras.

“Colombia” shall mean the Republic of Colombia.

“Colombian Code of Commerce” shall mean Law Decree 410 of 1971.

“Colombian Exchange Ratio” shall mean, for each share of Itaú Colombia Common Stock, a number of shares of CorpBanca Colombia Common Stock equal to (i) the quotient of the Colombian Purchase Price and U.S.$ 2,672 million, multiplied by (ii) the number of outstanding shares of CorpBanca Colombia Common Stock as of the Colombian Effective Time divided by (iii) the number of outstanding shares of Itaú Colombia Common Stock as of the Colombian Effective Time.

“Colombian GAAP” shall mean generally accepted accounting principles in Colombia as applicable to CorpBanca Colombia and its Subsidiaries (including pursuant to the Circular Básica Contable y Financiera and Decree 2649 of 1993, as such accounting principles may be applied or interpreted by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) to banks or other financial institutions licensed in Colombia or such other replacement accounting principles as the Colombian Financial Superintendency from time to time as officially interpreted or applied to such banks).

“Compensation and Benefit Plan” shall mean any employment or consulting agreement or any material bonus, profit sharing, deferred compensation, incentive compensation, equity compensation, holiday, hospitalization, medical insurance, life insurance, disability, welfare, retention, severance, fringe benefit, retirement or other employee benefits plan or agreement, in each case, that is sponsored, maintained or contributed to by CorpBanca or its Subsidiaries or Itaú Chile or its subsidiaries, as applicable, for the benefit of their employees (other than governmental or mandatory social security arrangements, and any other such plans, programs, agreements or arrangements that CorpBanca or its Subsidiaries or Itaú Chile or its subsidiaries, as applicable, are required to sponsor, maintain or contribute to under applicable Law).

“Confidentiality Agreements” shall mean (i)that certain Confidentiality Agreement, dated November 12, 2013, by and between CorpBanca and Itaú Parent and (ii) that certain Confidentiality Agreement, dated September 3, 2013, by and between Interhold and Itaú Parent.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Consideration” shall mean the Fair Value (as defined in the Shareholders Agreement) of all cash, securities, assets and other property (including, without limitation, the Fair Value of amounts paid, distributed or issued, or to be paid pursuant to an escrow arrangement or other arrangements based on future events, distributed or issued, to holders of common stock, preferred stock, convertible securities, warrants, stock appreciation rights, options or similar rights or securities of Helm Bank in connection with a sale of the CorpBanca Helm Bank Shares).

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, license, indenture, instrument, lease or undertaking of any kind or character to which any Person is a party and that is legally binding on any Person or its capital stock, assets or business.

“COP” shall mean the Colombian legal currency.

“CorpBanca Colombia” shall mean Banco Corpbanca Colombia S.A., an establecimiento bancario organized as a capital stock corporation (sociedad anónima) under the Laws of Colombia.

“CorpBanca Colombia-Helm Merger” shall mean the merger between CorpBanca Colombia and Helm Bank.

“CorpBanca Common Stock” shall mean the common stock of CorpBanca.

“CorpBanca Colombia Common Stock” shall mean the common stock of CorpBanca Colombia.

“Corpbanca Insurance Brokers” shall mean both CorpBanca Corredores de Seguros S.A., a corporation (sociedad anónima), and Itaú Chile Corredora de Seguros Limitada, a limited liability company (sociedad de responsabilidad limitada), both of which organized under the laws of Chile, as well as any other Subsidiaries of CorpBanca that are permitted under applicable Law to conduct insurance brokerage activities in Chile.

“CorpBanca Insurance Clients” shall mean all clients of CorpBanca and its Subsidiaries that are permitted under applicable law to receive an offer from CorpBanca Insurance Brokers to acquire an insurance policy in Chile.

“Corpbanca Investment” shall mean shall mean Corpbanca Investment Valores Colombia S.A., a sociedad comisionista de bolsa organized as a stock corporation (sociedad anónima) under the Laws of Colombia.

“Corpbanca Trust” shall mean Investment Trust Colombia S.A., a sociedad fiduciaria organized as a stock corporation (sociedad anónima) under the Laws of Colombia.

“Corp Group Banking” shall mean Corp Group Banking S.A., a company (sociedad por acciones) organized under the laws of Chile.

“Corp Group Holding” shall mean Corp Group Holding Inversiones Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile.

“Corp Group Parties” shall mean Corp Group Parent and CorpBanca.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order or Permit or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order or Permit.

“Environmental Laws” shall mean all Laws, Orders and Permits relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.

“Exhibits” 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Financial Statements” shall mean the CorpBanca Financial Statements and the Itaú Chile Financial Statements and the Itaú Colombia Financial Statements.

“Financing Corporation Business” shall mean the financing businesses as currently conducted by Itaú Colombia pursuant to applicable Colombian Law and in the ordinary course of business consistent with past practice in which CorpBanca Colombia is not authorized to participate, including acting as factoring intermediary, representative of securities holders, investment banker, underwriter and capital investor.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof) or any industry self-regulatory authority (including the staff thereof).

“Helm Bank” shall mean Helm Bank Colombia S.A., a Colombian establecimiento bancario organized as a capital stock corporation (sociedad anónima) under the laws of Colombia.

“Helm Bank Cayman” shall mean Helm Bank Cayman (in voluntary liquidation), an exempted company incorporated under the laws of Cayman islands.

“Helm Bank Panamá” shall mean Helm Bank Panamá S.A., a Panamanian establecimiento bancario organized as a capital stock corporation (sociedad anónima) under the laws of Panama.

“Helm Insurance” shall mean Helm Corredor de Seguros S.A., a Colombian corredor de seguros organized as a capital stock corporation (sociedad anónima) under the laws of Colombia.

“Helm Sale Consideration” shall mean an amount equal to the aggregate Consideration paid, distributed or issued or to be paid, distributed or issued, directly or indirectly, by an acquirer to a seller or sellers in connection with a sale of the CorpBanca Helm Bank Shares.

“Helm Securities Panamá” shall mean Helm Casa de Valores Panamá S.A., a Panamanian casa de valores organized as a capital stock corporation (sociedad anónima) under the laws of Panama.

“Helm Stockbroker” shall mean Helm Comisionista de Bolsa S.A., a Colombian comisionista de bolsa organized as a capital stock corporation (sociedad anónima) under the laws of Colombia.

“Helm Trust” shall mean Helm Fiduciaria S.A., a Colombian sociedad fiduciaria organized as a capital stock corporation (sociedad anónima) under the laws of Colombia.

“Helm Value” shall mean US$1.580 billion.

“Helm Value Shortfall” shall mean an amount equal to the Helm Value less the Helm Sale Consideration.

“IFRS” shall mean International Financial Reporting Standards, as issued by the International Accounting Standards Board, consistently applied during the periods involved.

“Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, algorithms, processes, computer software programs or applications (in both source code and object code form) and all other intellectual property or proprietary rights.

“Internal Revenue Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Itaú Brand” means the trademark “Itaú” (and any logo used in connection with it) and any variations thereof that are used to identify its operations, products or services and are aligned with Itaú Parent’s marketing and communication policies.

“Itaú Chile Common Stock” shall mean the common stock of Itaú Chile.

“Itaú Colombia” shall mean Itaú BBA Colombia, S.A. Corporacion Financiera, a corporación financiera organized as a capital stock corporation (sociedad anónima) under the Laws of Colombia.

“Itaú Colombia Common Stock” shall mean the common stock of Itaú Colombia.

“Itaú Parties” shall mean Itaú Parent and Itaú Chile.

“Law” shall mean any code, law (including common law), ordinance, regulation, rule or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien or encumbrance of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) in the case of depository institution Subsidiaries of a Party, pledges to secure deposits.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, administrative or other proceeding, suit or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations by Regulatory Authorities.

“MCC” means Munita, Cruzat y Claro S.A. Corredores de Bolsa, a privately held stock corporation incorporated under the laws of Chile.

“MCC Contract” means that certain Stock Purchase Agreement by and among MCC Inversiones Globales Ltda, Unibol S.A., Inversiones Río Bamba Ltda., Sociedad Promotora de Inversiones y Rentas Balaguer LTDA., BICSA Holdings Ltd., Itaú Unibanco Holdings S.A., and certain beneficial owners set forth therein, dated as of August 1, 2011.

“NYSE” shall mean the New York Stock Exchange, Inc.

“other Bank Party” shall mean (i) CorpBanca and CorpBanca Colombia, with respect to Itaú Chile and Itaú Colombia, and (ii) Itaú Chile and Itaú Colombia, with respect to CorpBanca and CorpBanca Colombia.

“other Party” shall mean (i) Corp Group Parent, CorpBanca and CorpBanca Colombia, with respect to Itaú Parent, Itaú Chile and Itaú Colombia, and (ii) Itaú Parent, Itaú Chile and Itaú Colombia, with respect to Corp Group Parent, CorpBanca and CorpBanca Colombia.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other arbitrator, mediator, tribunal or Governmental Authority.

“Organizational Documents” shall mean the articles of association, incorporation, memorandum of association, certificate of incorporation, charter, by-laws, shareholders agreements or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Outstanding” shall mean, with respect to shares of capital stock or Rights of a Party or any of CorpBanca’s Subsidiaries, shares of such capital stock or Rights that are issued and outstanding at a particular time.

“Panama” shall mean the Republic of Panama.

“Party” shall mean any of the Corp Group Parties or Itaú Parties, and “Parties” shall mean both the Corp Group Parties and Itaú Parties.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, order or permit from Governmental Authorities that are required for the operation of a Party’s respective businesses.

“Permitted Lien” shall mean (i) mechanics’, materialmens’, warehousemens’, carriers’, workers’ or repairmens’ liens or other similar Encumbrances arising or incurred in the ordinary course of business, (ii) Liens for Taxes, assessments, judgments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (iii) statutory limitations, conditions, exceptions, gaps or other imperfections in chain of title, or other irregularities in the records of a Governmental Authority maintaining such records that (x) were not incurred in connection with any financial indebtedness and (y) do not materially impair the continued use of the property encumbered thereby, and any rights reserved or vested in any Person by any original patent or grant or any statutory provision, (iv) liens or title retention arrangements arising under conditional sales contracts and leases entered into in the ordinary course of business, (v) covenants, conditions, restrictions, agreements, easements or other Liens referenced in the relevant Financial Statements or in the relevant Disclosure Letter, (vi) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions or conditions that would be shown in a public registry or by survey, title report or physical inspection, (vii) zoning, building and other Liens arising pursuant to applicable Law that, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate, (viii) defects, irregularities or imperfections of title and other Liens that, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; (ix) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (x) with respect to leased real property, the terms and conditions of the leases with respect thereto.

“Person” shall mean a natural person or any legal, commercial or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, the Brazilian Central Bank (Banco Central do Brasil), Chilean Superintendency of Banks, the Chilean Central Bank, the Chilean Superintendency of Securities and Insurance, the Santiago Stock Exchange, the Unidad de Análisis Financiero, the SFC, the Colombian Central Bank, the Direccion de Impuestos y Aduanas Nacionales (DIAN), the Colombian Stock Exchange, the Board of Governors of the U.S. Federal Reserve System, the NYSE, the U.S. Department of Justice, the U.S. Federal Trade Commission, the SEC, the Cayman Islands Monetary Authority, the Panama Superintendencia de Bancos and the Panama Superintendencia de Valores (including, in each case, the staff thereof).

“Regulatory Consents” shall mean, collectively, the CorpBanca Regulatory Consents, the Itaú Bank Regulatory Consents and the Itaú Parent Regulatory Consents.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“SAGA” shall mean Companía Inmobiliaria y de Inversiones Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile.

“Santiago Stock Exchange” shall mean the Bolsa de Comercio de Santiago, Chile.

“São Paulo Stock Exchange” shall mean BM&FBOVESPA.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean Law No. 18,045, Ley de Mercado de Valores, Decree 2555 of 2010, in each case, as amended from time to time, and all other applicable regulations, requirements, orders, resolutions, circulares and policies of the SFC, the 1933 Act, the 1934 Act, each as amended, and state securities and “Blue Sky” Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.

“Senior Management” shall mean the chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO), Head of Wholesale banking, Head of commercial banking, Head of Retail banking, Chief Credit Risk Officer, Head of Corporate Development, Head of Wealth Management, Head of Treasury, Head of Human Resources, Head of Legal, Head of Compliance and other officers with annual base compensation higher than US$350,000 (or the equivalent thereof in other currencies).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any corporation, company, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person; provided that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Supermajority Consent” shall have the meaning set forth in the CorpBanca Colombia Shareholders Agreement.

“Tax” or “Taxes” shall mean all Chilean or Colombia (as the case may be) and foreign federal, state, and local taxes, levies, imposts, duties or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any related interest and penalties or additions thereto.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a Taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Trade Secrets” shall mean all trade secrets and confidential information and know-how, including without limitation confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

(b)     The terms set forth below shall have the meanings ascribed thereto in the referenced sections:1

Agreement	Preamble
Average Premium	Section 4.20
Capital Raise	Section 1.2(c)
Chilean Effective Time	Section 1.3
Chilean Merger	Section 1.2(a)
Chilean Merger Steps	Section 1.3(c)
Closing	Section 1.1
Closing Date	Section 1.1
Colombian Acquisition Closing	Section 1.3(b)
Colombian Acquisition Steps	Section 1.3(b)
Colombian Direct Subsidiaries	Section 2.3(d)
Colombian Effective Time	Section 1.3
Colombian Exchange Fund	Section 2.3(a)
Colombian Merger	Section 1.2(b)
Colombian Merger Steps	Section 1.3(b)
Colombian Purchase Price	Section 1.6(b)
Colombian Transaction Steps	Section 1.3(b)
Continuing Employees	Section 4.10(a)
CorpBanca	Preamble
CorpBanca Colombia	Preamble
CorpBanca Colombia Common Stockholder	Section 2.3(b)
CorpBanca Colombia Financial Statements	Section 3.1(d)(iii)
CorpBanca Colombia Shareholder Approval	Section 3.1(b)(i)
CorpBanca Colombia Shareholders’ Agreement	Recitals
CorpBanca Colombia Shareholders’ Meeting	Section 4.4(d)
CorpBanca Continuing Employees	Section 4.11(a)
CorpBanca Extension of Credit	Section 3.1(p)(i)

1 Note: Table to be updated.

CorpBanca Financial Statements	Section 3.1(d)(i)
CorpBanca Helm Bank Shares	Section 4.17
CorpBanca HoldCo	Recitals
CorpBanca Regulatory Consents	Section 3.1(b)(iii)
CorpBanca Shareholder Approval	Section 3.1(b)(i)
CorpBanca Shareholders’ Meeting	Section 4.4(a)
Corp Group Parent	Preamble
Corp Group Pledge Agreements	Recitals
Direct Subsidiaries	Section 2.1(c)
Disclosure Letter	Section 7.4
Holding Companies	Recitals
Indemnified Parties	Section 4.12(a)
Insurance Fees’ Market Average	Section 4.20
Itaú Chile	Preamble
Itaú Chile Common Stock Holder	Section 2.1(b)
Itaú Chile Continuing Employees	Section 4.11(a)(i)
Itaú Chile Extension of Credit	Section 3.2(o)(i)
Itaú Chile Financial Statements	Section 3.2(d)(i)
Itaú Chile Shareholder Approval	Section 3.2(b)(i)
Itaú Chile Shareholders’ Meeting	Section 4.4(c)
Itaú Colombia	Preamble
Itaú Colombia Financial Statements	Section 3.2(d)(iii)
Itaú Colombia Shareholder Approval	Section 3.2(b)(i)
Itaú Colombia Shareholders’ Meeting	Section 4.4(f)
Itaú Colombia Shares	Section 1.6(b)
Itaú HoldCo	Recitals

Itaú’s Insurance Company	Section 4.20
Material Adverse Effect	Section 3.5(b)
Materially Burdensome Regulatory Condition	Section 4.6(c)
Maximum Amount	Section 4.12(c)(ii)
New Chilean Certificates	Section 2.1(a)
New Colombian Certificates	Section 2.3(c)
New Colombian Direct Subsidiaries Certificates	Section 2.3(d)(i)
New Direct Subsidiaries Certificates	Section 2.1(c)(i)
Old Chilean Certificates	Section 1.4(b)
Old Colombian Certificates	Section 1.5(b)
Qualified IPO	Section 4.16
Registration Rights Agreement	Section 4.13(b)
Regulatory Consents	Section 3.2(b)(iii)
Required Regulatory Consents	Section 5.1(b)
SFC	Section 3.1(m)
Shareholders Agreement	Section 1.2(a)
Termination Date	Section 6.1(d)
Termination Fee	Section 6.2(b)
Transactions	Section 1.2

(c)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

(d)     All references herein to “dollars” or “$” shall mean U.S. dollars.

7.2     Non-Survival of Representations and Covenants. Except for Article 1 and Article 2, Sections 4.4(d), (e), (f) and (h), 4.5(a), 4.6, 4.7, 4.8(b), 4.9, 4.11, 4.12, 4.13, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21 4.22 and 4.23 and this Article 7, the respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Chilean Effective Time. Except for Article 1 and Article 2, Sections 4.8(b), 4.11, 4.12, 4.13, 4.16, 4.17, 4.18, 4.19, .4.20, 4.21, 4.22 and 4.23 and this Article 7, the respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Colombian Effective Time.

7.3     Expenses. Except as otherwise provided in this Section 7.3, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the Transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one half of the filing fees in connection with any filing under the Chilean Antitrust Law or Chilean Securities Registry, any Colombian registry tax (impuesto de registro) and mercantile registry fees (derechos de inscripción) with respect to the filing of the Colombian public deed set forth in Section 1.3(b) hereof in the mercantile registry (registro mercantil) or in any real state public registry office (oficinas de registro de instrumentos públicos).

7.4     Disclosure Letters. Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party’s representations or warranties contained in Sections 3.1, 3.2, 3.3 and 3.4, as applicable, or to one or more of its covenants contained in Article 4; provided that (i) no such item is required to be set forth in a Party’s Disclosure Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.5, and (ii) the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of Sections 3.1, 3.2, 3.3 and 3.4, as applicable, shall be deemed to qualify (a) any subsections of Sections 3.1, 3.2, 3.3 and 3.4, as applicable, specifically referenced or cross-referenced and (b) other subsections of Sections 3.1, 3.2, 3.3 and 3.4, as applicable, to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

7.5     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as provided in Section 4.12.

7.6     Amendments. Before the Chilean Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties, by action taken or authorized by their respective Boards of Directors, whether before or after the CorpBanca Shareholder Approval, CorpBanca Colombia Shareholder Approval, Itaú Chile Shareholder Approval or Itaú Chile Shareholder Approval have been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the shareholders of CorpBanca, CorpBanca Colombia, Itaú Chile or Itaú Colombia, unless such required approval is obtained.

7.7     Waivers.

(a)     Either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8     Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of each other Party; provided that each of Itaú Parent and Corp Group Parent may assign any of its rights and obligations hereunder to one or more of its wholly-owned Subsidiaries; provided, further, that such assignment shall not relieve Itaú Parent or Corp Group Parent, as the case may be, of any of their respective obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered. A copy of each such notice or other communication shall also be sent via email to the addresses set forth below:

Corp Group Parent:	Rosario Norte 660, Las Condes Santiago, Chile Fax Number: 562 2660-6021 Email: alvarobarriga@corpgroup.cl Attention: Pilar Dañobeitía E. Alvaro Barriga O.

Copy to Counsel (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax Number: +1 (212) 455-2502

Email: dwilliams@stblaw.com

              echung@stblaw.com

Attention: David L. Williams

                 Edward Chung

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: +(562) 2367 3003

Email: jmeyzaguirreg@claro.cl

              flarrain@claro.cl

Attention: José María Eyzaguirre B.

                  Felipe Larrain

CorpBanca:	Rosario Norte 660, Las Condes Santiago, Chile Fax Number: 562 2660-6020 Email: fernando.massu@corpbanca.cl Attention: Fernando Massu T.

Copy to Counsel (which shall not constitute notice):	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax Number: +1 (212) 455-2502 Email: dwilliams@stblaw.com

              echung@stblaw.com

Attention: David L. Williams

                 Edward Chung

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: +(562) 2367 3003

Email: jmeyzaguirreg@claro.cl

             flarrain@claro.cl

Attention: José María Eyzaguirre B.

                  Felipe Larrain

Itaú Parent:

Praça Alfredo Egydio de Souza Aranha, 100

Torre Olavo Setubal, PI

04344-902 – São Paulo – SP – Brasil

Fax Number: +55 11 5019-2302

Email: Ricardo.marino@itau-unibanco.com.br

Attention: Ricardo Villela Marino

Copy to Counsel (which shall not constitute notice):

Praça Alfredo Egydio de Souza Aranha, 100

Torre Conceição, 12º andar

04344-902 – São Paulo – SP – Brasil

Fax Number: +5511 5019 1788

Attention: Álvaro F. Rizzi Rodrigues

Email: fernando.chagas@unibanco.com.br

Fax Number: +5511 5019-1114

Attention: Fernando Della Torre Chagas

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax Number: +1 (212) 403-2000

Email: rkim@wlrk.com

             mfveblen@wlrk.com

Attention: Richard K. Kim

                 Mark F. Veblen

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: +(562) 2367 3003

Email: cristobal.eyzaguirre@claro.cl

              lnunez@claro.cl

Attention: Cristóbal Eyzaguirre

                  Luisa Núñez

Itaú Chile:	Enrique Foster Sur, 20, 6th Floor Santiago, Chile Fax Number: Email: bbuvinicguerovich@itau.cl Attention: Boris Buvinic Guerovich

Copy to Counsel (which shall not constitute notice):

Praça Alfredo Egydio de Souza Aranha, 100

Torre Conceição, 12º andar

04344-902 – São Paulo – SP – Brasil

Fax Number: +5511 5019 1788

Email (which shall be sent but shall not constitute notice): alvaro.rodrigues@itau-unibanco.com.br

Attention: Álvaro F. Rizzi Rodrigues

Fax Number: +5511 5019-1114

Email: fernando.chagas@unibanco.com.br

Attention: Fernando Chagas

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax Number: +1 (212) 403-2000

Email: rkim@wlrk.com

             mfveblen@wlrk.com

Attention: Richard K. Kim

                  Mark F. Veblen

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: +(562) 2367 3003

Email: cristobal.eyzaguirre@claro.cl

             lnunez@claro.cl

Attention: Cristóbal Eyzaguirre

                  Luisa Núñez

7.10   Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the Law of the State of New York, without regard to its conflict of law principles.

7.11   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and which counterparts may be delivered by facsimile or electronic mail.

7.12   Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13   Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party solely by virtue of such Party being considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14   Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15     Waiver of Jury Trial. Each of the Parties hereby irrevocably waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation ancillary to arbitration directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties hereto hereby (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.15.

7.16   Dispute Resolution. Each of the Parties irrevocably agrees that, without prejudice to the parties’ respective rights under Section 7.17 to resort to a court of competent jurisdiction, all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three (3) arbitrators. Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the Parties irrevocably agrees that they shall in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the Parties cannot agree on arbitrators within such thirty (30) day period, then the arbitrators shall be appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award will be final and binding on the Parties, not subject to appeal, and enforceable in accordance with its terms. The Parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the Parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing Party shall be entitled to have the final award enforced in any court of competent jurisdiction. The arbitration costs will be borne by the losing Party (or Parties) or such other Party (or Parties) as designated by the arbitral tribunal. In case it is necessary for one (1) or more Parties to the dispute to enforce the arbitral award through any type of court proceedings, the other Party (or Parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.

7.17   Specific Performance. Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and subject to Section 7.16 above it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Party agrees that the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, New York, United States, are a court of competent jurisdiction for seeking any such relief. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the State of New York and the federal courts of the United States of America located in New York County, New York, United States, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 7.17 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 7.17. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

7.18   Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as another Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered on its behalf by its duly authorized officers as of the day and year first above written.

INVERSIONES CORP GROUP INTERHOLD LIMITADA

By:	/s/ Jorge Andrés Saieh
Name: Jorge Andrés Saieh
Title:

[Signature Page to Transaction Agreement]

INVERSIONES GASA LIMITADA

By:	/s/ Jorge Andrés Saieh
Name: Jorge Andrés Saieh
Title:

[Signature Page to Transaction Agreement]

CORPBANCA

By:	/s/ Fernando Massú
Name: Fernando Massú
Title:

[Signature Page to Transaction Agreement]

ITAÚ UNIBANCO HOLDING S.A.

By:	/s/ Ricardo Marino
Name: Ricardo Marino
Title:

By:	/s/ Caio Ibrahim David
Name: Caio Ibrahim David
Title:

[Signature Page to Transaction Agreement]

BANCO ITAÚ CHILE

By:	/s/ Boris Buvinic
Name: Boris Buvinic
Title:

[Signature Page to Transaction Agreement]

SHAREHOLDERS AGREEMENT

between

ITAÚ UNIBANCO HOLDING, S.A.,

[“ITAÚ HOLDING COMPANY”],

INVERSIONES GASA LIMITADA,

CORP GROUP HOLDING INVERSIONES LTDA.,

CORP GROUP BANKING S.A.,

COMPANÍA INMOBILIARIA Y DE INVERSIONES SAGA LIMITADA

and

INVERSIONES CORP GROUP INTERHOLD LTDA.

dated as of [•]

- i -

Exhibits

A	Pledge Agreement
B	Investment Banks
C	Optimal Regulatory Capital
D	ROE
E	Initial CEO of the Chilean Bank
F	Framework with upper limits on credit exposures

- ii -

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of [•] by and among Itaú Unibanco Holding, S.A., a sociedad anónima organized under the laws of Brazil (“Itaú Parent”), [“Itaú Holding Company”], a sociedad por acciones organized under the laws of Chile (“Company One”), Corp Group Holding Inversiones Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“CG Holding”), Inversiones Corp Group Interhold Ltda., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“Interhold”), Inversiones Gasa Limitada, a limited liability partnership (sociedad de responsabilidad limitada) organized under the laws of Chile (“GASA” and, collectively with CG Holding and Interhold, “Corp Group Parent”), Corp Group Banking S.A., a company (sociedad anónima) organized under the laws of Chile (“CGB”) and Companía Inmobiliaria y de Inversiones Saga Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“SAGA” and together with CGB, “Company Two”; collectively with Company One, the “Companies”).

RECITALS

WHEREAS, Corp Group Parent and Itaú Parent are parties to a Transaction Agreement, dated as of January [29], 2014 (the “Transaction Agreement”).

WHEREAS, pursuant to the Transaction Agreement, Itaú Parent and Corp Group Parent have undertaken certain transactions in order to improve the competitive position of CorpBanca and its Subsidiaries in the Banking Business, improve client relationships and establish a long term relationship.

WHEREAS, as of the date hereof, (i) Itaú Parent directly or indirectly holds 100% of the shares of Company One, which owns approximately 34% of the outstanding Bank Shares (as defined herein) and (ii) Corp Group Parent directly or indirectly holds more than 99% of the shares of Company Two, which owns approximately 32% of the outstanding Bank Shares.

WHEREAS, concurrently with their entry into this Agreement, the Shareholders have entered into a certain pledge agreement attached as Exhibit A with respect to the shares of CGB and certain of its Banks Shares (the “Pledge Agreement”).

WHEREAS, each of the Shareholders desires to promote the interests of the Chilean Bank and its Subsidiaries and the mutual interests of the Shareholders by establishing herein certain terms and conditions upon which the Company Shares (as defined herein) and Bank Shares will be held.

WHEREAS Itaú Parent, [as controlling Shareholder of the Chilean Bank] and in consideration for the covenants and other agreements of Corp Group Parent in this Agreement, has agreed to grant certain rights and benefits to Corp Group Parent on corporate governance, liquidity rights and other matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. [Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Agreement.]1 As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Average Asset Growth Multiple” means for any year: (a) the average of the annual growth rate of the aggregate consolidated total assets of the three (3) largest privately-owned banks (measured in terms of total assets) in Chile (excluding the Chilean Bank) or Colombia (excluding the Colombian Bank), as the case may be, in each of the three full years immediately preceding such year (published by the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as the case may be, divided by (b) the average of the annual growth rate of the nominal gross domestic product of such country (Chile or Colombia, as the case may be) in each of the three full years immediately preceding such year as published by the Banco Central de Chile (in the case of Chile) and the Departamento Administrativo Nacional de Estadística (in the case of Colombia).

“Bank Shares” means the shares of the Chilean Bank.

“Bank Shares Dividend Put Exercise Date” has the meaning assigned to such term in Section 6.2(d)(ii).

“Bank Shares Dividend Put Price” has the meaning assigned to such term in Section 6.2(d)(ii).

“Banking Business” means providing (i) consumer financial products and/or services, including secured and/or unsecured consumer lending, consumer mortgage products, consumer card products, retail banking products and/or services, and consumer leasing; and/or (ii) deposit-taking services including both consumer and commercial deposits, and payroll services; and/or (iii) credit and/or debit card transaction processing services (which transaction processing services, for the avoidance of doubt, include merchant acquiring); and/or (iv) commercial financial products and/or services, including bilateral and syndicated loans, trustee and depositary services; and/or (v) investment banking services; and/or (vi) financial advisory services related to the services described in clauses (i) through (v) above; and/or (vii) all businesses related or reasonably incidental thereto.

1 NTD: All terms defined in the TA to be imported into the final version of this Agreement

2

“Board” means the respective Board of Directors of the Chilean Bank and its Subsidiaries (including the Colombian Bank).

“Breach Call Notice” has the meaning assigned to such term in Section 5.2(a).

“Breach Call Option” has the meaning assigned to such term in Section 5.2(a).

“Breach Call Price” has the meaning assigned to such term in Section 5.2(a).

“Breach Put Notice” has the meaning assigned to such term in Section 5.2(a).

“Breach Put Option” has the meaning assigned to such term in Section 5.2(a).

“Breach Put Price” has the meaning assigned to such term in Section 5.2(a).

“Breaching Shareholder” means any Shareholder who commits a Material Breach of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Santiago de Chile (Chile), Bogotá (Colombia), Panama (Republic of Panama), São Paulo (Brazil) and/or the City of New York.

“Business Plan and Budget” means the three (3)-year business plan and annual budget for the Chilean Bank and its Subsidiaries, which shall include planned expenditures, revenues, sources and uses of funds and timing and estimates of dividends and shall be presented to the Board for approval at least fifteen (15) days in advance of the applicable Board meeting.

“Call Price” has the meaning assigned to such term in Section 5.1(b)(ii).

“Capital Ratio” means, on any date with respect to a regulated bank in Chile or Colombia, as the case may be, the percentage represented by the ratio of such bank’s (a) regulatory capital required by applicable Law of the applicable country to (b) risk-weighted assets (including any risk-weighted assets of its Subsidiaries that are consolidated for purposes of calculating minimum regulatory capital ratio in such country) of such bank.

“Cause” means, with respect to any person who is the CEO of the Chilean Bank and/or the Colombian Bank, (i) such person’s conviction of, or his/her guilty plea to, any criminal felony offense punishable by imprisonment that is reasonably likely to adversely affect such person’s suitability to perform his/her duties, including any such offense involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts, (ii) such person’s willful malfeasance or willful misconduct or any reckless or grossly negligent act or omission, in each case in connection with his/her duties that is materially injurious to the financial condition or business reputation of the Chilean Bank or any of its Subsidiaries or Affiliates or (iii) any other omissions or commissions by such person which constitute grounds for termination for cause under applicable Law.

“Central America” means Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

3

“Change of Control” means, with respect to Corp Group Parent, the following occurring in a single transaction or in a series of related transactions: the Saieh Group ceasing to own, directly and indirectly, at least 50% plus one additional share of the issued voting stock of Corp Group Parent.

“Chilean Bank” means CorpBanca.

“Chilean Bank Board” means the Board of Directors of the Chilean Bank.

“Chilean Corporations Act” means Law No. 18,046 Ley sobre Sociedades Anónimas.

“Colombian Bank” means CorpBanca Colombia.

“Common Stock” means the common stock of the Companies or the Chilean Bank and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” and “Companies” have the meaning assigned to such terms in the introductory paragraph.

“Company Shares” means the shares of the Companies.

“Contract” means any agreement, contract, arrangement or understanding, whether formal or informal, written or oral, that is legally binding.

“Confidential Information” has the meaning assigned to such term in Section 7.15(a).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means (a) the possession, directly or indirectly, of the power to (i) direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, (ii) cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general or other meeting of stockholders of such Person, or (iii) appoint or remove the majority of the directors or equivalent officers of such Person; (b) the holding of more than one-half of the issued share capital of such Person (excluding any part of that issued share capital that carries no right other than the right to receive a specified amount in a distribution of either profits or capital) or (c) being the general partner and/or managing member and/or fund manager of such Person.

“Corp Group Parent” has the meaning assigned to such term in the introductory paragraph (together with its Permitted Transferees).

“Corp Group Parent Put Exercise Date” has the meaning assigned to such term in Section 5.1(a)(i).

4

“CorpBanca” means CorpBanca, a special banking open corporation (sociedad anónima abierta especial bancaria), organized and existing under the Laws of Chile.

“Cure Period” has the meaning assigned to such term in Section 5.2(a).

“Director” means a member of the Board.

“Disclosing Party” has the meaning assigned to such term in Section 7.15(a).

“Dividend Call Price” has the meaning assigned to such term in Section 6.2(a)(ii)

“Dividend Period” has the meaning assigned to such term in Section 6.2(a).

“Dividend Policy” means the dividend policy relating to each of the Chilean Bank and its Subsidiaries, which shall always be in accordance with Section 6.2.

“Dividend Put Price” has the meaning assigned to such term in Section 6.2(d)(ii).

“Drag-Along Shares” has the meaning assigned to such term in Section 3.5(a).

“Dragged Shareholder” has the meaning assigned to such term in Section 3.5(a).

“Dragging Shareholder” has the meaning assigned to such term in Section 3.5(a).

“Encumber” means, directly or indirectly, to pledge, encumber, hypothecate or otherwise restrict (including any restriction with respect to voting), either voluntarily or involuntarily, or to enter into any Contract with respect to the pledge, encumbrance, hypothecation or other restriction of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person.

“Equity Securities” means any shares of any class or series or any securities (including debt securities) or rights convertible into or exercisable or exchangeable for shares of any class or series of capital stock (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares of any class or series of capital stock), whether now authorized or not.

“Equity to Assets Ratio” means for any Person, for any year, the ratio of (a) such Person’s average consolidated shareholders’ equity, as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank or any other Chilean bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank or any other Colombian bank), as applicable, for such year, to (b) such Person’s average consolidated total assets, as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank or any other Chilean bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank or any other Colombian bank), as applicable, for such year.

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“Exchange Ratio” means, with respect to any Company, as of any date, the number of Bank Shares owned by such Company divided by the number of Company Shares of such Company outstanding.

“Exempt Transaction” means any transaction or series of related transactions having a value less than the Exempt Transaction Threshold; provided that a Shareholder may require that the value be determined according to the Fair Value determination procedure to the extent that such Shareholder believes in good faith that such value may exceed the Exempt Transaction Threshold.

“Exempt Transaction Threshold” shall initially mean US$500 million; provided that such threshold shall be increased or decreased, as applicable, on March 31 of each year by the percentage increase or decrease, as applicable, in Tangible Equity of the Chilean Bank at the end of the Chilean Bank’ last Fiscal Year as compared to the Chilean Bank’s prior Fiscal Year.

“Fair Value” means the valuation made by two (2) internationally renowned Investment Banks selected pursuant to the following process: each of Corp Group Parent and Itaú Parent shall submit a list of three (3) Investment Banks to the other Shareholder who shall pick one (1) Investment Bank from the list to serve as one (1) of the two (2) Investment Banks performing the valuation. The Investment Banks shall have reasonable access to Senior Management, being allowed to conduct interviews during business hours and obtain reasonably requested supporting documentation. If the amounts determined by the Investment Banks differ by ten percent (10%) or less of the higher amount, the Fair Value shall be the average of the two valuations. If, however, the difference is higher than ten percent (10%), the Fair Value shall be finally determined by a third internationally renowned Investment Bank chosen by the first two (2) Investment Banks within ten (10) calendar days after delivery of the initial valuations. The third Investment Bank shall conduct its own valuation and determine a Fair Value within the range of the two valuations conducted by the Investment Banks appointed by the Shareholders and notify the Shareholders of its valuation within fifteen (15) calendar days of its appointment. The fees and expenses of all of the Investment Banks shall be borne solely by Itaú Parent in the case of Section 3.5 and the Investing Person in the case of Section 6.1(c).

“Fiscal Year” means the calendar year, and reference to any Fiscal Year (e.g., Fiscal Year 2014) means the Fiscal Year ending on the last day of such Fiscal Year (e.g., December 31, 2014).

“Forecasted System Growth” means for any year (i) the Average Asset Growth Multiple multiplied by (ii) the forecasted growth of the nominal gross domestic product for the relevant country (Chile or Colombia, as the case may be) for such year, as forecasted by the International Monetary Fund in the World Economic Outlook (published in October of the preceding year).

“GAAP” means the applicable generally accepted accounting principles in the applicable country.

“Governmental Authority” means each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof) or any industry self-regulatory authority (including the staff thereof).

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“ICC Rules” has the meaning assigned to such term in Section 7.10(b).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board as applied by the Chilean Superintendency of Banks.

“Independent Director” means any individual to be appointed as a Director who is in compliance with independence conditions set forth under the corporate and/or financial laws and/or regulations (as in force from time to time) applicable to independent board members of banking institutions and/or publicly held companies in the applicable jurisdiction.

“Investing Person” has the meaning assigned to such term in Section 6.1(c).

“Investment Bank” means an internationally recognized global investment banking firm listed on Exhibit B or otherwise mutually agreed by Itaú Parent and Corp Group Parent.

“Itaú Parent” has the meaning assigned to such term in the introductory paragraph (together with its Permitted Transferees).

“Itaú Parent Brand” means the trademark “Itaú” (and any logo used in connection with it) and any variations thereof that are used to identify its operations, products or services and are aligned with Itaú Parent’s marketing and communication policies.

“Itaú Parent Equity Securities” has the meaning assigned to such term in Section 3.8.

“Itaú Parent Equity Transaction” has the meaning assigned to such term in Section 3.8.

“IUPAR” means Itaú Unibanco Participações S.A., a corporation (sociedad anónima) organized under the laws of Brazil.

“Majority of the Chilean Bank Condition” means at least the sum of 50% of the issued voting stock of the Chilean Bank plus one additional share of issued voting stock of the Chilean Bank being owned, directly and indirectly, in the aggregate (i) if Section 2.2(a) is in effect, by the Shareholders, the Companies and their respective Permitted Transferees or (ii) if Section 2.2(a) is not in effect, Itaú Parent, Company One and their Permitted Transferees and Affiliates (excluding, in the case of clause (ii), any shares that remain subject to a call right by Corp Group Parent hereunder).

“Market Price” means, as of any date of determination for (i) any listed security (other than a Company Share), the volume weighted average closing price of such listed security for the thirty days immediately preceding the date of determination and (ii) a Company Share, the product of the Exchange Ratio multiplied by the Market Price of a Bank Share (as determined pursuant to clause (i) of this definition).

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“Material Breach” means (i) a material breach of Section 2.2(a), Section 2.2(b), Section 2.2(d), Section 2.2(e), Section 2.2(f), Section 2.3, Section 2.8, Section 2.9, Article III, Section 6.1, Section 6.2 or Section 6.3, which breach in the case of Section 6.3 results in the applicable brand name(s) being unavailable to the Chilean Bank or (ii) a violation by the pledgee of clause 23 (Covenant to Release Pledge) of the Pledge Agreement.

“MCC Entities” means MCC Securities Inc. an exempted company limited by shares, organized under the laws of the Cayman Island; MCC Asesorías Internacionales Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile; and Munita, Cruzat y Claro S.A. Corredores de Bolsa, a corporation (sociedad anónima) organized under the laws of Chile.

“Minimum Growth Rate” for any year means the minimum growth rate of the total assets of the Chilean Bank and the Colombian Bank (determined in accordance with IFRS) for the applicable country (e.g., Chile or Colombia) determined in good faith by the Board of the Chilean Bank (but in no event exceeding Forecasted System Growth in such country for such year) reasonably necessary to maintain the market share of the Chilean Bank and the Colombian Bank (each measured in terms of assets in their respective countries) as of the last day of the immediately preceding year.

“Minimum Dividend Amount” means a cash amount equal to US$120 million per annum.

“New Business Opportunity” has the meaning assigned to such term in Section 6.5(a).

“Newco” has the meaning assigned to such term in Section 3.1(c).

“Non-Compete Period” means the period beginning on the date hereof and ending on the first (1st) anniversary of the termination of Section 6.1, in accordance with Section 6.1.

“On An Adjusted Basis” means, with respect to the percentage of Bank Shares owned by any Shareholder, that such percentage shall expressly include Bank Shares directly and indirectly held by such Shareholder (including through its ownership of Company Shares) and shall expressly not include any reduction for dilution experienced by any Shareholder as a result of (i) a merger or reorganization, consolidation or a similar business combination involving the Chilean Bank having a dilutive effect or (ii) any issuance or sale of Equity Securities not subject to the prior approval of Corp Group Parent pursuant to Section 2.8(b) hereof; provided that in the event of an issuance or sale of Equity Securities (including options or warrants) pursuant to Section 2.8(b), such percentage shall include the reduction for dilution experienced by such Shareholder only to the extent (and for the amount) such issuance or sale by the Chilean Bank was necessary to meet the minimum regulatory capital required by applicable Law in the applicable country at the time of such issuance or sale (and shall not include any reduction for dilution as a result of the issuance or sale of Equity Securities by the Chilean Bank in excess of the minimum amount needed to be issued or sold to meet such minimum regulatory capital requirement).

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“Optimal Regulatory Capital” means at any date, with respect to either the Chilean Bank or the Colombian Bank, as the case may be, (a) the higher of (i) 120% of the minimum regulatory Capital Ratio required by applicable Law of the applicable country and (ii) the average regulatory Capital Ratio of the three largest privately-owned banks (excluding the Chilean Bank and/or the Colombian Bank) (measured in terms of assets) in Chile or Colombia, as the case may be, in each case as of the last day of the most recent fiscal year multiplied by (b) the risk-weighted assets (including any risk-weighted assets of Subsidiaries that are consolidated for purposes of calculating minimum regulatory Capital Ratio in such country) of the Chilean Bank or the Colombian Bank, as the case may be, as of the date one year from the last day of the most recent fiscal year assuming that such risk-weighted assets grow during such year at a rate equal to the Minimum Growth Rate. For purposes of illustration, an example of the calculation of Optimal Regulatory Capital as of the date of this Agreement is set forth on Exhibit C.

“Organizational Documents” means, with respect to any Person, the articles of organization, certificate of incorporation (escritura de constitución), certificate of existence and legal representation (certificado de existencia y representación legal), bylaws (estatutos), limited liability company agreement, operating agreement or any other similar organizational documents of such Person.

“Permitted Transferee” means, with respect to Itaú Parent or Company One, any Person that is a wholly-owned Subsidiary of Itaú Parent for so long as such Person continues to be a wholly-owned Subsidiary of Itaú Parent, and with respect to Corp Group Parent and Company Two, any Person that is a wholly-owned Subsidiary of Corp Group Parent for so long as such Person continues to be a wholly-owned Subsidiary of Corp Group Parent; provided that (1) such Transfer shall not relieve the Transferring Shareholder of any of its obligations under this Agreement and (2) no Person shall qualify as a Permitted Transferee if a purpose of the Transfer to such Person is to circumvent the restrictions imposed by this Agreement and (3) immediately prior to a Permitted Transferee ceasing to be a wholly-owned Subsidiary of a Shareholder such Permitted Transferee shall be required to Transfer all of its Company Shares back to such Shareholder or another Permitted Transferee of such Shareholder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Preapproved Matters” has the meaning assigned to such term in Section 6.4.

“Receiving Party” has the meaning assigned to such term in Section 7.15(a).

“Regulatory Authority” means, collectively, the Brazilian Central Bank (Banco Central do Brasil), the Chilean Superintendency of Banks, the Chilean Central Bank, the Chilean Superintendency of Securities and Insurances, the Santiago Stock Exchange (Bolsa de Comercio de Santiago), the Unidad de Análisis Financiero, the SFC, the Colombian Central Bank, the Colombian Stock Exchange, the Board of Governors of the U.S. Federal Reserve System, the U.S. Department of Justice, the U.S. Federal Trade Commission and the SEC (including, in each case, the staff thereof and any successors thereto).

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“Representatives” means, with respect to any Person and its Affiliates, officers, directors, trustees, employees, agents, representatives and advisors, including counsel, accountants, and financial advisors.

“Required Dividend” means 100% of the annual cash distributable earnings of the Chilean Bank and its Subsidiaries, net of any reserves required to maintain Optimal Regulatory Capital at the Chilean Bank and its Subsidiaries, as applicable.

“Required Transfer” has the meaning assigned to such term in Section 3.5(a).

“Required Transfer Notice” has the meaning assigned to such term in Section 3.5(a).

“ROE” for any Person for any year means (a) such Person’s consolidated net income as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as applicable, for such year, adjusted for merger-related extraordinary charges incurred during the 24-month period following the Closing Date, divided by (b)(i) the mid-point between such Person’s Equity to Assets Ratio for such year and the average Equity to Assets Ratio of the three largest privately-owned banks (measured in terms of assets) in Chile or Colombia, as applicable (excluding the Chilean Bank and the Colombian Bank, as the case may be), for such year, multiplied by (ii) such Person’s average consolidated total assets as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as applicable, for such year. For purposes of calculating ROE and Equity to Assets Ratio, if such Person does not provide consolidated financial statements to the applicable banking regulator referred to above, such Person’s consolidated net income, total assets and shareholders’ equity shall be those set forth in its annual audited consolidated financial statements in accordance with IFRS (in the case of the Chilean Bank) or Colombian GAAP (in the case of the Colombian Bank) for the relevant year. For purposes of illustration, an example of the calculation of ROE is set forth on Exhibit D.

“ROFO Notice” has the meaning assigned to such term in Section 3.3(a).

“ROFO Offer” has the meaning assigned to such term in Section 3.3(b).

“ROFO Offer Notice” has the meaning assigned to such term in Section 3.3(b).

“ROFO Price” has the meaning assigned to such term in Section 3.3(a).

“ROFO Recipients” has the meaning assigned to such term in Section 3.3(a).

“ROFO Seller” has the meaning assigned to such term in Section 3.3(a).

“ROFO Shares” has the meaning assigned to such term in Section 3.3(a).

“Saieh Group” means (a) Alvaro Saieh Bendeck, his spouse, his children and their respective children, grandchildren and spouses; (b) the respective children, grandchildren, spouses, ancestors, descendants, heirs, legatees and successors of any person described in clause

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(a) above or in this clause (b); (c) the executor, administrator or other representative of any person described in clauses (a) or (b) above who is deceased, incompetent or incapacitated; (d) any trust or other entity (including a charitable remainder trust) in which any of the persons described in clauses (a), (b) or (c) above, individually or in the aggregate, have a majority interest, whether or not fixed or exclusive; and (e) any Affiliate of any one or more of the persons described in clauses (a), (b), (c) or (d) above.

“Section 3.6 Put Notice” has the meaning assigned to such term in Section 3.6(b)

“Section 3.6 Tender Offer” has the meaning assigned to such term in Section 3.6(d)

“Senior Management” means the chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO), Head of Wholesale banking, Head of commercial banking, Head of Retail banking, Chief Credit Risk Officer, Head of Corporate Development, Head of Wealth Management, Head of Treasury, Head of Human Resources, Head of Legal, Head of Compliance and other officers with annual base compensation higher than US$500,000 (or the equivalent thereof in other currencies).

“Shareholder” means Itaú Parent and Corp Group Parent as well as their Permitted Transferees and the Companies to the extent the context requires.

“Shareholder Designee” has the meaning assigned to such term in Section 2.2(a).

“Subsidiary” means, with respect to any Person, any corporation, joint venture, general or limited partnership, limited liability company or other legal entity of which a majority of the securities entitled to vote generally in the election of directors, managers or trustees thereof, or a majority of the equity interest therein, at the time as of which any determination is being made, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this Agreement, subject to Section 7.8, each of Itaú Colombia and its Subsidiaries shall be deemed a Subsidiary of the Chilean Bank from the Chilean Effective Time through the Colombian Effective Time, in each case regardless of whether any such entity constitutes a Subsidiary pursuant to the definition in the preceding sentence.

“Supermajority Consent” means the consent of (i) Corp Group Parent, so long as Corp Group Parent owns at least 13% On An Adjusted Basis of the Bank Shares; and (ii) Itaú Parent.

“Tag-Along Price” has the meaning assigned to such term in Section 3.4(d).

“Tangible Equity” means consolidated shareholders’ equity less goodwill and other intangible assets, in each case determined in accordance with IFRS.

“Tax Entitlement” has the meaning assigned to such term in Section 3.1(a).

“Taxes” means all taxes, levies, charges, penalties or other assessments imposed by any Governmental Authority, including, but not limited to income, excise, property, sales, transfers, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

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“Termination Threshold” has the meaning assigned to such term in Section 7.1(a)(iii).

“Territory” means Chile, Colombia and the Republic of Panama.

“Third Party” means, with respect to any Shareholder, any other Person (other than a Permitted Transferee or an Affiliate, officer, director or employee of such Shareholder).

“Transaction Agreement” has the meaning assigned to such term in the Recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or similar disposition of, any Company Shares or Bank Shares beneficially owned by a Person or any interest in any Company Shares or Bank Shares beneficially owned by a Person.

“Transferee” means any Person to whom any Shareholder or any Transferee thereof Transfers Shares in accordance with the terms hereof.

“Transfer Notice” has the meaning assigned to such term in Section 3.4(a).

“Transferred Shares” has the meaning assigned to such term in Section 3.4(a).

“Transferring Shareholder” has the meaning assigned to such term in Section 3.4(a).

“wholly-owned Subsidiary” means, with respect to any Person, a Subsidiary of which at least 95% of the equity interest is owned or controlled, directly or indirectly, by such Person or one or more of the other wholly-owned Subsidiaries of such Person or a combination thereof.

SECTION 1.2.   Other Definitional Provisions.

(a)   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)   The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

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(d)   The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.

(e)   References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(f)   References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(g)   Except as otherwise set forth herein, schedules to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of “Agreement”.

(h)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.     General; Agreement to Vote; Best Practices.

(a)   From and after the date hereof, each Shareholder shall take all actions reasonably necessary to give effect to the provisions of this Agreement. Each Shareholder shall vote or cause to be voted all Company Shares, Bank Shares or other securities beneficially owned by such Shareholder at any shareholders meeting, upon any matter submitted for action by the shareholders of the Companies, the Chilean Bank or any of its Subsidiaries, in conformity with the specific terms and provisions of this Agreement and the Organizational Documents of the Companies, the Chilean Bank and its Subsidiaries. To the extent permitted by applicable Law, in the event that there is any conflict between such Organizational Documents and this Agreement, this Agreement shall prevail. The Shareholders shall vote, to the extent permitted by applicable Law, together as a single block on all matters in accordance with the recommendation of Itaú Parent (other than with respect to any matter that is the subject of Section 2.8).

(b)   For the purpose of enhancing transparency and accountability of the Chilean Bank and its Subsidiaries, the Shareholders shall take all actions reasonably necessary to cause the Chilean Bank and its Subsidiaries to adhere to (i) the best practice standards customary for banks and their Subsidiaries operating internationally, including with respect to the implementation and compliance with (A) anti-money laundering policies and regulations and financial record-keeping and reporting requirements, (B) policies and regulations relating to business in countries subject to U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (C) anti-bribery policies and regulations and (D) risk management and reputational risk policies; and (ii) the corporate governance practices comparable to those followed by foreign companies listed on the New York Stock Exchange, subject to the terms and conditions set forth in this Agreement. Management decisions will be made in the best interest of the Chilean Bank and

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its Subsidiaries and their respective shareholders. The Shareholders will use reasonable best efforts to cause the Chilean Bank and its Subsidiaries to be operated in a manner that at a minimum satisfies international standards of efficiency, cost controls and arms’ length, competitive procurement for all financial and other services.

SECTION 2.2.     Composition and Size of the Boards of the Chilean Bank and its Subsidiaries.

(a)   Of the number of the Directors of each of the Board of (i) the Chilean Bank and the Colombian Bank that the Companies are entitled or able to appoint (including by causing the Chilean Bank to appoint) at any time (in addition to any Independent Directors required by applicable Law) and (ii) the respective Subsidiaries of the Chilean Bank and the Colombian Bank that the Chilean Bank and the Colombian Bank, respectively, are entitled or able to appoint at any time (in addition to any Independent Directors required by applicable Law), each Shareholder shall be entitled to designate a number of Directors in proportion to its respective direct and indirect percentage ownership of the Bank Shares owned by the Shareholders, rounded to the nearest whole number; provided that Itaú Parent shall designate at least a majority of such Directors appointed by the Companies on each such Board; provided, further, that Corp Group Parent shall designate at least one of such Directors on each such Board (each Person designated for appointment to the relevant Board, a “Shareholder Designee”, and collectively, the “Shareholder Designees”). The Shareholders shall cause the Companies to take all actions necessary and appropriate to effect the appointment of such Shareholder Designees. The Board of the Chilean Bank shall be comprised of eleven (11) Directors and two alternate Directors (one selected by Itaú Parent and one selected by Corp Group Parent). The Board of the Colombian Bank shall be comprised of nine (9) Directors. The number of directors on the Board of all Subsidiaries of the Companies other than the Chilean Bank and the Colombian Bank shall be specified by the Board of the Chilean Bank. The Shareholders shall cause the Companies to cause the Directors of the relevant Board appointed by the Companies to vote, to the extent permitted by applicable Law, together as a single block on all matters in accordance with the recommendation of Itaú Parent (other than with respect to any matter that is the subject of Section 2.8).

(b)   The Shareholders shall cause the Companies to cause, in the respective Board, (i) a designee of Corp Group Parent to be the Chairman of the Chilean Bank Board as long as Corp Group Parent and its Permitted Transferees hold at least 13% On An Adjusted Basis of the Bank Shares, (ii) a designee of Corp Group Parent to be the Chairman of the Colombian Bank Board as long as Corp Group Parent and its Permitted Transferees hold at least 13% On An Adjusted Basis of the Bank Shares and (iii) a designee of Itaú Parent to be the Vice-Chairman of the Chilean Bank Board and the Colombian Bank Board. The Shareholders shall cause the Companies to ensure that the Chairman of the Chilean Bank Board shall not have a casting vote.

(c)   The Shareholders shall cause the Companies to take all necessary action to remove any Director designated by a Shareholder to serve on any Board with or without cause (including in the event such Director does not vote in the Chilean Bank Board, the Colombian Bank Board, or any other Board of a Subsidiary of the Chilean Bank with the other directors appointed by the Companies as a single block in accordance with the last sentence of Section 2.2(a)), upon the request of such Shareholder, including by means of an extraordinary shareholders meeting to be held in the Chilean Bank or relevant Subsidiary to replace such Director, if necessary, through the revocation of the entire relevant Board.

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(d)   In the event that (i) a Director of the Chilean Bank, the Colombian Bank or any other Subsidiary of the Chilean Bank designated by Corp Group Parent or Itaú Parent fails to comply with the requirement of such directors to vote on a certain matter (other than with respect to any matter that is the subject of Section 2.8) as a single block as set forth in Section 2.2(a) and (ii) other than in the case of any such Director who is a member of the Saieh Group or any such Director who so fails to comply on more than two occasions (and more than two matters) in any calendar year, the relevant Board is unable to adopt a decision on such matter in accordance with the last sentence of Section 2.2(a), then the Shareholder who designated such Director shall take all required action (including, if necessary, the procedure set forth in Section 2.2(c)) such that such Director shall be removed from the relevant Board within 60 calendar days. If (i) such Director shall not have ceased to serve on the relevant Board at or prior to such time and the other Shareholder and the Companies shall have cooperated with the Shareholder who appointed such Director in removing such Director and (ii) the relevant Board has been unable to adopt a decision on such matter in accordance with the last sentence of Section 2.2(a), then such event shall constitute a Material Breach by the Shareholder who designated such Director.

(e)   In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause, but except as provided in Section 2.2(f)) of any Director designated pursuant to this Section 2.2, the Shareholders agree to take, and to cause the Companies to take, at any time and from time to time, all necessary actions to have the vacancy created thereby to be filled by a new designee of the Shareholder who designated such Director as soon as possible, who shall be designated in the manner specified in this Section 2.2.

(f)   In the event a Shareholder shall cease to have the right to designate one or more Directors in accordance with this Section 2.2, such Shareholder shall cause such Director(s) to resign. If such resignation shall not have become effective within 15 Business Days after receipt of a written request for such resignation from the other Shareholder, then the Shareholders shall follow, and shall cause the Companies to follow, the procedure set forth in Section 2.2(c) to cause such Director(s) to no longer serve in such capacity and to replace such Director(s) in accordance with the appointment entitlements set forth in Section 2.2(a).

(g)   The Directors shall be entitled to compensation in connection with their duties as members of the Board; and the Shareholders shall cause the Chilean Bank and its Subsidiaries to reimburse each Director for their reasonable out-of-pocket expenses incurred by such Director for the purpose of attending meetings of the Board or committees thereof in accordance with the applicable expense reimbursement policies in effect at such time.

(h)   The Shareholders shall cause the Chilean Bank and its Subsidiaries to maintain D&O insurance, which shall cover only Directors and be consistent with international D&O insurance standards.

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SECTION 2.3.     Board Committees.

Subject to applicable Law, the Shareholders shall cause the Companies to use reasonable best efforts to cause the Chilean Bank and the Colombian Bank to create the following committees of each such Board with the following member compositions and purposes.

(a)   Directors Committee. The Directors Committee (for so long as it is required per Article 50 bis of the Chilean Corporations Act) shall be comprised of three (3) members. If the appointment of the members who do not integrate the Directors Committee by Law relies on the Board, Itaú Parent shall be entitled to appoint one (1) member, and if the appointment of the members who do not integrate the Directors Committee by Law relies on the Independent Director, Itaú Parent shall use its best efforts to convince and persuade such Independent Director to appoint as member of the Directors Committee one (1) Director appointed by Itaú Parent.

(b)   Audit Committee. Each Audit Committee shall be comprised of five (5) members. Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members.

(c)   Management and Talent Committee. Each Management and Talent Committee shall determine an objective process to recommend the appointment of the Senior Management pursuant to Section 2.7(a), shall have an advisory role in relation with the administration of Senior Management and the right to make non-binding recommendations to the Board relating to the compensation, the milestones to be achieved and the evaluation of the CEO and other senior officers. The Management and Talent Committee shall be comprised of five (5) members, and Itaú Parent shall be entitled to appoint three (3) members and Corp Group Parent shall be entitled to appoint two (2) members.

(d)   Credit Committee. The Credit Committee shall (i) have binding power to establish the limits and procedures of the credit policy of the Chilean Bank and its Subsidiaries and the power to establish approval exceptions for financial decisions exceeding certain thresholds (to be defined by the Credit Committee) and (ii) shall impose a binding framework with upper limits on credit exposures attached as Exhibit F hereto beyond which the approval of Itaú Parent will be required. Itaú Parent shall respond to any such requests for its approval within seven (7) Business Days; provided that if during such period Itaú Parent responds with a request for additional information, it shall have seven (7) Business Days following the receipt of such information to respond to the request for its approval. If no denial from Itaú Parent is received within such seven (7) Business Day period, the relevant request shall be deemed approved. Itaú Parent and Corp Group Parent agree to cause the Companies to cause the relevant Credit Committee to be (x) comprised of five (5) members of which Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members, all of whom shall be local executives or Directors of the relevant Board and (y) headed by a local executive officer or Director to be recommended by the Chief Executive Officer of the Chilean Bank or its relevant Subsidiary, as applicable.

(e)   Asset and Liability Management Committee. The Asset and Liability Management Committee shall be comprised of five (5) members of which Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members.

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(f)  Other.  In addition, the relevant Boards shall have the power to establish and designate additional committees as they deem fit in their discretion or any other committees required by applicable Law. To the extent permitted by applicable Law, such committees shall be comprised of five (5) members and of the members on each such committee that are not required to be Independent Directors under applicable Law, Itaú Parent will have the right to appoint a majority of such representatives on each such committee, and Corp Group Parent shall have the right to appoint the remainder of such representatives on each such committee. Except as otherwise set forth above, the vote of a majority of the members of the relevant Committee shall be required for action by such Committee. For the avoidance of doubt, for any such committee where no Independent Directors are required by Law, the committee shall be comprised of three (3) members designated by Itaú Parent and two (2) members designated by Corp Group Parent.

SECTION 2.4.   Political Donations.   The Shareholders shall cause the Companies to cause the Chilean Bank to make political donations to donees to be proposed and agreed by the Shareholders and consistent with past practice in the four fiscal years prior to the date in which the donation is made subject to there being no obligation for such donations to exceed the amount set forth on Schedule 2.4 in any fiscal year.

SECTION 2.5.     Frequency of Meetings.

(a)   The Boards shall meet at least monthly (and with quarterly in-person meetings), or with the frequency determined by the relevant Board, at the registered office of the Chilean Bank or its Subsidiaries, as applicable, or at any other place. Special meetings of the Boards shall be called at the direction of the Chairman or one (1) or more Directors, upon notice of the matters to be discussed at such meeting but without any necessity to show cause for the need to convene such meeting, upon not less than five (5) Business Days’ notice given by the Chairman or Vice Chairman of the Chilean Bank or relevant Subsidiary (which director shall give such notice if properly directed to do so as aforesaid). Emergency meetings of the Boards may be held at the offices of the Chilean Bank or the relevant Subsidiary (or such other place as shall be agreed by all Directors) upon not less than one (1) Business Day’s telephone notice specifying in reasonable detail the nature of such emergency (to be confirmed by written facsimile or email notice) by the Chairman or Vice Chairman of the Chilean Bank or relevant Subsidiary; provided that without the consent of a majority of the Directors, no more than two emergency meetings of the Boards shall be held in any calendar month.

(b)   With respect to regular Board meetings, not later than ten (10) Business Days before each meeting, the Chairman or Vice Chairman shall deliver to each Director the notice of each such meeting, together with (i) an agenda specifying in reasonable detail the matters to be discussed at the meeting and (ii) supporting analyses or discussion materials, if any. Any Director that wishes to have any additional matter discussed at any such meeting shall give the Chairman or Vice Chairman and each other Director not later than two (2) Business Days prior to any such meeting, notice of each matter he or she so wishes to discuss.

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(c)   Directors may participate in a meeting of the Board by means of a telephone conference, video conference or other communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. Evidence of such meeting shall be recorded in compliance with requirements set forth by the applicable Law (to the extent required).

(d)   The Shareholders shall cause the Chilean Bank and its Subsidiaries to comply, to the extent permitted under applicable Law, with the procedures in this Section 2.5.

SECTION 2.6.     Quorum; Approval Required; Action by Written Consent.

(a)   A majority of the Directors shall constitute a quorum for all meetings of the relevant Boards; provided that a quorum shall not exist without the consent of a majority of the Directors of the relevant Board appointed by Itaú Parent if less than all of the Directors appointed by Itaú Parent to such Board are present. Subject to Section 2.8, the vote of the majority of the Directors attending a meeting shall be required to pass a resolution of the relevant Board.

(b)   To the extent permitted by applicable Law, any action required or permitted to be taken by the Directors of the relevant Board, either at a meeting or otherwise, may be taken without a meeting if such Directors unanimously consent thereto in writing and the writings are filed with the notes of the decisions and resolutions.

(c)   The Shareholders shall cause, and shall cause the Companies to cause, the Chilean Bank and its Subsidiaries to comply with the procedures in this Section 2.6.

(d)   Any Shareholder which owns any shares of the Colombian Bank shall (i) grant an irrevocable power of attorney to a designee appointed by the Board of the Chilean Bank to attend, and vote in, any shareholders’ meeting of the Colombian Bank which such Shareholder does not attend, and (ii) vote in any shareholders’ meeting of the Colombian Bank in accordance with the instruction provided by the Board of the Chilean Bank.

SECTION 2.7.     Officers.

(a)   The Board of the Chilean Bank shall appoint from time to time the CEO, the country heads and other Senior Management of the Chilean Bank and the Colombian Bank. The initial CEO shall be set forth on Exhibit E. The Shareholders shall cause the Chilean Bank to cause its Subsidiaries to appoint designees of the Board of the Chilean Bank from time to time to the designated positions at such Subsidiary. The Management and Talent Committee will determine an objective process to recommend their successors based on internal promotion, international, merit-based standards and professional track record, and relevant industry and jurisdiction-specific experience. The list of selected candidates will be proposed to the Board of the Chilean Bank who shall be ultimately responsible for their final appointment.

(b)   Only the Board of the Chilean Bank shall have the right to remove any officer designated pursuant to Section 2.7(a); provided that Corp Group Parent shall be entitled to remove any CEO of the Chilean Bank and/or the Colombian Bank (i) if for three (3) consecutive years (excluding the year in which the Closing Date occurs), the ROE of the Chilean Bank or the Colombian Bank, as applicable, is at least 100 basis points lower than the average ROE of the three

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largest privately-owned banks (measured in terms of assets) in Chile or Colombia, as applicable (excluding the Chilean Bank and the Colombian Bank, as the case may be) during such three-year period or (ii) for Cause.

(c)   The CEO and officers of the Chilean Bank and its Subsidiaries shall be vested with the powers of management and representation of the Chilean Bank and its Subsidiaries, but such powers shall be exercised in accordance with the provisions of this Agreement, the Organizational Documents of the Chilean Bank and its applicable Subsidiaries, the resolutions of the applicable Board of Directors and the resolutions of the applicable shareholders.

SECTION 2.8.     Shareholder Consent Rights.     The Shareholders agree that the Chilean Bank shall not take (and shall not permit any Subsidiary to take) any of the following actions or transactions without obtaining Supermajority Consent, which shall be necessary for authorizing, effecting or validating the following actions or transactions (provided that no consent shall be required for the Preapproved Matters):

(a)   (i) merge, reorganize or consolidate the Chilean Bank or any of its Subsidiaries with any Person or (ii) enter into a joint venture or similar transaction with any Person other than, in the case of this clause (ii), any Exempt Transaction;

(b)   issue or sell any Equity Securities (including options or warrants) of the Chilean Bank or any of its Subsidiaries, other than solely to the extent required to comply with immediate legal or regulatory requirements or to meet the Optimal Regulatory Capital;

(c)   repurchase or otherwise retire or acquire any Bank Shares or other outstanding Equity Securities of the Chilean Bank or any of its Subsidiaries;

(d)   (i) list or delist the Common Stock or other Equity Securities of the Chilean Bank or any of its Subsidiaries on any stock exchange or (ii) decide on which stock exchange(s) such Common Stock or other Equity Securities will be listed;

(e)   enter into, modify or terminate a Contract or transaction with a related party (as defined in Article 44 of the Chilean Corporations Act, with respect to the Chilean Bank and its Subsidiaries, or Title XVI of the Chilean Corporations Act, with respect to the Chilean Bank, or Article 260-1 of the Colombian Tax Code (Estatuto Tributario), with respect to the Colombian Bank), other than any transaction between the Chilean Bank or a Subsidiary of the Chilean Bank, on the one hand, and another Subsidiary of the Chilean Bank, on the other hand;

(f)   any (i) acquisition by the Chilean Bank or any Subsidiary of the stock, equity interests, assets or business of any Person or (ii) disposition of assets of the Chilean Bank or any Subsidiary or the capital stock or other equity interests of any Subsidiary, other than, in either case, an Exempt Transaction;

(g)   effect any liquidations, dissolutions, reorganizations through a voluntary bankruptcy or similar transactions involving the Chilean Bank or any of its Subsidiaries, other than to the extent required to comply with immediate legal or regulatory requirements;

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(h)   amend or repeal any provision of the Organizational Documents of the Chilean Bank or any of its Subsidiaries (including the location of the registered office) to the extent such changes are not required by applicable Law or regulation or required to implement an issuance or sale of Equity Securities that does not require a Supermajority Consent under Section 2.8(b); or reclassify, alter the terms, designations, powers and preferences or other rights of the holders of, any Bank Shares or other Equity Securities of the Chilean Bank or any of its Subsidiaries;

(i)   change the size or powers of the Board or any committee thereof to the extent such changes are not required by applicable Law or regulation;

(j)   enter into any new line of business that is not a Banking Business;

(k)   create or dissolve one or more Subsidiaries that would represent more than the Exempt Transaction Threshold;

(l)   at the initiative of the Chilean Bank or any of its Subsidiaries (other than to comply with immediate legal or regulatory requirements), enter into any agreements between the Chilean Bank or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, other than in the ordinary course of business;

(m)   unless required by applicable Law or a change in the applicable GAAP, IFRS or the rules of the Chilean Superintendency of Banks (Superintendencia de Bancos e Insituciones Financieras) or the Colombian Financial Superintendency (Superintendencia Financiera de Colombia), as applicable, make any change in the external auditors of the Chilean Bank or any of its Subsidiaries; provided that Corp Group Parent shall not, without good business cause shown, withhold its consent for a proposal to change the external auditor of any of the Chilean Bank or its Subsidiaries to the external auditor of Itaú Parent;

(n)   make any change to the Dividend Policy;

(o)   enter into any agreement that limits or restricts the ability of the Chilean Bank or any of its Subsidiaries or Affiliates to directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on or engage in any business or in any geographic area;

(p)   enter into any Contract to do any of the foregoing actions; and

(q)   any other matter not set forth above in this Section 2.8 that requires the approval of a supermajority of the shareholders of the Chilean Bank under Article 67 of the Chilean Corporations Act.

SECTION 2.9.     Holdcos.

Company One shall remain a direct or indirect wholly-owned Subsidiary of Itaú Parent and Company Two shall remain a direct or indirect wholly-owned Subsidiary of Corp Group Parent. All Bank Shares held directly or indirectly by Itaú Parent and its Affiliates shall be

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held by Company One, any Newcos transferred to Itaú Parent pursuant to Section 3.1(c) and Permitted Transferees thereof and all Bank Shares held directly or indirectly by Corp Group Parent shall be held by Company Two, any Newcos transferred to Corp Group Parent pursuant to Section 3.1(c) and Permitted Transferees thereof, and any Bank Shares acquired following the date hereof shall be subject to this Agreement mutatis mutandis.

SECTION 2.10.     Consultative Procedure.

The Shareholders agree to follow the consultative procedures set forth on Schedule 2.10 with respect to the matters described therein.

ARTICLE III

TRANSFERS

SECTION 3.1.     Rights and Obligations of Transferees.

(a)   Except as otherwise contemplated by this Agreement, no Shareholder shall directly or indirectly purchase or otherwise acquire Bank Shares or any beneficial interest therein to the extent such acquisition would require any of the Shareholders to launch a tender offer to acquire all Bank Shares; provided that nothing in this Agreement shall prohibit Itaú Parent or Company One from purchasing or otherwise acquiring Bank Shares to the extent necessary for the Majority of the Chilean Bank Condition to remain satisfied.

(b)   The Shareholders shall implement, and shall cause the Companies to implement, any sale of Bank Shares pursuant to this Agreement through the Santiago Stock Exchange (Bolsa de Comercio de Santiago) including through sales of American or Global Depositary Shares evidencing Bank Shares.

(c)   The Shareholders shall implement, and shall cause the Companies to implement, any sale of Company Shares pursuant to this Agreement by (i) creating a new company (sociedad por acciones) organized under the laws of Chile a (“Newco”), (ii) Transferring into the Newco, free and clear of any Encumbrances, a number of Bank Shares equal to the number of Company Shares being Transferred multiplied by the Exchange Ratio and (iii) Transferring all shares of Newco (“Newco Shares”) free and clear of any Encumbrances to the applicable Shareholder. The Transferring Shareholder shall indemnify and hold harmless the Shareholder who is the Transferee from any Liabilities of Newco arising out of or relating to the period of time prior to such Transfer. Following such Transfer, Newco shall be considered a “Company” for all purposes hereunder.

SECTION 3.2.     Restrictions on Transfers and Encumbrances.

(a)   Subject to compliance with Sections 2.9, 3.1, 3.2, 3.3 and 3.4 and with applicable Laws and regulations, any Shareholder (i) may freely Transfer Company Shares and (ii) may cause the Company in which it directly or indirectly holds Company Shares to freely Transfer such Company’s Bank Shares without restriction (subject to Section 3.2(d)).

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(b)   Any Company and Shareholder shall provide the other Shareholders with written notice at least five Business Days in advance of effecting any Transfer of Bank Shares.

(c)   Any Shareholder or Company may at any time and from time to time or in any manner Encumber its Company Shares and/or Bank Shares; provided that (i) the lender (or other holder or beneficiary of such Encumbrance) shall not have any rights under this Agreement, (ii) the Shareholder shall retain, directly or indirectly, all voting rights in connection with any Company Shares and/or Bank Shares and the lender (or other holder or beneficiary of such Encumbrance) shall have no voting rights in connection with, or rights to direct the voting of, any such Company Shares and/or Bank Shares except in case and during the continuance of a default in respect of the obligations secured by such Encumbrance, (iii) any Company Shares and/or Bank Shares, the ownership of which is transferred to the lender (or other holder or beneficiary of such Encumbrance) or another Third Party pursuant to foreclosure thereof shall not be subject to this Agreement (other than Encumbrances in favor of the other Shareholder or its Affiliates) and (iv) any Transfer of such Company Shares and/or Bank Shares to the other Shareholder, to the Companies or a Third Party shall be made free and clear of any Encumbrances.

(d)   So long as the Majority of the Chilean Bank Condition remains satisfied, Corp Group Parent shall cause Company Two to maintain ownership of not less than the lower of:

(i)   [            ]2 Bank Shares (which shall be adjusted from time to time for any reorganizations, recapitalizations, reclassifications, stock dividends, stock splits and other similar changes in capitalization); and

(ii)   the minimum percentage of the outstanding Bank Shares required for the Majority of the Chilean Bank Condition to remain satisfied (it being understood that such minimum percentage shall not be adjusted upwards due to any subsequent reduction in the aggregate percentage of the total outstanding Bank Shares owned, directly and indirectly, by Itaú Parent, Company One and their respective Affiliates); provided that if the Majority of the Chilean Bank Condition ceases to remain satisfied but the Shareholders, the Companies and their Permitted Transferees own at least 45% of the issued voting stock of the Chilean Bank, this provision shall continue to apply for a six month grace period and shall only apply thereafter if the Majority of the Chilean Bank Condition is satisfied at the end of such grace period.

(e)   Pursuant to the Registration Rights Agreement, Company Two and Corp Group Parent shall be entitled to certain registration rights on the terms and conditions set forth therein; provided that Company Two and Corp Group Parent shall not be permitted to Transfer any shares pursuant to such Registration Rights Agreement unless such Transfer is permitted under this Agreement. Itaú Parent shall cause the Chilean Bank to comply with its obligations under the Registration Rights Agreement.

2 To insert number of shares that is equal to 16.42% of the outstanding Bank Shares on the date of this Agreement

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SECTION 3.3.     Right of First Offer. No Shareholder shall Transfer any of its Company Shares other than to a Permitted Transferee, except as set forth below:

(a)   If either Shareholder (a “ROFO Seller”) proposes to Transfer any or all of such ROFO Seller’s Company Shares, prior to any Transfer of Company Shares, such ROFO Seller shall deliver to the other Shareholder (the “ROFO Recipient”) written notice (the “ROFO Notice”), stating such ROFO Seller’s intention to effect such a Transfer, the number of Company Shares subject to such Transfer (the “ROFO Shares”), the price per ROFO Share or the formula by which such price per ROFO Share is to be determined (which price must consist of only cash consideration) (the “ROFO Price”) and the other material terms and conditions of the proposed Transfer. The ROFO Notice may require that the ROFO Seller and ROFO Recipient enter into a definitive agreement with respect to any sale of the ROFO Shares to the ROFO Recipient on a date that is no less than thirty (30) days and no later than sixty (60) days after the date of the ROFO Notice.

(b)   The ROFO Recipient will have the right, exercisable by delivery of an irrevocable written offer (each, a “ROFO Offer Notice”) to the ROFO Seller within thirty (30) days after receipt of the ROFO Notice, to make an offer to purchase all, but not less than all, of the ROFO Shares for a purchase price equal to the ROFO Price and on the other proposed terms and conditions as set forth in the ROFO Notice (each, a “ROFO Offer”).

(c)   Following delivery of the ROFO Offer Notice, if applicable, the ROFO Recipient will purchase the ROFO Shares by delivering cash equal to the aggregate ROFO Price due for such ROFO Shares by wire transfer to an account designated in writing by the ROFO Seller against delivery of certificates or other instruments representing the ROFO Shares so purchased, it being understood that the consummation of such sale shall occur only after the receipt of required authorizations as set forth in Section 3.3(e).

(d)   If no ROFO Offer Notice is delivered to the ROFO Seller, or if the ROFO Recipient elects not to make an offer to purchase all of the ROFO Shares pursuant to this Section 3.3, then the ROFO Seller shall be permitted for a period of six (6) months from the date the ROFO Offer Notice was due to be received by the ROFO Seller to sell to a Third Party not less than all of the ROFO Shares at a price not less than that contained in the ROFO Notice and otherwise on other terms and conditions not materially less favorable to the ROFO Seller than those contained in the ROFO Notice. Promptly after such sale to such Third Party, the ROFO Seller will notify the ROFO Recipient of the closing thereof and will furnish such evidence of the completion and time of completion of such sale and the terms and conditions of such sale as may reasonably be requested by the ROFO Recipient.

(e)   Upon exercise by the ROFO Recipients of their rights of first offer under this Section 3.3, to the extent an offer or offers are received by the ROFO Seller for all ROFO Shares, the ROFO Recipients and the ROFO Seller shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the ROFO Shares as promptly as practicable.

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(f)   In the event that such Transfer is not consummated under Sections 3.3(c) or (d), then this Section 3.3 shall again apply and such ROFO Seller shall not Transfer such Company Shares without again complying with this Section 3.3.

SECTION 3.4.     Right of Co-Sale.

(a)   In the event of a proposed Transfer of Company Shares or Bank Shares by Company One, by Itaú Parent or its Permitted Transferees (the “Transferring Shareholder”), Company Two, Corp Group Parent and its Permitted Transferees shall have the right to participate in the Transfer in the manner set forth in this Section 3.4. Prior to any such Transfer, the Transferring Shareholder shall deliver to Corp Group Parent prompt written notice (the “Transfer Notice”) stating, to the extent applicable, (i) the name of the proposed Transferee, (ii) the number of Company Shares or Bank Shares, as the case may be, proposed to be Transferred (the “Transferred Shares”), (iii) the proposed purchase price therefor (the “Tag-Along Price”), including a description of any non-cash consideration in sufficient detail and (iv) any other material terms and conditions of the proposed Transfer, including the proposed date for entering into a definitive agreement with respect to such Transfer (which may not be less than thirty (30) days after delivery of the Transfer Notice). The Transfer Notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Shares and copies of all transaction documents relating to the proposed Transfer.

(b)   On or prior to the thirtieth day following receipt of the Transfer Notice, Corp Group Parent, Company Two and their Permitted Transferees may elect to Transfer to the proposed Transferee up to a number of Company Shares or Bank Shares, at Corp Group Parent’s option in its sole discretion, in each case determined in accordance with Section 3.4(c) by giving written notice to the Transferring Shareholder stating that Corp Group Parent elects to exercise its right of co-sale under this Section 3.4 and shall state the number of Company Shares or Bank Shares, as the case may be, sought to be Transferred.

(c)   The proposed Transferee of Transferred Shares will not be obligated to purchase a number of Company Shares or Bank Shares, as the case may be, exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the total Company Shares and/or Bank Shares sought to be Transferred by Corp Group Parent, Company Two, their Permitted Transferees and the Transferring Shareholder, Corp Group Parent, Company Two and their Permitted Transferees shall be entitled to Transfer to the proposed Transferee a number of Company Shares or Bank Shares, as applicable, equal to, in the case of Bank Shares, (i) the total number of Transferred Shares that are Bank Shares set forth in the Transfer Notice multiplied by (ii) a fraction, (A) the numerator of which is the total number of Bank Shares held by Company Two, and (B) the denominator of which is the total number of Bank Shares held by the Companies, and in the case of the Company Shares, a number of Company Shares calculated on the basis of the number of Bank Shares underlying the Company Shares based on the applicable Exchange Ratios. In order to be entitled to exercise its right to sell Company Shares or Bank Shares, as the case may be, to the proposed Transferee pursuant to this Section 3.4, Corp Group Parent, Company Two and their Permitted Transferees must agree to make to the proposed Transferee the same representations, warranties, covenants, indemnities and other agreements as the Transferring Shareholder agrees to make in connection with the proposed Transfer; provided that (i) any representations, warranties, covenants, indemnities and other

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agreements shall be made severally and not jointly and (ii) Corp Group Parent, Company Two and their Permitted Transferees will be responsible for their pro rata share of any escrow or holdback arrangement. The Transferring Shareholder and Corp Group Parent, Company Two and their Permitted Transferees shall be responsible for their respective share of the costs of the proposed Transfer of Company Shares or Bank Shares based on the gross proceeds received or to be received in such proposed Transfer to the extent not paid or reimbursed by the proposed Transferee.

(d)   If Corp Group Parent elects to Transfer Bank Shares pursuant to this Section 3.4, and such Transfer is not made through a tender offer launched by the proposed Transferee, Company Two shall place an order on the Santiago Stock Exchange to sell its respective Transferred Shares, and the proposed Transferee shall place an order to buy such Transferred Shares at a price not less than the Tag-Along Price; provided that (1) any such sale of Bank Shares shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales (and, if both Company One and Company Two have elected to sell Bank Shares through the Santiago Stock Exchange, all such sales shall be combined as a single block sale) and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two pursuant to this Section 3.4 are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than the proposed Transferee, then the Transferring Shareholder and proposed Transferee shall have no further obligations under this Section 3.4 with respect to the Transferred Shares held by Company Two.

(e)   Corp Group Parent, if exercising its right of co-sale hereunder through the sale of Company Shares, agrees to participate in the Transfer by delivering to the Transferring Shareholder at the closing of the Transfer of such Transferring Shareholder’s Transferred Shares to the Transferee, certificates representing the Transferred Shares to be Transferred by Corp Group Parent, duly endorsed for Transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser, or the corresponding executed traspasos, as applicable, against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(f)   Transfers to Permitted Transferees of Itaú Parent shall not be subject to co-sale rights provided by this Section 3.4.

SECTION 3.5.     Drag-Along Rights.

(a)   In the event of a proposed bona-fide and arm’s-length sale of all of the issued and outstanding Company Shares or Bank Shares (the “Drag-Along Shares”) held by Itaú Parent, Company One and each of their Permitted Transferees (collectively, the “Dragging Shareholder”) to any Person other than an Affiliate of any Dragging Shareholder, and if at such time the Dragged Shareholder shall own less than 10% On An Adjusted Basis of all of the issued and outstanding Bank Shares, then the Dragging Shareholder may deliver to Company Two, Corp Group Parent and its Permitted Transferees (collectively, the “Dragged Shareholder”) written notice (the “Required Transfer Notice”) of such proposed sale (the “Required Transfer”), which notice shall state (i) the name of the proposed Transferee, (ii) the proposed purchase price (which shall provide that the aggregate valuation of the Chilean Bank is at least equal to the higher of (x) its Fair Value and (y) the product of the Market Price multiplied by the number of Bank Shares outstanding in

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each case as of the date of the Required Transfer Notice), (iii) the obligation of the Transferee to purchase all of the Dragged Shareholder Shares, and (iv) any other material terms and conditions of the Required Transfer, including the Required Transfer date (which date may not be less than thirty (30) days after delivery of the Required Transfer Notice). Such notice shall be accompanied by (A) a written offer from the proposed Transferee to purchase all the Company Shares or Bank Shares owned by the Companies and the Shareholders, and (B) copies of all transaction documents relating to the Required Transfer.

(b)   The Dragged Shareholder shall be obligated to sell either all of its Company Shares or all of its Bank Shares (at the Dragged Shareholder’s option in its sole discretion), free and clear of liens pursuant to the Required Transfer at the same price and on other terms no less favorable to the Dragged Shareholder than the Dragging Shareholder; to participate in the Required Transfer; to vote any voting Company Shares or Bank Shares in favor of the Required Transfer at any meeting of shareholders called to vote on or approve the Required Transfer and/or to consent in writing to the Required Transfer; to use its reasonable best efforts to cause its designated Directors to vote in favor of the Required Transfer at any meeting of the Board called to vote on or approve the Required Transfer and/or to consent in writing to the Required Transfer; to waive all dissenters’ or appraisal rights in connection with the Required Transfer, if any; to enter into agreements relating to the Required Transfer, if any; and to agree (as to itself) to make to the proposed Transferee the same representations, warranties, covenants and agreements as the Dragging Shareholder agrees to make in connection with the Required Transfer; provided that (i) any representations, warranties, covenants, indemnities and other agreements shall be made severally and not jointly and shall not extend beyond representations or warranties relating to unencumbered title to its Company Shares or Bank Shares and its legal authority and capacity to enter into and perform the transaction documents; provided that each Shareholder will be responsible for its pro rata share of any escrow or holdback arrangement, and (ii) the Dragged Shareholder shall not be obligated to enter into any non-competition covenant. If either Company or any Shareholders are given an option as to the form and amount of consideration to be received, each Company and all Shareholders will be given the same option. Unless otherwise agreed by each Shareholder, any non-cash consideration shall be allocated among each Company and Shareholders pro rata based upon the aggregate amount of consideration to be received by such Company and Shareholders.

(c)   If the Dragged Shareholder elects to Transfer Bank Shares pursuant to this Section 3.5, and such Transfer is not made through a tender offer launched by the proposed Transferee, it shall place an order on the Santiago Stock Exchange to sell the respective Bank Shares, and the proposed Transferee shall place an order to buy such Bank Shares at a price not less than the proposed purchase price set forth in the Required Transfer Notice; provided that (1) any such sale of Bank Shares shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales (and, if both the Dragged Shareholder and the Dragging Shareholder have elected to sell Bank Shares through the Santiago Stock Exchange, all such sales shall be combined as a single block sale), and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by the Dragged Shareholder pursuant to this Section 3.5 are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than the proposed Transferee, then the Dragged Shareholder shall have no further obligation under this Section 3.5.

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(d)   Any expenses incurred for the benefit of the Companies and all Shareholders in relation to a Required Transfer pursuant to this Section 3.5 shall be paid by the Shareholders in accordance with their respective pro rata portion of the Bank Shares to be Transferred (including any Bank Shares Transferred indirectly through a Transfer of Company Shares) to the extent not paid or reimbursed by the Transferee.

SECTION 3.6.     Put of Company Shares. (a)   If and to the extent that Company Two is prohibited from selling its Bank Shares pursuant to Section 3.2(d), Corp Group Parent and its Permitted Transferees shall have the unconditional right, from time to time on one or more occasions, to sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent and its Permitted Transferees, any number of Company Shares at a price per share equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent’s exercise of its unconditional right to sell pursuant to this Section 3.6(a) if immediately following such sale the Majority of the Chilean Bank Condition would remain satisfied (for the avoidance of doubt, such number of Company Shares shall not exceed the minimum number of Company Shares that would result in the Majority of the Chilean Bank Condition being satisfied if Section 2.2(a) were not in effect).

(b)   If Corp Group Parent wishes to exercise the right to sell pursuant to Section 3.6(a), it shall notify Itaú Parent in writing of its intention (the “Section 3.6 Put Notice”), which notice shall be irrevocable and unconditional. Itaú Parent shall pay the purchase price of the Company Shares transferred pursuant to Section 3.6(a) in one single payment in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). The payment of the purchase price and the purchase and sale of the applicable Company Shares shall be consummated no later than ninety (90) calendar days after the relevant notice provided by Corp Group Parent pursuant to this Section 3.6(b); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory approvals for such purchase and sale as promptly as practicable.

(c)   At the time of payment of the purchase price of the Company Shares set forth in Section 3.6(b), Itaú Parent shall pay Corp Group Parent, as an indemnity for not being able to benefit from the Tax Entitlement it would have received by selling the underlying Bank Shares in the Santiago Stock Exchange, a cash amount equal to (i) 50% of any Taxes of Corp Group Parent or its Affiliates arising out of or in connection with the Transfer pursuant to this Section 3.6 that would not have arisen if it sold the underlying Bank Shares in the Santiago Stock Exchange and received the applicable Tax Entitlement and (ii) any Taxes of Corp Group Parent or its Affiliates arising out of the application of this Section 3.6(c).

(d)   Notwithstanding the foregoing, the number of Company Shares which Itau Parent is required to purchase pursuant to any Section 3.6 Put Notice shall be reduced by a number equal to (i) the sum of the number of Bank Shares purchased by Itaú Parent in the 15 Business Day period following the date of such Section 3.6 Put Notice (such that Company Two shall be permitted to sell such number of Bank Shares under Section 3.2(d)) and the number of Bank Shares sold by Company Two in the applicable Section 3.6 Tender Offer (as defined below) divided by (ii) the Exchange Ratio. “Section 3.6 Tender Offer” means a tender offer which may be

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commenced by Itaú Parent within 20 Business Days after the date of any Section 3.6 Put Notice to purchase at a price not less than the Market Price applicable to the Section 3.6 Notice up to a number of Bank Shares equal to the number of Company Shares set forth in such Section 3.6 Put Notice multiplied by the Exchange Ratio. Corp Group Parent shall cause Company Two to tender such number of Bank Shares into the applicable Section 3.6 Tender Offer.

SECTION 3.7.     Change of Control of Corp Group Parent.   Prior to consummating a Change of Control of Corp Group Parent, Corp Group Parent shall notify Itaú Parent and Company One of Corp Group Parent’s (or its direct or indirect owners’) intention to engage in a Change of Control. As a result of the delivery of such notice, Corp Group Parent shall provide Itaú Parent a right of first offer to purchase a number of its Company Shares equal to the number required for the Majority of the Chilean Bank Condition to remain satisfied assuming that Section 2.2(a) were not in effect at a price equal to the higher of the Market Price and Fair Value of such shares. If Itaú Parent accepts the price proposed by Corp Group Parent, Corp Group Parent shall be obligated to cause Company Two to sell such Company Shares to Itaú Parent at such price. Itaú Parent shall pay the purchase price of the Company Shares transferred pursuant to this Section 3.7 in one single payment in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). The payment of the purchase price and the purchase and sale of the applicable Company Shares shall be consummated no later than ninety (90) calendar days after the relevant notice provided by Corp Group Parent pursuant to this Section 3.7; provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory approvals for such purchase and sale as promptly as practicable. In the event that Itaú Parent does not accept the price proposed by Corp Group Parent and as a result Itaú Parent and Corp Group Parent do not reach agreement on a sale of such Company Shares to Itaú Parent, then Corp Group Parent shall be permitted to proceed with such Change of Control and Itaú Parent shall be entitled to unilaterally terminate this Agreement during a period of sixty (60) days after receipt of notice of the consummation of such Change of Control given by Corp Group Parent.

SECTION 3.8.     Right to Exchange Shares for Shares of Itaú Parent.   In the event Itaú Parent issues or sells (each, an “Itaú Parent Equity Transaction”), any Equity Securities (including options or warrants) of Itaú Parent (“Itaú Parent Equity Securities”) to any Person as consideration for or in connection with a transaction or series of transactions involving the direct or indirect investment by Itaú Parent or its Affiliates in Equity Securities or assets of any other Person, including by means of a merger or any corporate reorganization involving the issuance of Itaú Parent Equity Securities, Itaú Parent shall inform Corp Group Parent of such issuance or sale and shall offer to Corp Group Parent the right to exchange for the same type of Itaú Parent Equity Securities. Corp Group Parent shall be entitled to exchange any or all of Corp Group Parent’s and its Permitted Transferees Company Shares (and/or Company Two’s Bank Shares) for such Itaú Parent Equity Securities at an exchange ratio that reflects the relative Fair Values of the relevant Itaú Parent Equity Securities and the Company Shares (and/or Bank Shares) as of the applicable date, as the case may be; provided that if the issuance of any such Itaú Parent Equity Securities to Corp Group Parent would result in IUPAR ceasing to hold more than 50% of Itaú Parent’s voting equity, then Corp Group Parent shall have the right to exchange no more than an amount of Itaú Parent Equity Securities the issuance of which would not result in IUPAR ceasing to hold more

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than 50% of Itaú Parent’s voting equity. Itaú Parent shall, and shall cause its relevant Subsidiaries to, effect any such exchange no later than ten (10) Business Days after the receipt of any regulatory and corporate approvals required in connection with such exchange. The Shareholders shall cooperate in good faith to complete any such exchange as promptly as practicable and shall use their reasonable best efforts to obtain all necessary regulatory and corporate approvals for any such exchange as promptly as practicable.

SECTION 3.9.     Controlling Shareholder.

(a)   Notwithstanding anything to the contrary in this Agreement, Itaú Parent shall have no obligation to purchase Bank Shares or Company Shares from Company Two, Corp Group Parent or any of its Permitted Transferees under this Agreement to the extent such purchase would, in and of itself, require Itaú Parent to make a tender offer for all of the outstanding Bank Shares as a result thereof.

(b)   Notwithstanding anything to the contrary in this Agreement, if Itaú Parent is not the Controlling Shareholder (as defined in Article 97 of the Chilean Securities Market Act) of the Chilean Bank, prior to consummating any obligation to purchase Company Shares or Bank Shares from Corp Group Parent, Company Two or their Permitted Transferees under any applicable provisions of this Agreement (including, without limitation, Sections 3.6, 5.1 or 6.2) which would result in Itaú Parent being the Controlling Shareholder of the Chilean Bank, Itaú Parent shall commence a tender offer to purchase a number of Bank Shares which would result in Itaú Parent being the Controlling Shareholder of the Chilean Bank for the purchase price provided in such applicable provision of this Agreement and shall in any event satisfy its obligation (whether through the tender offer or a subsequent purchase thereafter) within ninety (90) calendar days. Corp Group Parent shall cause Company Two to tender its Bank Shares into such tender offer and, to the extent (and only to the extent) that such Bank Shares are purchased by Itaú Parent through such tender offer, Itaú Parent shall be deemed to have purchased such Bank Shares in satisfaction of such applicable provision of this Agreement (it being agreed and understood that any applicable obligations of Itaú Parent to sell such Bank Shares back to Corp Group Parent or Company Two shall not be adversely affected by this Section 3.9(b)).

SECTION 3.10.   Tax Benefit Allocation.

(a)   The Shareholders hereby acknowledge that (i) before the Chilean Effective Time certain Bank Shares owned by the Companies had, either totally or partially, the exemption on capital gains set forth in Article 107 of the Chilean Income Tax Law entitling the holder of such Bank Shares to transfer them free of Chilean capital gains tax (the “Tax Entitlement”) and (ii) the Tax Entitlement remains in the Bank Shares held, directly or indirectly, by the Companies.

(b)   The Shareholders (i) agree to use reasonable best efforts and cooperate so that the provisions set forth in this Agreement (including without limitation with respect to any Transfer contemplated by Section 3.6) are implemented in a manner that allows the Shareholders to use the Tax Entitlement and (ii) shall consider all mechanisms available at such time to allow a Shareholder to use the Tax Entitlement or mitigate in any way the overall tax result of the implementation of such provisions; provided that such efforts shall neither alter the economic substance of the provisions of this Agreement nor generate a detrimental tax effect on the other Shareholder.

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ARTICLE IV

PREEMPTIVE RIGHTS

SECTION 4.1.     Preemptive Rights. The applicable preemptive rights as of the date hereof under the Chilean Corporations Act shall apply to issuances and sales of Equity Securities of the Chilean Bank. Notwithstanding any amendments to the Chilean Corporations Act, the preemptive rights under the legislation in force as of the date hereof shall continue to apply.

ARTICLE V

PUT AND CALL OPTIONS

SECTION 5.1     Corp Group Parent Liquidity Put and Call Options.

(a)   At any time and from time to time during the period starting on the date hereof and ending 18 months after the Closing Date, Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):

(i)   sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent Company Shares representing in the aggregate up to 6.6% of all of the outstanding Bank Shares based on the Exchange Ratio at a price equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent’s exercise of its unconditional right to sell pursuant to this Section 5.1(a) (the “Corp Group Parent Put Exercise Date”); or

(ii)   cause Company Two to sell to Itaú Parent or one of its wholly-owned Subsidiaries Bank Shares representing up to 6.6% of all of the outstanding Bank Shares on the Corp Group Parent Put Exercise Date (it being understood that in such event Itaú Parent unconditionally agrees to place an order on the Santiago Stock Exchange on the ninth Business Day after the Corp Group Parent Put Exercise Date to buy all of such Bank Shares at a price not less than the Market Price of such shares as of the Corp Group Parent Put Exercise Date);

provided that (1) any sale of Bank Shares pursuant to clause (ii) above shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two pursuant to clause (a)(ii) above are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than Itaú Parent or any of its Affiliates at a price higher than the Market Price of such shares as of the Corp Group Parent Put Exercise Date, then Corp Group Parent shall no longer have the right set forth in Section 5.1(b)(ii) to repurchase such Bank Shares from Itaú Parent or one of its wholly-owned Subsidiaries.

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(b)   At any time and from time to time during the five (5)-year period starting on any Corp Group Parent Put Exercise Date, Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):

(i)   acquire from Itaú Parent, and Itaú Parent shall have the unconditional obligation to sell to Corp Group Parent, a number of Company Shares up to the number of Company Shares sold pursuant to Section 5.1(a)(i) at the same price per Company Share as was paid by Itaú Parent pursuant to Section 5.1(a)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile; or

(ii)   cause Itaú Parent to place an order on the Santiago Stock Exchange (on a date coordinated by the Shareholders) to sell to Corp Group Parent and/or Company Two a number of Bank Shares up to the number of Bank Shares sold to Itaú Parent or one of its wholly-owned Subsidiaries by Company Two pursuant to Section 5.1(a)(ii) at the same price per Bank Share as was paid by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 5.1(a)(ii) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile (the “Call Price”) (it being understood that in such event Itaú Parent unconditionally agrees to sell all of such Bank Shares at such Call Price);

provided that (1) any sale of Bank Shares pursuant to clause (ii) above shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales, (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to clause (b)(ii) above are sold over the Santiago Stock Exchange to a Third Party at a price higher than the Call Price of such shares, then Corp Group Parent and/or Company Two shall not have right to repurchase such Bank Shares and (3) for purposes of determining which Company Shares or Bank Shares are being acquired when Corp Group Parent’s and Company Two’s unconditional right to acquire is exercised pursuant to this Section 5.1(b), a first in/first out methodology shall be used.

(c)   If Corp Group Parent or Company Two wish to exercise the right to sell or the right to buy pursuant to Section 5.1(a) or (b), respectively, Corp Group Parent shall notify Itaú Parent in writing of its intention, which notice shall be irrevocable and unconditional.

(d)   Itaú Parent and Corp Group Parent and/or Company Two shall pay the purchase price of the Company Shares transferred pursuant to this Section 5.1 in a single payment in cash for each individual transaction, by wire transfer of immediately available funds to the account specified by Itaú Parent or Corp Group Parent, as applicable, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).

(e)   The purchase and sale of the applicable Company Shares or Bank Shares, as the case may be, shall be consummated as soon as practicable and no later than ninety (90) calendar days, in each case after the relevant notice provided by Corp Group Parent pursuant to Section 5.1(c); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory and corporate approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory and corporate approvals for the purchase and sale in a prompt manner.

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SECTION 5.2.     Call Option in Event of Material Breach.

(a)             If a Shareholder commits a Material Breach of this Agreement (the “Breaching Shareholder”), then, without limiting any other right or remedy the non-Breaching Shareholder may have, the non-Breaching Shareholder shall have the right to give written notice to the Breaching Shareholder describing such Material Breach and demanding that the Breaching Shareholder cure the Material Breach by fully performing its obligation. If the Breaching Shareholder has not cured its Material Breach within fifty (50) calendar days after receipt of any such notice from the non-Breaching Shareholder (the “Cure Period”), (i) the non-Breaching Shareholder shall have the unconditional right (the “Breach Call Option”), by written notice from the non-Breaching Shareholder to the Breaching Shareholder delivered at any time during the continuance of such Material Breach after the Cure Period (the “Breach Call Notice”), to require the Breaching Shareholder to sell, and the Breaching Shareholder shall have the unconditional obligation to sell and transfer all of its Company Shares (or all the Bank Shares held by the Company in which the Breaching Shareholder and its Permitted Transferees own Company Shares) to the non-Breaching Shareholder at a price per Share (the “Breach Call Price”) equal to 80% of the Market Price as of the date of the Breach Call Notice, and (ii) if the non-Breaching Shareholder is Corp Group Parent, Corp Group Parent shall also have the right (the “Breach Put Option”), by written notice to Itaú Parent delivered at any time during the continuance of such Material Breach after the Cure Period the (“Breach Put Notice”), to sell to Itaú Parent, and Itaú Parent shall thereupon acquire from Corp Group Parent, all of its and its Permitted Transferees’ Company Shares (or all of the Bank Shares held by Company Two) at a price per Share (the “Breach Put Price”) equal to 120% of the Market Price as of the date of the Breach Put Notice. If the Breaching Shareholder cures the Material Breach that gave rise to the Breach Call Option or Breach Put Option prior to receiving a Breach Call Notice or Breach Put Notice from the non-Breaching Shareholder, the non-Breaching Shareholder shall no longer have the right to exercise the Breach Call Option (or the Breach Put Option) in respect of such Material Breach in question. The non-Breaching Shareholder shall have the right to decide whether Company Shares or Bank Shares shall be sold and purchased pursuant to this Section 5.2. Notwithstanding the foregoing, if the non-Breaching Shareholder is Itaú Parent, Itaú Parent may elect to purchase the maximum number of Bank Shares or Company Shares which would allow Itaú Parent to avoid making a public offer for all of the outstanding Bank Shares (and, upon the consummation of such purchase, this Agreement shall automatically terminate).

(b)             The non-Breaching Shareholder shall pay the Breach Call Price for the Company Shares or Bank Shares to the Breaching Shareholder in one single payment, in cash, by wire transfer of immediately available funds to the account specified by the Breaching Shareholder, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). The Breaching Shareholder and non-Breaching Shareholder shall cooperate in good faith to complete the sale as promptly as reasonably practicable and shall use their reasonable best efforts to obtain all necessary regulatory consents for such purchase and sale in a prompt manner.

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(c)             Itaú Parent shall pay the Breach Put Price for the Company Shares or Bank Shares to Corp Group Parent in one single payment, in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). Corp Group Parent and Itaú Parent shall cooperate in good faith to complete the sale as promptly as reasonably practicable and shall use their reasonable best efforts to obtain all necessary regulatory consents for such purchase and sale in a prompt manner.

ARTICLE VI

ADDITIONAL AGREEMENTS AND COVENANTS

SECTION 6.1.     Non-Competition; Non-Solicit.

(a)   During the Non-Compete Period, each Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly, own, invest, control, acquire, operate, manage, participate or engage in any Banking Business in the Territory (or any Banking Business with clients for whom a majority of their consolidated revenue in the last fiscal year was from business in the Territory) other than (i) through its investment in the Chilean Bank and its Subsidiaries and (ii) through any sociedad de apoyo al giro in which the Chilean Bank has an ownership interest even if not a Subsidiary thereof (including Transbank S.A., Redbanc S.A. and ComBank S.A.), which shall be the exclusive vehicles through which the Shareholders may engage in any Banking Business in the Territory.

(b)   During the Non-Compete Period, each Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly: solicit for hire, hire or otherwise induce or attempt to induce any officer of the Chilean Bank or any of its Subsidiaries to leave the employment of the Chilean Bank or any of its Subsidiaries, or in any way interfere with the relationship between the Chilean Bank or any of its Subsidiaries, on the one hand, and any officer thereof on the other hand; provided that general hiring solicitations (and hires in connection therewith) not targeted at such officer shall not be in breach of this provision; and provided further that it shall not be in breach of this provision if such actions are commenced more than one year after such Person’s employment or contractual relationship with the Chilean Bank or any of its Subsidiaries has been terminated; unless such employment or relationship was terminated by the Chilean Bank or any of its Subsidiaries in which case no restriction shall apply.

(c)   Nothing herein shall prohibit any Person (an “Investing Person”) from: (i) providing consumer financing and other financial products or services offered from time to time by supermarkets and other nonbank retailers in the applicable jurisdiction; provided that if SMU determines to offer products or services together with any bank in connection therewith, Corp Group Parent shall use commercially reasonable efforts to cause SMU to enter into arms-length negotiations with the Chilean Bank with respect to such offering; (ii) financing or providing asset management products and services; (iii) receiving from or providing to any Person a personal guaranty or a loan or engaging in other financial arrangements in connection with a transaction or transactions that does not otherwise constitute a Banking Business in the Territory; (iv) making investments by or in employee retirement, pension or similar plans or funds or in companies that

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manage such plans or funds; (v) acquiring, owning, controlling or managing, in any Person and, for this purpose, controlled Affiliates of such Investing Person shall be deemed to be one Investing Person (or a part of its business), that has any Banking Business in the Territory pursuant to purchase, merger, consolidation or otherwise so long as (A) the Banking Business in the Territory conducted by such Person or business constitutes not more than 10% of the revenues of such acquired Person or business and not more than 5% of the revenues of the Chilean Bank, in each case for the immediately preceding 12 months, and (B) after consummation of such acquisition, the Investing Person offers the Chilean Bank the right to acquire from the Investing Person such Banking Business (to the extent located inside the Territory) for cash at the Fair Value thereof; (vi) acquiring, owning, controlling, managing, investing in any Person or business which would not otherwise be permitted under this Section 6.1; provided that the Investing Person undertakes to sell the portion of the business carried on by such Person or business so acquired which would otherwise result in a breach of this Section 6.1; provided that: (x) pending such sale, the Investing Person takes reasonable steps to avoid any disclosure of any Confidential Information by it, or its Representatives to such Person or business, (y) the sale process is commenced promptly after such acquisition and the Investing Person does not refuse offers to acquire such portion of the business for consideration equal to or greater than its Fair Value and otherwise on customary terms and (z) the Chilean Bank is permitted to participate in the sales process; (vii) acquiring, owning, controlling, managing, investing in any Person that has any Banking Business in the Territory or engaging in a New Business Opportunity if such transaction or New Business Opportunity was presented by the Chilean Bank to Itaú Parent, in the case that Corp Group Parent and/or its Permitted Transferees are the Investing Person, or Corp Group Parent, in the case that Itaú Parent and/or its Permitted Transferees are the Investment Person, under Sections 2.8 and 6.5, as applicable, and the Shareholder to which the transaction or New Business Opportunity was presented withheld its consent to the Chilean Bank consummating such transaction; (viii) providing products or services pursuant to any unsolicited request from any client that operates in the Territory which cannot be reasonably provided by the Chilean Bank or its Subsidiaries or (ix) acquiring, owning, managing or investing in the MCC Entities or prohibit any activities currently conducted by the MCC Entities. Notwithstanding anything in this Section 6.1(c) to the contrary, no Person shall have any liability for any inadvertent immaterial breach of this Section 6.1, subject to the breaching party taking commercially reasonable remedial action promptly upon receiving notice of such breach.

(d)   The Shareholders recognize that the covenants in this Section 6.1, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the Shareholders, the Chilean Bank and its Subsidiaries. Each Shareholder agrees that such limitations are reasonable with respect to its activities, business and public purpose. The Shareholders agree and acknowledge that the violation of this Section 6.1 would cause irreparable injury to the Shareholders, as the owners of the Chilean Bank Shares, and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Shareholders shall be entitled to seek temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The Shareholders also waive any requirement of proving actual damages in connection with obtaining any such injunctive or other equitable relief. Further, it is the intention of the Shareholders that the provisions of this Section 6.1 shall be enforced to the fullest extent permissible under the Laws and the public policies of the State of New York or any other applicable jurisdiction. If, at the time of enforcement of this

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Section 6.1, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Shareholders agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area set forth in this Section 6.1.

SECTION 6.2.     Dividend Policy; Dividend Put and Call Options.

(a)   For each of the eight full fiscal years of the Chilean Bank following the Closing Date (the “Dividend Period”), each of the Shareholders will cause the Chilean Bank to adopt an annual business plan and budget that expressly provides for the management of the Chilean Bank and its Subsidiaries in a manner that has as its primary target, in the following order of priority: (i) first, complying with Optimal Regulatory Capital for such fiscal year (including achieving up to, but in no event exceeding, the Minimum Growth Rate inherent in the definition of Optimal Regulatory Capital), (ii) second (after achieving the objective in clause (i) above), the payment by the Chilean Bank of cash dividends aggregating at least US$370 million for each year during the Dividend Period and (iii) third (after achieving the objectives in both clause (i) and (ii) above), achieving a growth rate of the total assets of the Chilean Bank and the Colombian Bank above the Minimum Growth Rate and other reasonable objectives as determined by the Board of the Chilean Bank; provided that the Board of the Chilean Bank shall have expressly determined in good faith that such growth rate and objectives would not reasonably be expected to cause the Chilean Bank to fail to achieve the objectives in clauses (i) and (ii) in any of the next two fiscal years after such determination and during the Dividend Period.

(b)   The Shareholders agree to cause the Chilean Bank Board to (i) cause management of the Chilean Bank and its Subsidiaries to conduct the business of the Chilean Bank and its Subsidiaries in accordance with the annual business plan and budget adopted in accordance with Section 6.2(a) (it being understood the obligation to cause the business of the Chilean Bank and its Subsidiaries to be conducted in accordance with such annual business plan and budget does not constitute a guarantee that the objectives in the Business Plan and Budget will be achieved in any given year), (ii) to discuss on a quarterly basis the adherence of the Chilean Bank and its Subsidiaries to the annual business plan and budget and (iii) if the Chilean Bank Board or such management seeks to deviate from the annual business plan and budget, to permit the Chilean Bank or its Subsidiaries to deviate from the annual business plan and budget adopted in accordance with Section 6.2(a) only if such deviation is itself in compliance with Section 6.2(a), including the priorities set forth therein for any year during such eight-year period following the Closing Date, except to the extent deviations are solely in response to unforeseen changes in economic, business or financial conditions generally affecting the financial services industries in which the Chilean Bank and its Subsidiaries operate and were not contemplated by the annual business plan and budget initially adopted in accordance with Section 6.2(a).

(c)   If the amount of the dividends paid in cash by the Chilean Bank is less than U.S. $370 million for any fiscal year during the Dividend Period, the Shareholders will cause the Companies to cause the Chilean Bank and its Subsidiaries to maximize the use of Tier 2 capital, to the fullest extent permitted by applicable Law to increase its regulatory capital to the extent required to maintain Optimal Regulatory Capital requirements for such fiscal year.

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(d)   The Shareholders shall cause the Chilean Bank to pay the annual Required Dividend before March 31 of each Fiscal Year. If the portion of the Required Dividend declared by the Chilean Bank to be received by Corp Group Parent in cash is less than the Minimum Dividend Amount in any fiscal year during the first eight full fiscal years following the Closing Date, Corp Group Parent shall have the unconditional right, from and after the date that such dividend is declared, either to (at the option of Corp Group Parent in its sole discretion):

(i) sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent, at a price per Company Share equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent’s exercise of its unconditional right to sell pursuant to this Section 6.2(d)(i) (the “Dividend Put Price”), a number of Company Shares of Company Two equal to (A) the Minimum Dividend Amount minus the portion of the Required Dividend declared by the Chilean Bank to be received by Corp Group Parent, divided by (B) the Dividend Put Price; or

(ii) cause Company Two to sell to Itaú Parent or one of its wholly-owned Subsidiaries, at a price per Bank Share (the “Bank Shares Dividend Put Price”) equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent’s exercise of its unconditional right to sell pursuant to this Section 6.2(d)(ii) (the “Bank Shares Dividend Put Exercise Date”), a number of Bank Shares equal to (A) the Minimum Dividend Amount minus the Required Dividend declared by the Chilean Bank and to be received by Corp Group Parent, divided by (B) the Bank Shares Dividend Put Price; provided that in such event Itaú Parent unconditionally agrees to place an order on the Santiago Stock Exchange on the ninth Business Day after the Bank Shares Dividend Put Exercise Date to buy all of such Bank Shares at a price not less than the Market Price of such Bank Shares as of such date;

provided, further, that (1) any sale of Bank Shares pursuant to Section 6.2(d)(ii) shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two pursuant to Section 6.2(d)(ii) are unexpectedly sold over the Santiago Stock Exchange to a Third Party at a price higher than the Market Price of such shares as of the Bank Shares Dividend Put Exercise Date, then Corp Group Parent shall no longer have the right set forth in Section 6.2(e) to repurchase such Bank Shares from Itaú Parent or one of its wholly-owned Subsidiaries.

(e)   During the five-year period following the exercise by Corp Group Parent of any right to sell Company Shares or Bank Shares pursuant to Section 6.2(d), Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):

(i) acquire from Itaú Parent, and Itaú Parent shall have the unconditional obligation to sell to Corp Group Parent, a number of Company Shares up to the number of Company Shares sold pursuant to Section 6.2(d)(i) at the same price per Company Share as was paid by Itaú Parent pursuant to Section 6.2(d)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile; or

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(ii) cause Itaú Parent to place an order on the Santiago Stock Exchange (on a date coordinated by the Shareholders) to sell to Corp Group Parent and/or Company Two a number of Bank Shares up to the number of Bank Shares sold to Itaú Parent or one of its wholly-owned Subsidiaries by Company Two pursuant to Section 6.2(d)(ii) at the same price per Bank Share as was paid by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 6.2(d)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile (the “Dividend Call Price”) (it being understood that in such event Itaú Parent unconditionally agrees to sell all of such Bank Shares at the Dividend Call Price);

provided, further, that (1) any sale of Bank Shares pursuant to Section 6.2(e)(ii) shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales, (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 6.2(e)(ii) are sold over the Santiago Stock Exchange to a Third Party at a price higher than the Dividend Call Price of such shares, then Corp Group Parent and/or Company Two shall not have right to repurchase such Bank Shares and (3) for purposes of determining which Company Shares or Bank Shares are being acquired when Corp Group Parent’s and Company Two’s unconditional right to acquire is exercised pursuant to this Section 6.2(e), a first in/first out methodology shall be used.

(f)   Itaú Parent, Company One, Corp Group Parent and Company Two, as applicable, shall pay the purchase price of the Company Shares or Bank Shares transferred pursuant to Section 6.2(d) or (e) in a single payment in cash for each individual transaction, by wire transfer of immediately available funds to the account specified by Itaú Parent or Corp Group Parent, as applicable, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). The payment of the purchase price and the purchase and sale of the applicable Company Shares or Bank Shares, as the case may be, shall be consummated as soon as practicable and no later than ten (10) Business Days, in each case after the date on which Corp Group Parent notifies Itaú Parent in writing of the exercise of the unconditional right to sell pursuant to Section 6.2(d) or to buy pursuant to Section 6.2(e); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory consents for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory consents for any such purchase and sale in a prompt manner.

SECTION 6.3.     Use of the Shareholders’ Brands.

(a)   The Chilean Bank’s corporate name shall be “Itaú Corpbanca”.

(b)   The Shareholders agree that for so long as Itaú Parent directly or indirectly owns Bank Shares, subject to the corresponding license agreements, CorpBanca and its Subsidiaries shall have a royalty-free, perpetual license to use the Itaú Brand, whether alone or in conjunction with other trademarks. Subject to section 6.3(c) below, all advertising, promotional, marketing, product literature, press releases, public filings or other consumer-facing materials shall be determined by Itaú Parent in its sole discretion.

37

(c)   The Shareholders shall cause CorpBanca and its Subsidiaries to exclusively use the Itaú Brand and the Shareholders shall cause the names of the Subsidiaries to be changed to reflect such Itaú Brand as directed by Itaú Parent.

SECTION 6.4.     Preapproved Matters.

Corp Group Parent undertakes to consent to (including for purposes of Section 2.8) and affirmatively vote its Bank Shares at any shareholders’ meeting in favor of the approval of (i) a transaction between the Chilean Bank’s stock-broker (corredora) Subsidiary and MCC at such time as MCC is wholly owned by an Affiliate of Itaú Parent, which transaction may be structured as an acquisition of Equity Securities of MCC by the Chilean Bank (followed by a merger such Subsidiary and MCC) and shall involve a valuation equal to the Fair Value thereof (“Preapproved Matters”) and (ii) the implementation of Section 6.3.

SECTION 6.5.     Strategic Transactions.

(a)             Corp Group Parent and Itaú Parent intend to use the Chilean Bank and its Subsidiaries as their exclusive vehicle to pursue business opportunities in the Banking Business in Chile, Colombia, Peru and Central America. As a result, if either Corp Group Parent or Itaú Parent, or any of its respective Affiliates, intends to pursue or develop any new business opportunities in the Banking Business in Chile, Colombia, Peru and/or Central America (each, a “New Business Opportunity”), individually or with third parties, Corp Group Parent and Itaú Parent (as the case may be) shall or, if applicable, shall cause its Affiliate, to notify the other party and shall provide the Chilean Bank with the exclusive right to pursue such New Business Opportunity (through the Chilean Bank and its Subsidiaries) prior to presenting it to or pursuing it individually or with third parties. If Corp Group Parent or Itaú Parent does not agree to the Chilean Bank pursuing or continuing to pursue or consummating any particular New Business Opportunity within thirty (30) days following receipt of such notice, the other party shall have the right to pursue and implement such New Business Opportunity unilaterally and not through the Chilean Bank.

(b)             Corp Group Parent and Itaú Parent shall use their best efforts to avoid dilution of their respective equity ownership in the Chilean Bank in connection with the implementation of any New Business Opportunity. If Corp Group Parent agrees to the Chilean Bank pursuing a New Business Opportunity that would require a capital increase and/or a change in the dividend policy of the Chilean Bank, Itaú Parent shall provide Corp Group Parent with long-term financing in an amount reasonably deemed necessary by Corp Group Parent to finance its subscription of its pro rata share of all Bank Shares issued by the Chilean Bank in such capital increase; provided that such financing will bear interest at a market rate and contain other terms, including guarantees, that are commercially reasonable for comparable credits at such time. If Corp Group Parent agrees to allow the Chilean Bank to pursue and implement such New Business Opportunity but decides not to participate in the capital increase in connection therewith, Itaú Parent will grant Corp Group Parent an unconditional additional call option with respect to the number of Bank Shares or Company Shares (at the election of Corp Group Parent in its sole discretion) that if purchased by Corp Group Parent at such time would restore its direct and indirect ownership percentage of outstanding Bank Shares to its ownership percentage of outstanding Bank Shares immediately prior to such capital increase, with such call option being

38

subject to the terms of Sections 5.1(b)-(e) (except that the strike price thereof shall be an amount equal to the price per Share that Itaú Parent paid in the capital increase plus interest at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile).

SECTION 6.6.     Itaú Parent’s Paraguay and Uruguay Operations. Corp Group Parent and Itaú Parent shall (i) negotiate in good faith the inclusion of their respective businesses in Paraguay and Uruguay as part of the business owned and operated by the Chilean Bank, (ii) shall use their reasonable best efforts to agree on the valuation of such businesses in Paraguay and Uruguay and (iii) if Corp Group Parent and Itaú Parent agree on the valuation of such businesses, such businesses shall be transferred to, and owned and operated by, the Chilean Bank, it being agreed that nothing in this Section 6.6 shall be construed to require Corp Group Parent or Itaú Parent to agree to any transaction that Corp Group Parent or Itaú Parent, respectively, determine in good faith would impair the consummation or anticipated benefits of the transactions contemplated by this Agreement or impose an adverse effect on such party.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.     Termination.

(a)   This Agreement shall terminate:

(i)   upon written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder;

(ii)   upon Company One, Itaú Parent and their Permitted Transferees ceasing to own, directly or indirectly, any Bank Shares;

(iii)   upon Company Two, Corp Group Parent and their Permitted Transferees ceasing to own, directly or indirectly, at least 13% On An Adjusted Basis of the outstanding Bank Shares (the “Termination Threshold”); provided that if the Termination Threshold is adjusted in accordance with the definition of the term “On An Adjusted Basis”, Itaú Parent and Corp Group Parent agree to execute an addendum to this Agreement evidencing the amount of such adjustment and the Termination Threshold then in effect; provided further that Sections 2.2 (other than 2.2(b)), 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8. 3.9, 3.10, 4.1, 5.1 and 6.1 shall survive any such termination and shall continue to be in full force and effect until Company Two, Corp Group Parent and its Permitted Transferees cease to own directly or indirectly at least 3.25% of the outstanding Bank Shares; or

(iv)   at the election of Corp Group Parent, upon Itaú Parent, Company One and their Permitted Transferees and Newcos acquired by Itaú Parent ceasing to own more than 50% plus one Company Share of Company One or ceasing to own more than 168,701,938,465 Bank Shares (which shall be adjusted from time to time for any reorganizations, recapitalizations, reclassifications, stock dividends, stock splits and other

39

similar changes in capitalization); provided further that Sections 3.4, 3.5, 3.6, 3.8, 3.10, 4.1 and 5.1 shall survive any such termination and shall continue to be in full force and effect until Company Two, Corp Group Parent and its Permitted Transferees cease to own directly or indirectly at least 3.25% of the outstanding Bank Shares.

(b)   Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 7.2.     Minority Rights. In the event of a change in applicable Law affecting the rights of the Shareholders under this Agreement, the Shareholders shall, to the extent permitted by applicable Law, use their reasonable best efforts to maintain all rights and protections granted to minority shareholders under this Agreement or under the applicable Law as of the date hereof (including dividend rights and rights granted under the applicable public tender offers regulations).

SECTION 7.3.     Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of each and all Shareholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 7.4.     Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Shareholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 7.5.     Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or email transmission if sent during normal business hours of the recipient, if not, then on the next Business Day; provided that a copy of such notice is also sent via internationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

Inversiones Corp Group Interhold Ltda.:	Rosario Norte 660, Las Condes Santiago, Chile Fax Number: (56-2) 2660-6021 Attention: Alvaro Barriga O.

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Copy to Counsel:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax Number: (212) 455-2502

Attention: David L. Williams

                  Edward Chung

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: (56-2) 2367 3003

Attention: José María Eyzaguirre B.

                  Felipe Larrain

Itaú Parent:	Praça Alfredo Egydio de Souza Aranha, 100 Torre Olavo Setubal, PI 04344-902 – São Paulo – SP – Brasil Fax Number: +55 11 5019-2302 Attention: Ricardo Villela Marino

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Copy to Counsel (which shall not constitute notice):

Praça Alfredo Egydio de Souza Aranha, 100

Torre Conceição, 12º andar

04344-902 – São Paulo – SP – Brasil

Fax Number: +5511 5019 1788

Attention: Álvaro F. Rizzi Rodrigues

Fax Number: +5511 5019-1114

Attention: Fernando Della Torre Chagas

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax Number: +1 (212) 403-2000

Attention: Richard K. Kim

                 Mark F. Veblen

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: +(562) 2367 3003

Attention: Cristóbal Eyzaguirre

                  Luisa Núñez

[Itaú Unibanco Holding, S.A.]:	[address] Fax Number: Attention:

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Copy to Counsel:

Praça Alfredo Egydio de Souza Aranha, 100

Torre Conceição, 12º andar

04344-902 – São Paulo – SP – Brasil

Fax Number: +5511 5019 1788

Attention: Álvaro F. Rizzi Rodrigues

Fax Number: +5511 5019-1114

Attention: Fernando Della Torre Chagas

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax Number: (212) 403-2000

Attention: Richard K. Kim

                 Mark F. Veblen

and

Claro & Cía.

Av. Apoquindo 3721, 14th Floor

Santiago, Chile 755 0177

Fax Number: (56-2) 2367 3003

Attention: Cristóbal Eyzaguirre

                  Luisa Núñez

SECTION 7.6.     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 7.7.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 7.8.     Restrictions on Other Agreements. Following the date hereof, no Shareholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any shareholder agreements or arrangements of any kind with any Person with respect to any Company Shares or Bank Shares. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not apply to or with respect to the Colombian Bank and its Subsidiaries until such time as the CorpBanca Colombia Shareholders Agreement has been terminated pursuant to Section 7.1 thereof).

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SECTION 7.9.     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and signed by the party granting the waiver and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 7.10.     Governing Law; Dispute Resolution; Waiver of Jury Trial.

(a)   Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (EXCEPT FOR SUCH CORPORATE ACTIONS, DECISIONS AND ACTIVITIES TO BE CONDUCTED AND ADOPTED BY THE CORPORATE BODIES OF THE CHILEAN BANK OR ITS SUBSIDIARIES SHALL BE GOVERNED BY THE MANDATORY RULES STATED FOR SUCH ACTIONS, DECISIONS AND ACTIVITIES UNDER CHILEAN OR COLOMBIAN LAW, AS APPLICABLE).

(b)   Dispute Resolution. Each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three (3) arbitrators. Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the parties irrevocably agrees that they shall in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the parties cannot agree on arbitrators within such thirty (30) day period, then the arbitrators shall be appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award will be final and binding on the parties, not subject to appeal, and enforceable in accordance with its terms. The parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing party shall be entitled to have the final award enforced in any applicable court. The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable). In case it is necessary for one (1) or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.

(c)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH

44

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(c).

SECTION 7.11.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 7.12.     Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and subject to Section 7.10(b) above it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 7.13.     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.14.     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Shareholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Shareholder or any current or future member of any Shareholder or any current or future director, officer, employee, partner or member of any Shareholder or of any Affiliate or assignee thereof, as such for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations.

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SECTION 7.15.     Confidentiality.

(a)   In performing their obligations under this Agreement, the parties hereto may have access to and receive certain confidential information about or proprietary information of the other parties hereto (“Confidential Information”). Except as otherwise expressly permitted by this Section 7.15 or otherwise in this Agreement, any party hereto receiving Confidential Information (a “Receiving Party”) shall maintain the confidentiality of such Confidential Information that is disclosed to it by or on behalf of another party hereto (a “Disclosing Party”) and shall not, without the prior written consent of the relevant Disclosing Party, disclose or permit any other Person access to such Disclosing Party’s Confidential Information or use the Confidential Information except as expressly provided in this Section 7.15 or otherwise in this Agreement. In connection with actions taken by a Receiving Party in performing its obligations under this Agreement or exercising any rights it may have under this Agreement, a Receiving Party may disclose to its Representatives any Confidential Information that is reasonably necessary for such Representatives to assist such Receiving Party in connection with this Agreement and related matters. A Receiving Party shall be responsible for its Representatives maintaining the confidentiality of the Confidential Information and any breaches of this Section 7.15 by its Representatives.

(b)   “Confidential Information” shall not include, and the provisions of this Section 7.15 shall not apply to, any information that: (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by a party hereto in violation of this Section 7.15); (ii) is or becomes available to a party on a non-confidential basis from a source other than a Disclosing Party; provided that, to such party’s knowledge, such source was not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party; or (iii) a party can establish is already in its possession; provided that such information is not subject to a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party.

SECTION 7.16.     Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the transactions contemplated hereby unless otherwise mutually agreed by Itaú Parent and Corp Group Parent, unless such press release or public announcement is otherwise required by applicable Law or the rules of any stock exchange, in which case, the parties to this Agreement shall, to the extent practicable and legally permissible, consult with each other as to the timing and contents of any such press release, public announcement or communication.

SECTION 7.17.     No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 7.18.     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

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SECTION 7.19.     Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to the other Shareholders, as of the date hereof or as of the date such Shareholder becomes a party hereto, that:

(a)   Such Shareholder is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization.

(b)   Such Shareholder has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorized by such Shareholder and no other proceedings by or on behalf of such Shareholder will be necessary to authorize this Agreement or the performance of the rights and obligations hereunder. This Agreement constitutes the valid and binding obligations of such Shareholder enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar Laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)   The execution, delivery and performance of this Agreement by such Shareholder will not (i) violate (A) the Organizational Documents of such Shareholder or (B) any Law, treaty, rule or regulation applicable to or binding upon such Shareholder or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Shareholder is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(B) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations under this Agreement.

(d)   In the case of Itaú Parent and Corp Group Parent, such Shareholder owns, as of the date hereof, directly or indirectly, the shares of Company Stock of Company One and Company Two, respectively, free and clear of all Encumbrances of any kind on the right to vote or Transfer such shares and has the sole power, authority and legal capacity to vote and Transfer such shares and in the case of Company One and Company Two, such Company owns, as of the date hereof, the shares of the Chilean Bank referred to in the Recitals free and clear of all Encumbrances of any kind on the right to vote or Transfer such shares and (together with Itaú Parent and Corp Group Parent) has the sole power, authority and legal capacity to vote and Transfer such shares (in each case other than Encumbrances in favor of the other Shareholder or its Affiliates).

(e)   Except for the representations and warranties contained in this Section 7.19, no such Shareholder, nor any other Person or entity acting on behalf of such Shareholder, makes any representation or warranty, express or implied to any other Shareholder.

[Rest of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date set forth in the first paragraph hereof.

ITAÚ UNIBANCO HOLDING, S.A.

By:
Name:
Title:

[ITAÚ HOLDING COMPANY]

By:
Name:
Title:

CORP GROUP HOLDING INVERSIONES LIMITADA

By:
Name:
Title:

INVERSIONES CORP GROUP INTERHOLD LIMITADA

By:
Name:
Title:

CORP GROUP BANKING S.A.

By:
Name:
Title:

INVERSIONES GASA LIMITADA

By:
Name:
Title:

COMPANIA INMOBILIARIA Y DE INVERSIONES SAGA LIMITADA

By:
Name:
Title:

EXHIBIT 5 A

English Translation

FILE No.

PLEDGE WITHOUT CONVEYANCE ON SHARES

INVERSIONES CORP GROUP INTERHOLD LIMITADA

TO

ITAÚ UNIBANCO HOLDING, S.A.

In the City of SANTIAGO, REPUBLIC OF CHILE, on this [—], before me, [—], there appeared:

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES CORP GROUP INTERHOLD LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgor”, [—], both of them domiciled to the effects hereof at [•];

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], both of them domiciled to the effects hereof at [—];

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], both of them domiciled to the effects hereof at [—];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING, S.A., Rol Único Tributario Número (taxpayer’s’ identification number) [•], hereinafter also referred to as the “Pledgee”, [—], both of them domiciled to the effects hereof at [•]; and

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Company”;

INVERSIONES GASA LIMITADA, CORP GROUP HOLDING INVERSIONES LIMITADA, CORP GROUP BANKING S.A. and INVERSIONES CORP GROUP INTERHOLD LIMITADA shall be hereinafter referred to as the “Debtor”.

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The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, state as follows:

SECTION ONE. BACKGROUND. 1. 1. Shareholders’ Agreement. Pledgee, Pledgor and the Debtor and other parties entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on [—], and governed by the laws in force in the State of New York, United States of America. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in [Corpbanca]. Among other matters, the Shareholders Agreement establishes certain rules and obligations concerning resolutions to be adopted or taken at shareholders’ meetings, corporate management and administration, representations and warranties made by the direct and indirect shareholders who undersigned such agreement, as well as certain provisions governing the assignment or transfer of shares in [Corpbanca], dispute resolutions, termination grounds, and other miscellaneous provisions. One. Two. Secured Obligations. Each of the affirmative or negative covenants of Debtor to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtor could have accepted, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtor may owe or undertake in the future, to the Pledgee as a consequence of the execution of the documents to be entered into under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders Agreement and the obligation to pay any fine contemplated under the Shareholders’ Agreement, or any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. Secured Obligations shall also refer to the obligation to pay Pledgee any indemnification and compensation to which Pledgee may be entitled under the Shareholders’ Agreement [including but not limited to the obligation to pay a fine amounting to US$ The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Section 3 subsection 2 of Article XIV of the Ley de Prenda sin Desplazamiento (Chilean Pledge Without Conveyance Law) this pledge without conveyance generally secures the fulfillment of all the obligations assumed by Debtor under the Shareholders’ Agreement.

SECTION TWO. BACKGROUND ON SHARES.- Two. One. Pledgor is the sole and unconditional owner of [—] shares in the Company, all of which have been fully paid and registered in its own name in the Shareholders’ Registry of the Company /the “Shares”/. Those shares represent 100% of Pledgor’s shares in the Company. Two. Two. By public deed executed on [—], at the Notarial Office [—], Pledgor granted a first lien pledge on securities to the banks, on [—] of the shares referred to in Two. One above to Banco Itaú BBA, Nassau Branch, in order to secure repayment of the loan granted by public deed on [—], amounting to [—].

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EXHIBIT 5 A

SECTION THREE: PLEDGE ON SHARES. Three. One. Pledgor hereby pledges the Shares in compliance with the provisions set forth in articles 1 and 5 five of article 14 of the Chilean “Ley de Prenda sin Desplazamiento” No. 20.190 “/hereinafter referred to as the “Pledge Without Conveyance Law”/, the Pledge Without Conveyance Register Regulations under Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on 23 October 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/ to Pledgee, in order to ensure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. Such pledge also encumbers all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in section Nine. One below /the “Future Shares”/. - Three. Two. The pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extrajudicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligation undertaken by Debtor by means of any instruments that it may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to Pledgee or to its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three. Three. All amounts received as a consequence of the judicial or extrajudicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until the full payment of all the Secured Obligations.- Three. Four. To the effects of the provisions set forth in section 4 of the Pledge Without Conveyance Regulations, the parties expressly agree that the minimum value of the affirmative and negative covenants referred to above amounts to [$  ]. Three. Five. It is hereby expressly stated that any obligation agreed to be paid in foreign currency shall be deemed extinguished only up to the foreign currency amount paid by the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three. Six. Pledgee hereby accepts the pledge without conveyance on the Shares and on the Future Shares levied hereunder.

SECTION FOUR: REPRESENTATIONS OF PLEDGOR.- Pledgor hereby represents to Pledgee that: /One/ Pledgor is duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by Pledgor and that it contains legal, valid and enforceable obligations binding upon Pledgor; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the

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Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ the execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor, nor any law, decree, regulation or statutory or administrative rule; and that no other governmental authorization, approval or notice or from third parties is required to subscribe, fully performed and execute these presents.

SECTION FIVE: PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Shares, without Pledgee’s previous written authorization during the effective term hereof. The appearing parties hereby declare that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Shares.

SECTION SIX: Six. One. REGISTRATION AND ANNOTATION. One/ The pledge hereby granted is to be recorded, at the expense of the Pledgor with the Pledge Without Conveyance Register according to the provisions set forth in article 24 of article 14 of the Chilean Pledge Without Conveyance Law. Two/ Pledgor shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares to be pledged hereunder once they are issued, within the ten business days immediately following the expiration date of each calendar month in which Pledgor has acquired the Future Shares. Six. Two. NOTICE IN THE REGISTER OF SHAREHOLDERS The pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Register Book of the Company by a Notary Public as set forth in article 23 of the Chilean Corporations’ Law.-

SECTION SEVEN: PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven. One.- While no Relevant Event of Default /as defined below/ occurs under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which it may be entitled. Still, and without prejudice to the foregoing, Pledgor’s rights

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EXHIBIT 5 A

as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgor may participate in all shareholders’ meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights to which the Pledgor is entitled as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights/ right to a voice and vote/ to which the Pledgor would be entitled as a shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that the Pledgee’s right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders’ meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of a Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall also be sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by the Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor authorizes irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to speak and vote inherent in the pledged Shares under the terms set forth above. The Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above; and a copy of such Notice shall be given to Pledgor. - Seven. Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor’s right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Shares and the equity rights granted to their

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shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, Pledgor hereby empowers Pledgee to demand the Company in Pledgor’s name and behalf, to issue the relevant stock certificate. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven. Three. Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.-

SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations either by Pledgor or Debtor shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought.

SECTION NINE: ADDITIONAL OBLIGATIONS OF PLEDGOR.- Nine. One.- Pledge on Future Shares - Pursuant to what is stated in Section Three. One above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain at all times and/or pledge in the future 100% of the shares owned by it /at present or in the future/ in the Company, which shall always be first lien pledges, except for the new shares to be pledged and which shall be subject to the prohibition to encumber and sell as it has already been agreed upon, have already been subject to a first lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to Pledgee, in which case the pledge to be granted shall be a second lien pledge. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to extend the pledge on Shares and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any reason. To such effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each share that may be acquired in the future, and on “as acquired basis”, no later than 30 calendar days from the date of registration of the shares in its own name in the Shareholders’ Registry of the Company- Pledgor may also regularly give written notice to Pledgee of the acquisition of any share in the Company not encumbered by the pledge on shares already granted no later than 30 calendar days from the registration date of the shares in the Shareholders’ Registry of the Company. Nine. Two. Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine. One above, to subscribe in due course for the relevant pledges and prohibitions,

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Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that the Pledgee. acting in the name and behalf of the Company, and at its sole discretion, may grant and execute any relevant pledges and prohibitions on behalf of the Pledgor in the same terms and conditions, mutatis mutandis, as those set forth herein to cause the registration thereof with the Pledge Without Conveyance Register and the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract. Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Nine. Three. Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders’ Agreement . Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of the split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by these pledges, restrictions and prohibitions in compliance with the provisions set forth above. Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Pledge Without Conveyance Registry and in the relevant shareholders’ registry, consequently the Pledgor hereby waives fulfillment of such formalities.

SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Pledge Without Conveyance Registry and in the Shareholders’ Registry of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee.-

SECTION ELEVEN: CONSERVATION OF OWNERSHIP  -The Company shall bring at its sole expense, any judicial and extrajudicial actions that are reasonably necessary to retain the ownership and free possession of the Collateral and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in section twenty-three hereof.-

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SECTION TWELVE: SUFFICIENT TITLE.- Pledgor hereby represents to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted. The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Likewise, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by the Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations.

SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen. One. Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to [—], domiciled at [—], so that, he/she may receive in the name and on behalf of Pledgor any judicial or extrajudicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee no later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the specified address. Thirteen. Two. [—], who is personally present upon the execution hereof, is of legal age and proves his identity with the identity card referred to above states that he/she accepts the irrevocable special power of attorney granted herein and agree not waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear and accept the power of attorney granted in the same waiver deed, be an individual who permanently resides in Chile and shall be previously approved by Pledgee. Thirteen. Three. Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.-

SECTION FOURTEEN: CORPORATE ACCEPTANCE.- [—], who is personally present upon the execution hereof on behalf of the Company is served with notice of the pledge and restrictions and prohibitions granted hereunder.-

SECTION FIFTEEN. ACCEPTANCE AND DECLARATION OF PLEDGOR.- The Pledgor hereby entirely represents that the pledge granted hereunder is for the sole benefit of Pledgee and

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that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be entered into in the future by Pledgor and third parties.

SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen.  One. Pledgor represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen.  Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement.-

SECTION SEVENTEEN: WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen. One. No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen. Two. The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted by the Shareholder’s Agreement and/or any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement.

SECTION EIGHTEENTH: NULLITY, INVALIDITY OR INEFFECTIVENESS.- The declaration of nullity, invalidity or unenforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid.

SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- This Pledge on Shares and the prohibition granted herein shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant.

SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, the Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This pledge agreement is governed by the laws and other statutory provisions in force in the Republic of Chile.

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SECTION TWENTY-ONE. POWER OF ATTORNEY. The appearing parties hereby grant an irrevocable power of attorney to [—], [—]; and [—] and [—], so that any one of the first two of them acting with any one of the second two of them, may make any necessary changes, corrections or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instruments that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to subscribe to cause the registration of the pledge in the Registry of Pledge Without Conveyance.-

SECTION TWENTY-TWO. POWER TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the annotation of the pledge and the prohibitions contained in this instrument with the Public Registry of Pledge Without Conveyance and in the Shareholders’ Registry, as well as to perform any other act that may be required or advisable to implement this pledge and prohibitions.

SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE. The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, the Pledgor hereby is authorized to request the release of this pledge in order to sell the Shares. Furthermore, the Pledgor hereby agrees to enter into such release agreement at least two days in advance to the date on which the Pledgor is to implement a transfer under the terms and conditions of the Shareholders’ Agreement.-

SECTION TWENTY-FOUR: Pledgor hereby agrees to subscribe and execute all public deeds and other instruments that may be required to levy a second lien commercial pledge on the pledged Shares under the terms of sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch. For such purpose, Pledgor hereby agrees to subscribe in due course all relevant amending deeds or deeds evidencing the creation of the pledge and prohibitions no later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgor’s obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgor hereby grants a special and irrevocable power of attorney to the Pledgee as broad as is legally required, which is accepted by its representative already identified at the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgor, in the same terms and conditions mutatis mutandi as those set forth herein / provided that it shall be a commercial pledge /, to cause the registration thereof with the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, also in the

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agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. The Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.

SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITY TO REPRESENT THE PARTIES. The legal capacity of [—] to act in the name and on behalf of INVERSIONES CORP GROUP INTERHOLD LTDA. is evidenced in [—] The legal capacity of Mr. [—] to represent ITAÚ UNIBANCO HOLDING, S.A. is evidenced in [—] -. The legal capacity of [—] to represent CORP GROUP BANKING S.A. is evidenced in [—]-. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

[—]

p.p. INVERSIONES CORP GROUP INTERHOLD LIMITADA

[—]

p.p. ITAÚ UNIBANCO HOLDING, S.A.

[— ]

p.p. CORP GROUP BANKING S.A.

[— ]

[—]

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EXHIBIT 5 B

English Translation

FILE No.

PLEDGE WITHOUT CONVEYANCE ON SHARES

CORP GROUP BANKING S.A.

TO

ITAÚ UNIBANCO HOLDING, S.A.

In the City of SANTIAGO, REPUBLIC OF CHILE, on this [—], before me, [—], there appeared:

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgor”, [—], both of them domiciled to the effects hereof at [•];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING, S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgee”, [—], both of them domiciled to the effects hereof at [•];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of [CORPBANCA], Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Company”;

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES CORP GROUP INTERHOLD LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—];

Mr. [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—]; and

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—].

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INVERSIONES CORP GROUP INTERHOLD LIMITADA, INVERSIONES GASA LIMITADA, and CORP GROUP HOLDING INVERSIONES LIMITADA, shall be hereinafter referred to as the “Debtor”

The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, state as follows:

SECTION ONE. BACKGROUND. One. One. Shareholders’ Agreement. The Pledgee, the Pledgor and the Debtor and other parties entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on [—], and governed by the laws in force in the State of New York, United States of America. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in the Company. Among other matters, the Shareholders Agreement establishes rules and obligations concerning resolutions to be adopted or taken at shareholders’ meetings, corporate management and administration, representations and warranties made by the direct and indirect shareholders who undersigned such agreement, as well as certain provisions governing the assignment or transfer of shares in the Company, dispute resolutions, termination grounds, and other miscellaneous provisions. One. Two. Secured Obligations. Each of the affirmative or negative covenants of Debtor and Pledgor to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtor and/or Pledgor could have accepted, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtor and/or Pledgor may owe or undertake in the future, to the Pledgee as a consequence of the execution of the documents to be entered into under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders Agreement and the obligation to pay any fine contemplated under the Shareholders’ Agreement, or any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. Secured Obligations shall also refer to the obligation to pay Pledgee any indemnification and compensation to which Pledgee may be entitled under the Shareholders’ Agreement, [including but not limited to the obligation to pay a fine amounting to US$ The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Article 3 sub-section 2 of Section 14 of the Ley de Prenda sin Desplazamiento (Chilean Pledge Without Conveyance Law) this Pledge Without Conveyance generally secures the fulfillment of all the obligations assumed by Debtor and Pledgor under the Shareholders’ Agreement.

SECTION TWO. BACKGROUND ON SHARES.- Two. One. Pledgor is the sole and unconditional owner of [—] shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100%

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EXHIBIT 5 B

of Pledgor’s shares in the Company. Two. Two. By public deed executed on [—], at the Notarial Office [—], Pledgor granted a first lien pledge on securities to the banks on [—] of the shares referred to in Two. One above to Banco Itaú BBA, Nassau Branch, in order to secure repayment of the loan granted by public deed on [—], amounting to [—].

SECTION THREE: PLEDGE ON SHARES. Three. One. Pledgor hereby pledges [—] shares in the Company equivalent to [16% of the total capital stock of the Company once merged with Banco Itaú Chile or the lower amount set forth in section 3.2(d) of the Shareholders’ Agreement] /the “Shares”/, in compliance with the provisions set forth in articles 1 and 5 five of article 14 of the Chilean “Ley de Prenda sin Desplazamiento” No. 20.190 /hereinafter referred to as the “Pledge Without Conveyance Law”/, the Pledge Register Regulations under Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on 23 October 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/ to the Pledgee, in order to ensure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. Such pledge also encumbers all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in section Nine. One. below /the “Future Shares”/. Three. Two. The pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extrajudicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligation undertaken by Debtor and/or Pledgor by means of any instruments that it may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to the Pledgee or its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three. Three. All amounts obtained as a consequence of the judicial or extrajudicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until the full payment of all the Secured Obligations. Three. Four. To the effects of the provisions set forth in section 4 of the Pledge Without Conveyance Regulations, the parties expressly agree that the minimum value of the affirmative and negative covenants referred to above amounts to [$        ]. Three. Five. It is hereby expressly stated that any obligation agreed to be paid in foreign currency under the Shareholders’ Agreement shall be deemed extinguished only up to the foreign currency amount paid to the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three. Six. Pledgee hereby accepts the pledge without conveyance on the Shares and on the Future Shares levied hereunder.

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SECTION FOUR: REPRESENTATIONS OF PLEDGOR AND DEBTOR.- Pledgor and Debtor, as appropriate, represent to Pledgee that: /One/ Pledgor and Debtor are duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by them and that it contains legal, valid and enforceable obligations binding upon them; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ the execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor or Debtor, nor any law, decree, regulation or statutory or administrative rule; and that no other governmental authorization, approval or notice or from third parties is required to subscribe, fully performed and execute these presents.

SECTION FIVE: PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Shares, without the Pledgee’s previous written authorization during the effective term hereof. The appearing parties hereby declare that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Shares.

SECTION SIX: Six. One. REGISTRATION AND ANNOTATION. One/ The pledge hereby granted is to be recorded, at the expense of the Pledgor with the Pledge Without Conveyance Register according to the provisions set forth in article 24 of article 14 of the Chilean Pledge Without Conveyance Law. Two/ Pledgor shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares to be pledged hereunder on a when-issued basis, within the ten business days immediately following the expiration date of each calendar month in which Pledgor has acquired Future Shares. Six. Two. NOTICE IN THE REGISTER OF SHAREHOLDERS The pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Registry of the Company by a Notary Public as set forth in article 23 of the Chilean Corporations’ Law.-

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EXHIBIT 5 B

SECTION SEVEN: PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven. One.- While no Relevant Event of Default / as defined below occurs/ under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which it may be entitled. Still, and without prejudice to the foregoing, Pledgor’s rights as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgor may participate in all shareholders’ meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights to which Pledgor is entitled as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights / right to a voice and vote/ to which Pledgor would be entitled as shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that the Pledgee’s right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders’ meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of any Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall also be sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor authorizes irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to a voice and vote inherent in the pledged Shares under the terms set forth above. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above; and a copy of such Notice

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shall be given to Pledgor. Seven. Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor’s right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Shares and the equity rights granted to their shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, Pledgor hereby empowers Pledgee to demand the Company in Pledgor’s name and behalf, to issue the relevant stock certificate. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven. Three. Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.-

SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations either by Pledgor or Debtor shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought.

SECTION NINE: ADDITIONAL OBLIGATIONS BY PLEDGOR.- Nine. One.- Pledge on Future Shares - Pursuant to what is stated in Section Three. One above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain the pledge at all times and/or pledge any number of the shares owned by it /at present or in the future/ in the Company representing at least [16% therein after its merger with Banco Itaú Chile or a lower amount indicated in Section Three Two (d) of the Shareholders’ Agreement], which shall always be first lien pledges, except when the new shares to be pledged and subject to the prohibition to encumber and sell as it has been already agreed upon, have already been subject to a first lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to Pledgee, in which case the pledge to be granted shall be a second lien pledge. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to extend the pledge on Shares and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any purpose. To such

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EXHIBIT 5 B

effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each share that may be acquired in the future, and on “as acquired basis”, no later than 30 calendar days from the date of registration of the shares in its own name in the Shareholders’ Registry of the Company- Pledgor may also regularly give written notice to Pledgee of the acquisition of any share in the Company not encumbered by the pledge on shares already granted no later than 30 calendar days from the registration date of the shares in the Shareholders’ Registry of the Company. Nine. Two. Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine. One above, to subscribe in due course for the relevant pledges and prohibitions, Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that Pledgee. acting in the name and behalf of the Company, and at its sole discretion, may grant and execute any relevant pledges and prohibitions on behalf of the Pledgor in the same terms and conditions, mutatis mutandis, as those set forth herein to cause the registration thereof with the Pledge Without Conveyance Registry and the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract. Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof.- Nine. Three. Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders’ Agreement . Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of the split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by these pledges, restrictions and prohibitions in compliance with the provisions set forth above. Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Pledge Without Conveyance Registry and in the relevant shareholders’ registry, consequently the Pledgor hereby waives fulfillment of such formalities.

SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Pledge Without Conveyance Registry and in the Registered Book of Shareholders of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee.-

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SECTION ELEVEN: CONSERVATION OF OWNERSHIP-The Company shall bring at its sole expense, any judicial and extrajudicial actions that are reasonably necessary to retain the ownership and free possession of the Collateral and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in section twenty-three hereof.-

SECTION TWELVE: SUFFICIENT TITLE.- Pledgor and Debtor hereby represent to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted. The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Moreover, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations.

SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen. One. Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to [—], domiciled at [—], so that, he/she may receive in the name and on behalf of Pledgor any judicial or extrajudicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee no later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the specified address. Thirteen. Two. [—], who is personally present upon the execution hereof, is of legal age and proves his identity with the identity card referred to above states that he/she accepts the irrevocable special power of attorney granted herein and agrees not waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear and accept the power of attorney granted in the same waiver deed, be an individual who permanently resides in Chile and shall be previously approved by Pledgee. Thirteen. Three. Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.-

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EXHIBIT 5 B

SECTION FOURTEEN: CORPORATE ACCEPTANCE.- [—], who is personally present upon the execution hereof on behalf of the Company is served with notice of the pledge and restrictions and prohibitions granted hereunder.-

SECTION FIFTEEN.  ACCEPTANCE AND DECLARATION OF DEBTOR AND PLEDGOR.- Fifteen. One. The Debtor hereby entirely accepts the pledge granted by Pledgor to secure the fulfillment of Debtor’s obligations under the Shareholders’ Agreement. Fifteen. Two. Debtor and Pledgor hereby represent that the pledge granted hereunder is for the sole benefit of Pledgee and that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be executed in the future among Debtor and Pledgor.

SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen. One. Pledgor hereby represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen. Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement.-

SECTION SEVENTEEN: WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen. One. No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen. Two. The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted by the Shareholder’s Agreement and/or any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement.

SECTION EIGHTEENTH: NULLITY, INVALIDITY OR INEFFECTIVENESS.- The declaration of nullity, invalidity or unenforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid.

SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- This Pledge on Shares and the prohibition granted herein shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally

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subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant.

SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This pledge agreement is governed by the laws and other statutory provisions in force in the Republic of Chile.

SECTION TWENTY-ONE. POWER OF ATTORNEY. The appearing parties hereby grant an irrevocable power of attorney to [—], [—]; and [—] and [—], so that any one of the first two of them acting with any one of the second two of them, may make any necessary changes, corrections or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instrument that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to subscribe to cause the registration of the pledge in the Pledge Without Conveyance Registry.-

SECTION TWENTY-TWO. POWER TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the annotation of the pledge and the prohibitions contained in this instrument with the Pledge Without Conveyance Registry and in the Shareholders’ Registry, as well as to perform any other acts that may be required or advisable to implement this pledge and prohibitions.

SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE -The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, Pledgor hereby is authorized to request the release of this pledge in order to sell the Shares. Furthermore, Pledgor hereby agrees to enter into such release agreement at least two days in advance to the date on which the Pledgor is to implement a transfer under the terms and conditions of the Shareholders’ Agreement.-

SECTION TWENTY-FOUR: PROMISE TO CREATE A COMMERCIAL PLEDGE. Pledgor hereby agrees to subscribe and execute all public deeds and other instruments that may be required to levy a second lien commercial pledge on the pledged Shares under the terms of sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch. For such purpose, Pledgor hereby agrees to subscribe in due course all relevant amending deeds or deeds evidencing the creation of the pledge and prohibitions no later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgor’s obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgor hereby grants a special and irrevocable power of attorney to

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EXHIBIT 5 B

Pledgee as broad as is legally required, which is accepted by its representative already identified at the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgor, in the same terms and conditions mutatis mutandi as those set forth herein / provided that it shall be a commercial pledge /, to cause the registration thereof with the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may no be alleged by Pledgor as grounds to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.

SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITY TO REPRESENT THE PARTIES. The legal capacity of [—] to act in the name and on behalf of CORP GROUP BANKING S.A. is evidenced in [—] The legal capacity of Mr. [—] to represent ITAÚ UNIBANCO HOLDING, S.A. is evidenced in [—] -. The legal capacity of [—] to represent CORPBANCA is evidenced in [—] -. The legal capacity of Mr. [—] to represent INVERSIONES CORP GROUP INTERHOLD LTDA. is evidenced in [—]. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

[—]

p.p. CORP GROUP BANKING S.A.

[—]

p.p. ITAÚ UNIBANCO HOLDING, S.A.

[— ]

p.p. CORPBANCA

[—]

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p.p. INVERSIONES CORP GROUP INTERHOLD LIMITADA

[•]

[•]

p.p. INVERSIONES GASA LIMITADA

[•]

[•]

p.p. CORP GROUP INVERSIONES LIMITADA

[•]

[•]

12

Exhibit B

Investment Banks

Bank of America Merrill Lynch

Barclays Capital

Citigroup

Credit Suisse

Deutsche Bank

Goldman, Sachs & Co.

J.P. Morgan

Lazard

Morgan Stanley & Co.

Rothschild

UBS

Exhibit C

Optimal Regulatory Capital

Project Andes Optimal Regulatory Capital and Dividends January 2014

Optimal Regulatory Capital Definition

Summary

- **At any date, with respect to either the Chilean bank or the Colombian bank, the higher of:**
  - The percentage represented by 120% of the aggregate minimum regulatory capital ratio required by the applicable country
  - The percentage represented by the average regulatory capital ratio of the three largest privately-owned banks (measured in terms of assets) in the applicable country as of the end of the most recent fiscal year, multiplied by
- The RWAs of the applicable entity as of the date that is one year from the date of determination assuming that such RWAs grow at a rate up to (but in no event exceeding) the Minimum Growth Rate

Chile (CLP mm)	31-Dec-12	Colombia (COP mm)	31-Dec-12
Regulatory Capital		**Regulatory Capital**	
Banco Santander-Chile	$ 2,735,316	Bancolombia S.A.	$ 12,029,807
Banco de Chile	2,738,311	Banco de Bogota	7,484,696
Banco de Credito e Inversiones	2,008,120	Davivienda S.A.	6,412,465
Total	$ 7,481,747	Total	$ 25,926,968
Risk Weighted Assets		**Risk Weighted Assets**[3]	
Banco Santander-Chile	$ 19,940,397	Bancolombia S.A.	$ 67,400,787
Banco de Chile	20,709,523	Banco de Bogota	47,188,611
Banco de Credito e Inversiones	14,761,038	Davivienda S.A.	36,610,889
Total	$ 55,410,958	Total	$ 151,200,287
Banco Santander-Chile	13.7 %	Bancolombia S.A.	17.8 %
Banco de Chile	13.2	Banco de Bogota	15.9
Banco de Credito e Inversiones	13.6	Davivienda S.A.	17.5
Total Risk Regulatory Capital Ratio[1]	13.5 %	Total Risk Regulatory Capital Ratio[1]	17.1 %
Minimum Regulatory Capital Ratio[2]	11.0 %	Minimum Regulatory Capital Ratio[2,4]	11.8 %
120% of Minimum Regulatory Capital Ratio	13.2 %	120% of Minimum Regulatory Capital Ratio	14.2 %
Optimal Regulatory Capital Ratio	13.5 %	Optimal Regulatory Capital Ratio	17.1 %
Risk-Weighted Assets	$ 11,494,416	Risk-Weighted Assets	$ 19,285,674
Optimal Regulatory Capital	$ 1,552,009	Optimal Regulatory Capital	$ 3,306,998

Source: Superintendencia de Bancos e Instituciones Financieras Chile and Superintendencia Financiera de Colombia

[1] ***In Chile***, *defined as "patrimonio efectivo total", divided by risk weighted assets. Patrimonio efectivo de un banco se define como la suma de los siguientes factores: i) Su capital pagado y reservas o capital básico; ii) Los bonos subordinados que haya colocado, valorados al precio de colocación y hasta concurrencia de un 50% de su capital básico. El valor computable de estos bonos disminuirá en un 20% por cada año que transcurra desde que falten seis años para su vencimiento; iii) Las provisiones voluntarias que haya constituido, hasta concurrencia del 1,25% de sus activos ponderados por riesgo. Son provisiones voluntarias las que excedan de aquellas que los bancos deban mantener por disposición de la ley o por norma de la Superintendencia;* ***in Colombia****: "El índice de solvencia se define como el valor del patrimonio técnico, dividido por el valor de los activos ponderados más el riesgo de mercado. El patrimonio técnico corresponde a la suma del patrimonio básico más el patrimonio adicional. El patrimonio adicional sólo puede sumar hasta el 100% del patrimonio básico. Si el patrimonio Básico es mayor que el patrimonio Adicional, el patrimonio Técnico es igual al 2 veces el patrimonio Básico."*

[2] *Minimum regulatory capital ratio expected to be in line with the one imposed to Banco Santander-Chile and Banco de Chile.*

[3] *Includes market risk as established by Superintendencia Financiera de Colombia: "El Decreto 1720 de 2001 estableció que el Riesgo de Mercado (RM) era obligatorio a partir del 1 de enero 2002, para meses anteriores era opcional. Los valores de esta columna corresponden al 100% (ene-04). Una vez determinado el valor de la exposición a riesgos de mercado, éste se multiplicará por cien novenos (100/9) y el resultado se adicionará al valor de los activos ponderados por nivel de riesgo (Decreto 1720 de 2001, artículo 8, literal b))."*

[4] *As a condition to authorize the acquisition of Helm, Superintendencia Financiera de Colombia demanded a compromise from CorpBanca Colombia that the merged bank (CorpBanca Colombia-Helm) will maintain a minimum solvency ratio of 11.8%.*

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Average Asset Growth Example

Definitions

Average Asset Growth Multiple:

Forecasted System Growth:

(i) Average Asset Growth Multiple (A), multiplied by:

Illustrative Example

		Historical			Forecasted	
		2010	2011	2012	2013E	2014E
	Chile					
	Total Assets Growth Rates[3]					
	Banco Santander-Chile	6.3 %	11.6 %	0.4 %	6.9 %	6.9 %
	Banco de Chile	4.5 %	19.1 %	7.0 %	11.4 %	11.4 %
	Banco de Credito e Inversiones	0.6 %	22.3 %	11.2 %	9.3 %	9.3 %
	Weighted Total Assets Growth Rate	**4.3 %**	**17.0 %**	**5.7 %**	**9.2 %**	**9.2 %**
A	**Preceding 3-Yrs Average Growth Rate**				9.0 %	10.6 %
B	Real GDP Growth Rate			4.3 %	4.4 %	4.5 %
C	Inflation Rate			3.0 %	2.6 %	3.0 %
D=BxC	Nominal GDP Growth Rate	15.1 %	9.5 %	7.4 %	7.1 %	7.6 %
E	**Preceding 3-Yrs Average Growth Rate**				10.7 %	8.0 %
F=A/E	**Average Asset Growth Multiple**				**0.8 x**	**1.3 x**
G=DxF	**Forecasted System Growth**				**6.0 %**	**10.1 %**
	Average Regulatory Capital Ratio of 3 Largest Banks[4]	**13.9 %**	**13.8 %**	**13.6 %**	**13.5 %**	**13.6 %**
	Colombia					
	Total Assets Growth Rates[3]					
	Bancolombia S.A.	19.9 %	24.5 %	19.1 %	18.7 %	18.7 %
	Banco de Bogota	39.1 %	15.8 %	12.5 %	14.6 %	14.6 %
	Davivienda S.A.	21.3 %	21.1 %	14.7 %	17.6 %	17.6 %
	Weighted Total Assets Growth Rate	**26.5 %**	**21.0 %**	**16.1 %**	**17.3 %**	**17.3 %**
A	**Preceding 3-Yrs Average Growth Rate**				21.2 %	18.1 %
B	Real GDP Growth Rate			4.0 %	3.7 %	4.2 %
C	Inflation Rate			3.2 %	2.4 %	3.0 %
D=BxC	Nominal GDP Growth Rate	8.0 %	14.1 %	7.3 %	6.2 %	7.3 %
E	**Preceding 3-Yrs Average Growth Rate**				9.8 %	9.2 %
F=A/E	**Average Asset Growth Multiple**				**2.2 x**	**2.0 x**
G=DxF	**Forecasted System Growth**				**13.3 %**	**14.3 %**
	Average Regulatory Capital Ratio of 3 Largest Banks[4]	**16.5 %**	**16.5 %**	**17.1 %**	**17.1 %**	**17.1 %**

[1] In the case of Chile, annual growth rate of nominal gross domestic product for the first and second years of the average sourced as published by the Banco Central de Chile; annual growth rate of nominal gross domestic product for the third year of the average sourced as forecasted by the International Monetary Fund in the World Economic Outlook (published in October of the relevant year) and defined as: (1 + real gross domestic product growth for the relevant year) x (1 + consumer prices growth for the relevant year) - 1. In the case of Colombia, annual growth rate of nominal gross domestic product for the first, second, and third years of the average sourced as reported (in the case of the first and second year of the average) and forecasted (in the case of the third year of the average) by the International Monetary Fund in the World Economic Outlook (published in October of the third year) and defined as: (1 + real gross domestic product growth for the relevant year) x (1 + consumer prices growth for the relevant year) - 1

[2] Defined as (1 + real gross domestic product growth for the relevant year) x (1 + consumer prices growth for the relevant year) - 1

[3] For Chilean banks, 2013E asset growth rates are annualized as of Sep-2013; for Colombian banks, 2013E growth rates are annualized as of Oct-2013. 2014E growth rates for Chilean and Colombia banks are equal to 2013E growth rates for illustrative purposes.

*[4] **In Chile**, defined as "patrimonio efectivo total", divided by risk weighted assets. Patrimonio efectivo de un banco se define como la suma de los siguientes factores: i) Su capital pagado y reservas o capital básico; ii) Los bonos subordinados que haya colocado, valorados al precio de colocación y hasta concurrencia de un 50% de su capital básico. El valor computable de estos bonos disminuirá en un 20% por cada año que transcurra desde que falten seis años para su vencimiento; iii) Las provisiones voluntarias que haya constituido, hasta concurrencia del 1,25% de sus activos ponderados por riesgo. Son provisiones voluntarias las que excedan de aquellas que los bancos deban mantener por disposición de la ley o por norma de la Superintendencia; **In Colombia**: "El indice de solvencia se define como el valor del patrimonio técnico, dividido por el valor de los activos ponderados más el riesgo de mercado. El patrimonio técnico corresponde a la suma del patrimonio básico mas el patrimonio adicional. El patrimonio adicional sólo puede sumar hasta el 100% del patrimonio básico. Incluye que si el patrimonio Básico es mayor que el patrimonio Adicional"*

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Exhibit D

ROE

Exhibit E

Initial CEO of the Chilean Bank

Boris Buvinic Guerovich

Exhibit F

Framework with upper limits on credit exposures

Credit Approvals

Credit Approvals and Limits

Credit Approvals

- **Superior Approvals Credit Committee**
- **Intermediate Level Approvals**
- **Level 1 Committee (N1)**
  - IBBA Vice-President
  - IBBA Credit Director
  - ACR Credit Risk Director
- **Credit Committee – Local level**
  - Member appointed by Itaú – head of the committee
  - Member appointed by Itaú
  - Member appointed by Itaú
  - Member appointed by Corp Group Parent
  - Member appointed by Corp Group Parent
- **Level 3 Committee (N3) – Local level**
  - Comprised of 3 local executives

Credit Approvals						
US$ MM	Up to 3 years term			Over 3 years term		
Rating	N1	Credit Committee	N3	N1	Credit Committee	N3
Aaa - A2	245	130	30	150	130	30
A3 - Baa2	190	75	25	125	75	25
Baa3 - Ba3	100	30	15	75	30	15
Ba4 - B2	60	10	5	45	10	5
B3 - C3	25	5	3	20	5	3

Committees Description

Level1 Committee N1

- Comprised of 3 executives from Brazil
- This committee's credit decision must be unanimous
- Above the N1's credit limit, approval by other instances is required
- The decisions of the Committee related to credits of the Chilean Bank and its subsidiaries shall be registered in minutes that shall include details on (i) the loans that have been approved or rejected and (ii) voting of each committee member. The portion of such minutes dealing with credits of the Chilean Bank and its subsidiaries shall be delivered to the Board of Directors

Credit Committee

- All credit requests shall be analyzed by this committee. If the amount of such credit request exceeds this committee's limit, the Credit Committee shall analyze the request prior to sending its recommendation to higher instances (i.e., N1 Committee or higher)
- Comprised of 5 local executives or directors:
  - 3 appointed by Itaú
  - 2 appointed by Corp Group Parent
- Headed by a local executive officer or Director to be recommended by the Chilean CEO
- The credit decisions will be taken by the majority of the members of the Credit Committee
- Credit limits established according to term and client's rating, as described on the table above
- Above the Credit Committee's credit limit, approval by N1 committee is required
- Any denial by the N1 committee of any such requests for approval must be delivered in writing within 7 business days. If no such denial is delivered in writing within 7 business days, the relevant request shall be deemed approved by the N1 committee. Such term shall be renewed each time clarifications and/or further details are requested by the N1 committee.

Level3 Committee N3

- Comprised of 3 local executives
- This committee's credit decision must be taken by a majority of the members
- Above the N3's credit limit, approval by Credit Committee is required

Exhibit 2

THIS CONSENT AND AGREEMENT is entered into as of [•], 2014 (the “Agreement”) among Corp Group Holding Inversiones Ltda. (“Corp Group”), CorpBanca, a banking corporation (sociedad anónima abierta especial bancaria) organized under the laws of Chile (“CorpBanca”), Inversiones Timón S.A.S., a simplified stock corporation (sociedad por acciones simplificada) organized and existing under the laws of Colombia (“IT”), Inversiones Carrón S.A.S., a simplified stock corporation (sociedad por acciones simplificada) organized and existing under the laws of Colombia (“IC”), Comercial Camacho Gomez S.A.S., a simplified stock corporation (sociedad por acciones simplificada) organized and existing under the laws of Colombia (“CCG”), and Kresge Stock Holding Company Inc., a corporation organized and existing under the laws of Panama (together with its Permitted Transferees, “KSHC” and together with IT, IC, ICG, the “Minority Shareholders”).

RECITALS

WHEREAS, Corp Group, CorpBanca, Itaú Unibanco Holding, S.A., a company (sociedad anónima) organized under the laws of Brazil (“Itaú Unibanco”), and certain of their affiliates, have entered into a Transaction Agreement a copy of which is attached as Exhibit A (the “Transaction Agreement”).

WHEREAS, the parties hereto and certain of their affiliates are parties to the Amended and Restated Shareholders Agreement (as amended, the “Shareholders Agreement”) dated as of July 31, 2013 relating to Banco Corpbanca Colombia S.A. (the “Company”) (capitalized terms which are not defined herein are used herein as defined in the Shareholders Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN AGREEMENTS

SECTION 1.1.  Approval and Consent.  Each of the Minority Shareholders hereby unconditionally and irrevocably approves and consents to the Transaction Agreement and the transactions contemplated thereby (including for the purposes of Section 3.6 of the Shareholders Agreement) and, except as set forth herein, hereby waive its rights under the Shareholders Agreement in respect thereof. At any shareholders’ meeting of the Company, or in connection with any written consent of the shareholders of the Company, each of the Minority Shareholders shall vote all of its Shares in favor of the transactions contemplated by the Transaction Agreement.

SECTION 1.2.  Sale of Shares.  Each of the Minority Shareholders hereby unconditionally and irrevocably agrees to sell, and CorpBanca agrees to purchase, all of such Minority Shareholders’ Shares at a purchase price of U.S.$3.5367 per Share, subject to and in accordance with the Transaction Agreement (including Section 1.2(d) thereof) (simultaneously with the sale of Corp Group’s Shares pursuant thereto). Corp Group shall provide notice of the date of the closing for such sale at least five Business Days prior to such closing date. At such closing, each Minority Shareholder shall deliver stock certificates evidencing such Shares against payment of the purchase price therefor in immediately available funds.

SECTION 1.3.  KSHC Filing. KSHC hereby agrees to undertake all actions required under applicable law to timely complete and file before the Colombian foreign exchange and tax authorities the substitution of foreign investment in connection with the sale of its Shares pursuant to this Agreement, including filing the relevant tax return.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.  Representations and Warranties. Each Minority Shareholder hereby represents and warrants that:

(a)  It has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby by it have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution, and delivery of this Agreement by the other parties hereto, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be made by it for or in connection with its execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

(c)  The execution and delivery by it of this Agreement do not, and the consummation by it of the transactions contemplated hereby will not, contravene or violate (i) any provision of its Organizational Documents, (ii) any applicable law to which it is subject or (iii) any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any contract to which it is a party.

(d)  It is the registered owner of, and has good and valid title to, the Shares as set forth in Exhibit B, free and clear of all liens other than restrictions contained in the Organizational Documents of the Company and the Shareholders Agreement.

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ARTICLE III

MISCELLANEOUS

SECTION 3.1.  Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of each party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 3.2.  Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns (including Permitted Transferees).

SECTION 3.3.  Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 3.4.  Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 3.5.  Governing Law; Dispute Resolution; Waiver of Jury Trial.

(a)  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK (EXCEPT FOR SUCH CORPORATE ACTIONS, DECISIONS AND ACTIVITIES TO BE CONDUCTED AND ADOPTED BY THE CORPORATE BODIES OF THE COMPANY SHALL BE GOVERNED BY THE MANDATORY RULES STATED FOR SUCH ACTIONS, DECISIONS AND ACTIVITIES UNDER COLOMBIAN LAW).

(b)  Dispute Resolution.  Each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one (1) or three (3) arbitrators, as provided herein. Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the parties irrevocably agrees that they shall in good faith attempt to agree on an arbitrator(s) who is qualified in New York Law. In the event the parties cannot agree on an arbitrator(s) within such thirty (30) day period, then the arbitrator(s) shall be appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York. The

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language of the arbitration shall be English. The arbitral award will be final and binding on the parties, not subject to appeal, and enforceable in accordance with its terms. The parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing party shall be entitled to have the final award enforced in any applicable court. The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable). In case it is necessary for one (1) or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.

(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.5(c).

SECTION 3.6.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 3.7.  Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and subject to Section 3.5(b) above it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 3.8.  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 3.9.  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their

4

respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

SECTION 3.10.  Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

[Rest of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

CORP GROUP HOLDING INVERSIONES LTDA.

By:
Name:
Title:

CORPBANCA

By:
Name:
Title:

INVERSIONES TIMÓN S.A.S

By:
Name:
Title:

INVERSIONES CARRÓN, S.A.S.

By:
Name:
Title:

COMERCIAL CAMACHO GOMEZ S.A.S.

By:
Name:
Title:

KRESGE STOCK HOLDING COMPANY INC.

By:
Name:
Title:

Exhibit 3

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2014, is entered into by and among CorpBanca, a banking corporation (sociedad anónima abierta especial bancaria) organized under the laws of Chile (the “Company”), Inversiones Corp Group Interhold Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“Interhold”), and Inversiones Gasa Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile (“GASA” and, together with Interhold, “Corp Group Parent”, and, collectively with any other Person who may become a party hereto pursuant to Section 11(c), the “Shareholders” and each a “Shareholder”).

WHEREAS, the Company and the Shareholders are parties to the Transaction Agreement, dated as of January 29, 2014, as the same may be amended, supplemented or otherwise modified from time to time (the “Transaction Agreement”); and

WHEREAS, in accordance with Section 4.13(b) of the Transaction Agreement, the Company and the Shareholders agreed to enter into this Agreement on the Closing Date (as defined in the Transaction Agreement); and

WHEREAS, Corp Group Parent desires to have, and the Company desires to grant, certain registration and other rights with respect to the Registrable Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.            Definitions.  As used in this Agreement, the following terms shall have the following meanings, and terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Transaction Agreement:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company’s board of directors (after consultation with legal counsel): (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) would not be in the best interests of the Company to disclose publicly.

“Agreement” shall have the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

“Common Stock” means the common stock of the Company.

“Corp Group Parent” shall have the meaning set forth in the preamble.

“Demand Notice” shall have the meaning set forth in Section 3(a).

“Demand Registration” shall have the meaning set forth in Section 3(a).

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“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

“Long-Form Registration” shall have the meaning set forth in Section 3(a).

“Losses” shall have the meaning set forth in Section 8(a).

“Other Registration Rights Agreement” shall have the meaning set forth in Section 11(j).

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 4(a).

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

“Piggyback Request” shall have the meaning set forth in Section 4(a).

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” shall mean the sale of Common Stock to the public pursuant to an effective Registration Statement (other than Form F-4 or Form F-8 or any successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Qualifying Offering” shall mean an underwritten offering in which the Company enters into an underwriting agreement and provides customary due diligence to one or more underwriters or any registered offering in which the Company must prepare a Long-Form Registration.

“Registrable Securities” shall mean, as of any date of determination, any (i) Common Stock held by Corp Group Parent and/or its Affiliates, (ii) American or Global Depositary Shares or American or Global Depositary Receipts representing such shares of Common Stock or American or Global Depositary Shares, as the case may be, and (iii) preemptive rights or other securities issued or issuable with respect to any such shares by way of share split, share dividend, distribution, combination, reclassification, recapitalization, merger, consolidation, reorganization, exchange, replacement or similar event or otherwise, and any American Depositary Shares or American Depositary Receipts evidencing such securities, a, provided that for the avoidance of doubt, Registrable Securities shall not include any Itaú Parent Equity Securities (as defined in the Shareholders Agreement) issued in exchange for any Common Stock pursuant to Section 3.8 of the Shareholders Agreement or any put or call rights contained in the Shareholders Agreement. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) the holder thereof is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations or manner of sale limitations thereunder, or (iii) they shall have ceased to be outstanding.

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“Registration Statement” shall mean any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Scheduled Black-Out Period” shall mean the period from and including the fifteenth day prior to the Company’s public release of quarterly earnings through and including the date of such public release by the Company.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Shareholders” shall have the meaning set forth in the preamble.

“Shelf Offering” shall have the meaning set forth in Section 4(c).

“Short-Form Registration” shall have the meaning set forth in Section 3(a).

“Take-Down Notice” shall have the meaning set forth in Section 4(c).

“Threshold Size” shall have the meaning set forth in Section 3(a).

“Transaction Agreement” shall have the meaning set forth in the recitals.

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Company are sold to an underwriter for reoffering to the public or in which an underwriter commits to acquire such securities if and to the extent they are not acquired by third parties.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 (or any successor provision) of the Securities Act.

Section 2.            Holders of Registrable Securities.  A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder (or a permitted transferee pursuant to Section 11(c)).

Section 3.            Demand Registrations.

(a)        Requests for Registration.  Subject to the following paragraphs of this Section 3(a), Corp Group Parent shall have the right, by delivering or causing to be delivered a written notice to the Company, to require the Company to register pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form F-3 (which, unless Corp Group Parent requests otherwise, shall be (i) filed pursuant to Rule 415 under the Securities Act and (ii) if the Company is a Well-Known Seasoned Issuer at the time of filing such registration statement with the SEC, designated by the Company as an Automatic Shelf Registration Statement), if the Company is then eligible for such short-form, or any similar or

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successor short-form registration (“Short-Form Registrations”) or, if the Company is not then eligible for such short form registration, on Form F-1 or any similar or successor long-form registration (“Long-Form Registrations”) (any such written notice, a “Demand Notice” and any such registration, a “Demand Registration”), as soon as reasonably practicable after delivery of such Demand Notice, but, in any event, the Company shall be required to make the initial filing of the Registration Statement within 30 days following receipt of such Demand Notice in the case of a Short-Form Registration or within 150 days following receipt of such Demand Notice in the case of a Long-Form Registration; provided that a Demand Notice may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of $250,000,000 (without regard to any underwriting discount or commission) (the “Threshold Size”). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use its reasonable best efforts to file a Registration Statement in accordance with such Demand Notice and the preceding sentence and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

No Demand Registration shall be deemed to have occurred for purposes of this Section 3(a), and any Demand Notice delivered in connection therewith shall not count as a Demand Notice for purposes of Section 3(e), if (i) the Registration Statement relating thereto (A) does not become effective or (B) is not maintained effective for the period required pursuant to this Section 3 or (ii) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period or (iii) the conditions to closing specified in any underwriting agreement, purchase agreement, or similar agreement entered into in connection with the registration relating to such request are not satisfied or waived, in each of the foregoing cases other than as a result of a Corp Group Parent’s action.

All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered and the intended method(s) of disposition thereof.

Except as otherwise agreed by Corp Group Parent, the Company shall maintain the continuous effectiveness of the Registration Statement with respect to any Demand Registration until such securities cease to be Registrable Securities or such shorter period, as confirmed in writing by Corp Group Parent, ending when such Registrable Securities have actually been sold.

Within five business days after receipt by the Company of a Demand Notice pursuant to this Section 3(a), the Company shall deliver a written notice of any such Demand Notice to all other holders of Registrable Securities, and the Company shall, subject to the provisions of Section 3(b), include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the date that such notice has been delivered; provided that such holders must agree to the method of distribution proposed by the Shareholders who delivered the Demand Notice and, in connection with any underwritten registration, such holders (together with the Company and the other holders including securities in such underwritten registration) must enter into an underwriting agreement in customary form reasonably approved by the Company and, solely with respect to any representations, warranties or obligations of the applicable Shareholders contained in such underwriting agreement, the Shareholders holding the majority of the Registrable Securities. All requests made pursuant to the preceding sentence shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(b)        Priority on Demand Registration.  If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in an underwritten offering, and the managing underwriter(s) advise the Company or holders of such securities in writing that in its good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the price, timing or distribution of such offering (including securities proposed to be included by other holders entitled to include such securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter(s) can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows:

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(i)          first, pro rata among the holders of Registrable Securities that have requested to participate in such Demand Registration on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(ii)        second, the securities for which inclusion in such Demand Registration, as the case may be, was requested by the Company.

(c)        Postponement of Demand Registration.  The Company shall be entitled to (1) postpone, the filing (but not the preparation) of a Registration Statement or (2) require each holder of Registrable Securities to refrain from disposing Registrable Securities pursuant to a Registration Statement (and each such holder shall forthwith discontinue such disposition) (collectively (1) and (2) a “Suspension”), if, the Company delivers a notice to the Stockholders stating that (A), in the good faith judgment of the board of directors of the Company (after consultation with legal counsel), such registration, offering or disposition would (i) require the Company to make an Adverse Disclosure, or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its Subsidiaries then under consideration or (iii) occur during a Scheduled Black-Out Period, or (B) any event of the kind described in Section 6(c) (ii), (iii) or (iv) has occurred; provided that in the case of a Suspension declared pursuant to clause (A)(i) or (A)(ii) above, the Company shall be limited to calling no more than two (2)) Suspensions in any 12-month period, with each Suspension being for a reasonable period and such Suspensions not aggregating more than 60 days in any 12-month period. Such notification shall contain a non-binding approximation of the anticipated delay. The Shareholders receiving such notification shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(o). If the Company shall so postpone the filing of a Registration Statement, Corp Group Parent shall have the right to withdraw the request for registration by giving written notice to the Company within 10 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to Corp Group Parent and, for the avoidance of doubt, upon such withdrawal, the withdrawn request shall not constitute a Demand Notice; provided that in the event Corp Group Parent does not so withdraw the request for registration, the Company shall continue to prepare a Registration Statement during such postponement such that, if it exercises its rights under this Section 3(c), it shall be in a position to and shall, as promptly as practicable following the expiration of the applicable deferral or suspension period, file or update and use its reasonable best efforts to cause the effectiveness of the applicable deferred or suspended Registration Statement.

(d)        Cancellation of a Demand Registration.  Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right to notify the Company that they have determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement; provided that such Demand Notice underlying such abandonment or withdrawal shall not be deemed to be a Demand Notice for purposes of Section 3(e) if in response to a material adverse change regarding the Company based primarily on facts not known to such holders of Registrable Securities or different from the facts known to such holders at the time they submitted the Demand Notice; provided, further, that if any registration statement is abandoned or withdrawn pursuant to this Section 3(d) for any reason other than as described in the foregoing proviso, the holders of Registrable Securities that delivered the Demand Notice relating to such registration statement shall reimburse the Company for all of its reasonable out of pocket expenses incurred in connection with or arising out of such abandoned or withdrawn registration statement (including all expenses described in Section 7), pro rata according to the number of Registrable Securities.

(e)        Limitation of Demand Notices.  In connection with the provisions of this Section 3, Corp Group Parent may not make more than one Demand Registration request with respect to a Qualifying Offering in any 365-day period.

Section 4.            Piggyback Registration; Shelf Take Down.

(a)        Right to Piggyback.  Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Company proposes to file a registration statement under the Securities

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Act with respect to an offering of Registrable Securities, whether or not for sale for its own account and whether or not an underwritten offering or an underwritten registration (other than a registration statement (i) on Form F-4, Form F-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan or with respect to an issuance of shares by the Company to the extent required to comply with immediate legal or regulatory requirements or to meet the Optimal Regulatory Capital (as defined under the Shareholders Agreement)), then the Company shall give prompt written notice of such filing no later than five business days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such registration statement the number of Registrable Securities as each such holder may request (each, a “Piggyback Registration”). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each a “Piggyback Request”) within 10 business days after notice has been given to the applicable holder. The Company shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

(b)        Priority on Piggyback Registrations.  If any of the Registrable Securities to be registered pursuant to the registration giving rise to the rights under this Section 4 are to be sold in an underwritten offering, the Company shall use reasonable best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion the total number or dollar amount of securities that such holders, the Company and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the price, timing or distribution of the securities in such offering, then there shall be included in such underwritten offering the number or dollar amount of securities that in the opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows:

(i) first, all securities proposed to be sold by the Company for its own account;

(ii) second, all Registrable Securities requested to be included in such registration pursuant to Section 4, pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(iii) third, all other securities requested to be included in such Registration Statement; provided that holders may, prior to the earlier of the (x) effectiveness of the Registration Statement and (y) time at which the offering price and/or underwriter’s discount are determined with the managing underwriter(s) and (z) in the case of any Qualifying Offering in which the Company is offering or selling securities, the filing of any preliminary prospectus that includes a price range with respect to such Qualifying Offering, withdraw their request to be included in such registration pursuant to this Section 4.

(c)        Shelf-Take Downs.  At any time that a shelf registration statement covering Registrable Securities pursuant to Section 3 or Section 4 (or otherwise) is effective, if Corp Group Parent delivers a notice to the Company (each, a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (each, a “Shelf Offering”), then, the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. In connection with any Shelf Offering, including any Shelf Offering that is a Qualifying Offering, if the Shelf Offering is underwritten, in the event that the managing underwriter(s) of such Shelf Offering advise such holders in writing that it is their good faith opinion the total number or dollar amount of securities proposed to be sold exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be included, then the managing underwriter(s) may limit the number of Registrable Securities which

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would otherwise be included in such Shelf Offering in the same manner as described in Section 3(b) with respect to a limitation of shares to be included in a registration; provided that each Shelf Offering that is an Qualifying Offering initiated by Corp Group Parent shall be deemed to be a demand subject to the provisions of Section 3(a) (subject to Section 3(d)), and shall decrease by one the number of Demand Notices Corp Group Parent is entitled to pursuant to Section 3(e); provided, further, that a Take-Down Notice with respect to an underwritten offering may only be made if the sale of the Registrable Securities requested to be registered by such Shareholders is reasonably expected to result in aggregate gross cash proceeds in excess of the Threshold Size.

Section 5.            Restrictions on Public Sale by Holders of Registrable Securities.

Each holder of Registrable Securities agrees with all other holders of Registrable Securities and the Company in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4, as applicable, if requested in writing by the managing underwriter or underwriters in such offering, it will not (i) effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another Person any of the economic consequences of owning Common Stock or (ii) give any Demand Notice during the period commencing on the date of the Prospectus pursuant to which such underwritten public offering may be made and continuing for not more than 90 days after the date of such Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf” registration), plus a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto).

Section 6.            Registration Procedures.  If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 or Section 4, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall use its reasonable best efforts, as expeditiously as possible to the extent applicable, to:

(a)        prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Company in accordance with the intended method or methods of distribution thereof and in accordance with this Agreement, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC;

(b)        prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

(c)        notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration

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Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) if the Company has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(d)        prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e)        if requested by the managing underwriters, if any, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and Corp Group Parent may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided that the Company shall not be required to take any actions under this Section 6(e) that are not, based on advice of counsel for the Company, in compliance with applicable law;

(f)        furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such holder, counsel or underwriter); provided that the Company may furnish or make available any such documents in electronic format;

(g)        deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Company may furnish or make available any such documents in electronic format (other than, in the case of a Qualifying Offering, upon the request of the managing underwriters, if any, thereof for a reasonable number of printed copies of any such Prospectus or Prospectuses); and the Company, subject to Section 3(c), hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(h)        prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in any such jurisdiction where it would not otherwise be subject but for this Agreement;

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(i)        cooperate with, and direct the Company’s transfer agent to cooperate with, the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely settlement of any offering or sale of Registrable Securities, including the preparation and delivery of certificates (not bearing any legends) or book-entry (not bearing stop transfer instructions) representing Registrable Securities to be sold after receiving written representations in a form reasonably acceptable to the Company from each holder of such Registrable Securities, including, among any other representations reasonably requested by the Company, that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of any Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without restriction upon sale by the holder of such shares of Registrable Securities under the Registration Statement;

(j)        subject to the Company’s right to declare a Suspension pursuant to Section 3(c), upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(v) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)        prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(l)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(m)        use reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed (subject to official notice of issuance) on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(n)        enter into underwriting agreements in form, scope and substance as is customary in underwritten offerings and such other documents reasonably required under the terms of such underwriting agreements, including customary legal opinions and auditor “comfort” letters) and take all such other actions reasonably requested by the managing underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities;

(o)        in connection with a customary due diligence review, make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by such selling holders or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided that any information that is not generally publicly available at the time of delivery of such information shall be kept

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confidential by such Offering Persons unless, and only to the extent, (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a Registration Statement or Prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(p)        cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows” of customary duration and geographic extent) taking into account the Company’s business needs; it being understood that, notwithstanding anything in this Agreement to the contrary, the Company and its officers shall not be obligated to engage in (i) more than one road show in any 365-day period or (ii) any roadshow for an offering that is not reasonably be expected to result in aggregate gross cash proceeds in excess of the Threshold Size; and

(q)        cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the use reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC.

In the case of a Public Offering in Chile, at the request of Corp Group Parent, the Company shall reasonably cooperate to facilitate such Public Offering, including taking actions comparable to the foregoing paragraphs (m), (o) and (p), taking into account customary practices of Public Offerings in Chile, to the extent necessary or advisable to consummate such Public Offering.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing.

Section 7.            Registration Expenses.  All fees and expenses incurred by the Company and incident to the performance of or compliance with this Agreement by the Company (including without limitation (i) all registration and filing fees (including fees and expenses with respect to (A) all SEC, stock exchange or trading system and FINRA registration, listing, filing and qualification and any other fees associated with such filings, including with respect to counsel for the underwriters and any qualified independent underwriter in connection with FINRA qualifications, and (B) compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) fees and expenses of the financial printer, (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) fees and disbursements of all independent certified public accountants, including the expenses of any special audits and/or “comfort letters” required by or incident to such performance and compliance), shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective. All underwriters’ discounts and selling commissions, fees and expenses of

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any legal counsel or other advisors to the holders of Registrable Securities (except in connection with FINRA registration pursuant to clause (A) above) and other fees and expenses incurred by the holders of Registrable Securities, in each case related to Registrable Securities registered in accordance with this Agreement, shall be borne by the holders of Registrable Securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

Section 8.            Indemnification.

(a)        Indemnification by the Company.  The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses actually incurred by such party or person in connection with any investigation or Proceeding or defending or, subject to the last sentence of this Section 8(a), settling any such Loss or claim), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, in each case arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and (without limitation of the preceding portions of this Section 8(a)), provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on (i) any untrue statement or omission by such holder or underwriter, but only if such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus or offering circular in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities or its authorized representatives expressly for inclusion therein, or (ii) any sales of Registrable Securities while a Suspension is in effect. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld).

(b)        Indemnification by Holder of Registrable Securities.  As a condition to including any Registrable Securities in any registration statement filed in accordance with this Agreement, each holder of Registrable Securities shall indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Company, its Subsidiaries, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) in reliance upon and in conformity with written information regarding such holder of Registrable Securities furnished to the Company by such holder of Registrable Securities

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or its authorized representatives expressly for inclusion therein; provided that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.

(c)        Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (each, an “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) based on advice of counsel, a conflict of interest between such indemnified and indemnifying parties is reasonably likely to exist in respect of such claims, or (iii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

(d)        Contribution.  If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied in writing by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or

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alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 9.            Rule 144. The Company shall use reasonable best efforts to: (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, to the extent required from time to time to enable all holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144; and (ii) so long as any Registrable Securities are outstanding, furnish holders thereof upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act and (B) a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on EDGAR).

Section 10.          Underwritten Registrations.  In connection with any underwritten offering, each of Corp Group Parent and the Company shall be entitled to select one of up to two investment bankers and managers to serve as joint-lead underwriters, after prior consultation with the other party in good faith. No Person may participate in any underwritten offering hereunder unless such person (a) agrees to sell the Registrable Securities it desires to have covered by a Registration Statement on the basis provided in any customary underwriting agreement for such offering, (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, provided that (x) such Person shall not be required to undertake any indemnification or contribution obligations to the Company or any underwriter with respect thereto other than as specifically provided in Section 8 and (x) the obligations of such Person pursuant to such underwriting agreement shall be several and not joint subject to the limitations set forth in the provisos contained in Section 8(b).

Section 11.          Miscellaneous.

(a)        Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of each of the Shareholders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b)        Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to the Company, to the address of its principal executive offices. If to any Shareholder, at such Shareholder’s address as set forth on the records of the Company. Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following written confirmation; and shall, if delivered by internationally recognized overnight courier service, be deemed received the second business day after being sent.

(c)        Successors and Assigns; Shareholder Status.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided that (x) the Company may not assign this Agreement (in whole or in part) without the prior written consent of the holders of a majority of the Registrable Securities, (y) a Shareholder may not assign this Agreement (in whole or in part) without

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the prior written consent of the Company except to a transferee of Registrable Securities pursuant to transfers to (i) Affiliates of such Shareholder or (ii) the other Shareholder and its Affiliates, in each case that are permitted under the Shareholders Agreement and where such Shareholder has also provided the Company with prior written notice of the proposed assignment and (z) such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Company an Addendum Agreement substantially in the form of Exhibit A hereto (which shall also be executed by the Company) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Shareholder for purposes of this Agreement. For the avoidance of doubt, if any Shareholder assigns some or all of its rights hereunder to deliver a Demand Notice or a Take-Down Notice to any permitted assignee, such Shareholder shall, if such rights to deliver Demand Notices or Take-Down Notices are subject to limitations pursuant to this Agreement, including Section 3(e) and the provisos to Section 4(c), no longer be entitled to exercise such rights, but only to the extent assigned, and the exercise of such Demand Notice or Take-Down Notice by such assignee shall be subject to the provisions of this Agreement, including Section 3(e) and the provisos to Section 4(c). Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

(d)        Counterparts.  This Agreement may be executed in two or more counterparts and delivered by facsimile, pdf or other electronic transmission with the same effect as if all signatory parties had signed and delivered the same original document, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)        Headings; Construction.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (iii) references to sections and paragraphs refer to sections and paragraphs of this Agreement; and (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including Exhibit A hereto, and not to any particular subdivision unless expressly so limited.

(f)        Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)       Entire Agreement; Supremacy.  This Agreement, the Transaction Agreement and the Shareholders Agreement are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Company with respect to Registrable Securities. This Agreement, together with the Transaction Agreement and the Shareholders Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter. In the event of any conflict between this Agreement and the Shareholders Agreement or any Other Registration Rights Agreement, the Shareholders Agreement and/or Other Registration Rights Agreement, as the case may be, shall control; in furtherance and not in limitation of the foregoing, nothing in this Agreement shall permit a Shareholder to engage in any Transfer (as defined in the Shareholders Agreement) unless such is expressly permitted under the Shareholders Agreement.

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(h)       Securities Held by the Company or its Subsidiaries.  Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

(i)        Specific Performance.  The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

(j)        Term.  This Agreement shall terminate with respect to a Shareholder on the earlier of (i) the date on which Corp Group Parent ceases to hold Registrable Securities and (ii) the date on which the Shareholders Agreement has been terminated in accordance with its terms and all terms thereof have ceased to survive with respect to such Shareholder; provided that Corp Group Parent’s rights and obligations pursuant to Section 8, as well as the Company’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any registration statement in which any Registrable Securities of Corp Group Parent were included. From and after the date of this Agreement, the Company shall not enter into any agreement with any Person giving, including any holder or prospective holder of any securities of the Company, any registration rights the terms of which conflict with, the registration rights granted to Corp Group Parent hereunder (each, an “Other Registration Rights Agreement”).

(k)       Governing Law; Dispute Resolution; Waiver of Jury Trial.

(i) Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (EXCEPT FOR SUCH CORPORATE ACTIONS, DECISIONS AND ACTIVITIES TO BE CONDUCTED AND ADOPTED BY THE CORPORATE BODIES OF THE COMPANY OR ITS SUBSIDIARIES SHALL BE GOVERNED BY THE MANDATORY RULES STATED FOR SUCH ACTIONS, DECISIONS AND ACTIVITIES UNDER CHILEAN OR COLOMBIAN LAW, AS APPLICABLE).

(ii) Dispute Resolution.  Each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three (3) arbitrators. Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the parties irrevocably agrees that they shall in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the parties cannot agree on arbitrators within such thirty (30) day period, then the arbitrators shall be appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award will be final and binding on the parties, not subject to appeal, and enforceable in accordance with its terms. The parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing party shall be entitled to have the final award enforced in any applicable court. The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable). In case it is necessary for one (1) or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.

(iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

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SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(k)(iii).

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

INVERSIONES CORP GROUP INTERHOLD LIMITADA

By:
Name:
Title:

INVERSIONES GASA LIMITADA

By:
Name:
Title:

CORPBANCA

By:
Name:
Title:

[Registration Rights Agreement Signature Page]

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this      day of                     , 20    , by and between                                                       (the “New Shareholder”) and [—] (the “Company”), pursuant to a Registration Rights Agreement dated as of [—], 2014 (the “Agreement”), by and among the Company and . Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and

WHEREAS, the Company and the Shareholders have required in the Agreement that all persons desiring registration rights pursuant to the Agreement must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement (or as otherwise provided therein) and shall be deemed to be a Shareholder thereunder.

New Shareholder

Address:

Exhibit A-1

Agreed to on behalf of [the Company] pursuant to Section 11(c) of the Agreement.

[THE COMPANY]

By:

Printed Name and Title

Exhibit A-2

Exhibit 4

Required Regulatory Consents

“CIMA”: means Cayman Islands Monetary Authority.

“SBIF”: means the Chilean Superintendency of Banks (Superintendencia de Bancos e Instituciones Financieras).

“SBP”: means the Superintendencia de Bancos de Panamá.

“SMV”: means the Superintendencia del Mercado de Valores de Panamá.

1.	Regulatory Consents to be obtained from Chilean Governmental Authorities:

i.   The Capital Raise requires the following Regulatory Consents:

(a)    General SBIF approval (applicable to the entire Transaction).

(b)    SBIF approval of the Capital Raise pursuant to the provisions of Article 52 of the Chilean Banking Law.

ii.  The Chilean Merger requires the following Regulatory Consents:

(a)    SBIF approval of the Chilean Merger pursuant to the provisions set forth in Article 35 bis of the Chilean Banking Act, if applicable.

(b)    SBIF approval of the amendments to the by-laws of CorpBanca (as a result of the Chilean Merger) and issuance of the relevant certificate with an excerpt of the approved amendments pursuant to Article 31 of the Chilean Banking Law.

(c)    SBIF approval for the acquisition of more than 10% of CorpBanca (as a result of the exchange of shares in the Chilean Merger) by any shareholder of Itaú Chile, as the non surviving Chilean bank, all pursuant to the provisions set forth in Article 36 of the Chilean Banking Act.

1.	Regulatory Consents to be obtained from American Governmental Authorities.

i.   The Chilean Merger requires the following Regulatory Consents:

(a)    U.S. Federal Reserve Board approval pursuant to 12 C.F.R. § 211.24 (applicable to the entire Transaction).

(b)    U.S. Office of the Comptroller of the Currency approval pursuant to 12 C.F.R. § 5.70 (for the indirect acquisition of CorpBanca New York Branch as a result of the Chilean Merger / execution of the shareholders’ agreement).

2.	Regulatory Consents to be obtained from Colombian Governmental Authorities.

i.   The indirect acquisition of a beneficial ownership by Itaú Parent in CorpBanca Colombia as a result of the Chilean Merger requires following Regulatory Consents:

(a)    The prior authorization of the SFC pursuant to article 88 of the Estatuto Orgánico del Sistema Financiero (“EOSF”).

(b)    The Colombian Stock Exchange, pursuant to article 1.5.1.7 of the general rules of the Colombian Stock Exchange.

3.	Regulatory Consents to be obtained from Brazilian Governmental Authorities:

i.   Each of the Capital Raise and Chilean Merger requires the prior approval of the Brazilian Central Bank.

4.	Regulatory Consents to be obtained from Panamanian Governmental Authorities:

i.   The Chilean Merger is subject to the following Regulatory Consents:

(a)     Prior approval from the Superintendency of Capital Markets of Panama.

(b)     Prior approval from the Superintendency of Banks of Panama.

5.	Regulatory Consents to be obtained from Caymanian Governmental Authorities:

 i.         Corp Group Parent selling of 5,208,344,218 shares of CorpBanca to non-Affiliates is subject to prior approval from CIMA according to the Banks and Trust Companies Law to the extent a change of beneficial ownership in CorpBanca results from such transfer.

 ii.        The Chilean Merger is subject to prior approval from CIMA according to the Banks and Trust Companies Law to the extent a change of beneficial ownership of CorpBanca and its respective Colombian Subsidiaries results from the Chilean Merger.

EXHIBIT 5 A

English Translation

FILE No.

PLEDGE WITHOUT CONVEYANCE ON SHARES

INVERSIONES CORP GROUP INTERHOLD LIMITADA

TO

ITAÚ UNIBANCO HOLDING, S.A.

In the City of SANTIAGO, REPUBLIC OF CHILE, on this [—], before me, [—], there appeared:

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES CORP GROUP INTERHOLD LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgor”, [—], both of them domiciled to the effects hereof at [•];

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], both of them domiciled to the effects hereof at [—];

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], both of them domiciled to the effects hereof at [—];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING, S.A., Rol Único Tributario Número (taxpayer’s’ identification number) [•], hereinafter also referred to as the “Pledgee”, [—], both of them domiciled to the effects hereof at [•]; and

Mr. [•], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Company”;

INVERSIONES GASA LIMITADA, CORP GROUP HOLDING INVERSIONES LIMITADA, CORP GROUP BANKING S.A. and INVERSIONES CORP GROUP INTERHOLD LIMITADA shall be hereinafter referred to as the “Debtor”.

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The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, state as follows:

SECTION ONE. BACKGROUND. 1. 1. Shareholders’ Agreement. Pledgee, Pledgor and the Debtor and other parties entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on [—], and governed by the laws in force in the State of New York, United States of America. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in [Corpbanca]. Among other matters, the Shareholders Agreement establishes certain rules and obligations concerning resolutions to be adopted or taken at shareholders’ meetings, corporate management and administration, representations and warranties made by the direct and indirect shareholders who undersigned such agreement, as well as certain provisions governing the assignment or transfer of shares in [Corpbanca], dispute resolutions, termination grounds, and other miscellaneous provisions. One. Two. Secured Obligations. Each of the affirmative or negative covenants of Debtor to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtor could have accepted, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtor may owe or undertake in the future, to the Pledgee as a consequence of the execution of the documents to be entered into under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders Agreement and the obligation to pay any fine contemplated under the Shareholders’ Agreement, or any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. Secured Obligations shall also refer to the obligation to pay Pledgee any indemnification and compensation to which Pledgee may be entitled under the Shareholders’ Agreement [including but not limited to the obligation to pay a fine amounting to US$ The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Section 3 subsection 2 of Article XIV of the Ley de Prenda sin Desplazamiento (Chilean Pledge Without Conveyance Law) this pledge without conveyance generally secures the fulfillment of all the obligations assumed by Debtor under the Shareholders’ Agreement.

SECTION TWO. BACKGROUND ON SHARES.- Two. One. Pledgor is the sole and unconditional owner of [—] shares in the Company, all of which have been fully paid and registered in its own name in the Shareholders’ Registry of the Company /the “Shares”/. Those shares represent 100% of Pledgor’s shares in the Company. Two. Two. By public deed executed on [—], at the Notarial Office [—], Pledgor granted a first lien pledge on securities to the banks, on [—] of the shares referred to in Two. One above to Banco Itaú BBA, Nassau Branch, in order to secure repayment of the loan granted by public deed on [—], amounting to [—].

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EXHIBIT 5 A

SECTION THREE: PLEDGE ON SHARES. Three. One. Pledgor hereby pledges the Shares in compliance with the provisions set forth in articles 1 and 5 five of article 14 of the Chilean “Ley de Prenda sin Desplazamiento” No. 20.190 “/hereinafter referred to as the “Pledge Without Conveyance Law”/, the Pledge Without Conveyance Register Regulations under Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on 23 October 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/ to Pledgee, in order to ensure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. Such pledge also encumbers all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in section Nine. One below /the “Future Shares”/. - Three. Two. The pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extrajudicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligation undertaken by Debtor by means of any instruments that it may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to Pledgee or to its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three. Three. All amounts received as a consequence of the judicial or extrajudicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until the full payment of all the Secured Obligations.- Three. Four. To the effects of the provisions set forth in section 4 of the Pledge Without Conveyance Regulations, the parties expressly agree that the minimum value of the affirmative and negative covenants referred to above amounts to [$  ]. Three. Five. It is hereby expressly stated that any obligation agreed to be paid in foreign currency shall be deemed extinguished only up to the foreign currency amount paid by the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three. Six. Pledgee hereby accepts the pledge without conveyance on the Shares and on the Future Shares levied hereunder.

SECTION FOUR: REPRESENTATIONS OF PLEDGOR.- Pledgor hereby represents to Pledgee that: /One/ Pledgor is duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by Pledgor and that it contains legal, valid and enforceable obligations binding upon Pledgor; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the

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Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ the execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor, nor any law, decree, regulation or statutory or administrative rule; and that no other governmental authorization, approval or notice or from third parties is required to subscribe, fully performed and execute these presents.

SECTION FIVE: PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Shares, without Pledgee’s previous written authorization during the effective term hereof. The appearing parties hereby declare that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Shares.

SECTION SIX: Six. One. REGISTRATION AND ANNOTATION. One/ The pledge hereby granted is to be recorded, at the expense of the Pledgor with the Pledge Without Conveyance Register according to the provisions set forth in article 24 of article 14 of the Chilean Pledge Without Conveyance Law. Two/ Pledgor shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares to be pledged hereunder once they are issued, within the ten business days immediately following the expiration date of each calendar month in which Pledgor has acquired the Future Shares. Six. Two. NOTICE IN THE REGISTER OF SHAREHOLDERS The pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Register Book of the Company by a Notary Public as set forth in article 23 of the Chilean Corporations’ Law.-

SECTION SEVEN: PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven. One.- While no Relevant Event of Default /as defined below/ occurs under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which it may be entitled. Still, and without prejudice to the foregoing, Pledgor’s rights

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EXHIBIT 5 A

as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgor may participate in all shareholders’ meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights to which the Pledgor is entitled as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights/ right to a voice and vote/ to which the Pledgor would be entitled as a shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that the Pledgee’s right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders’ meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of a Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall also be sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by the Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor authorizes irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to speak and vote inherent in the pledged Shares under the terms set forth above. The Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above; and a copy of such Notice shall be given to Pledgor. - Seven. Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor’s right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Shares and the equity rights granted to their

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shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, Pledgor hereby empowers Pledgee to demand the Company in Pledgor’s name and behalf, to issue the relevant stock certificate. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven. Three. Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.-

SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations either by Pledgor or Debtor shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought.

SECTION NINE: ADDITIONAL OBLIGATIONS OF PLEDGOR.- Nine. One.- Pledge on Future Shares - Pursuant to what is stated in Section Three. One above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain at all times and/or pledge in the future 100% of the shares owned by it /at present or in the future/ in the Company, which shall always be first lien pledges, except for the new shares to be pledged and which shall be subject to the prohibition to encumber and sell as it has already been agreed upon, have already been subject to a first lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to Pledgee, in which case the pledge to be granted shall be a second lien pledge. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to extend the pledge on Shares and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any reason. To such effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each share that may be acquired in the future, and on “as acquired basis”, no later than 30 calendar days from the date of registration of the shares in its own name in the Shareholders’ Registry of the Company- Pledgor may also regularly give written notice to Pledgee of the acquisition of any share in the Company not encumbered by the pledge on shares already granted no later than 30 calendar days from the registration date of the shares in the Shareholders’ Registry of the Company. Nine. Two. Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine. One above, to subscribe in due course for the relevant pledges and prohibitions,

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EXHIBIT 5 A

Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that the Pledgee. acting in the name and behalf of the Company, and at its sole discretion, may grant and execute any relevant pledges and prohibitions on behalf of the Pledgor in the same terms and conditions, mutatis mutandis, as those set forth herein to cause the registration thereof with the Pledge Without Conveyance Register and the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract. Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Nine. Three. Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders’ Agreement . Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of the split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by these pledges, restrictions and prohibitions in compliance with the provisions set forth above. Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Pledge Without Conveyance Registry and in the relevant shareholders’ registry, consequently the Pledgor hereby waives fulfillment of such formalities.

SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Pledge Without Conveyance Registry and in the Shareholders’ Registry of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee.-

SECTION ELEVEN: CONSERVATION OF OWNERSHIP  -The Company shall bring at its sole expense, any judicial and extrajudicial actions that are reasonably necessary to retain the ownership and free possession of the Collateral and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in section twenty-three hereof.-

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SECTION TWELVE: SUFFICIENT TITLE.- Pledgor hereby represents to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted. The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Likewise, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by the Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations.

SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen. One. Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to [—], domiciled at [—], so that, he/she may receive in the name and on behalf of Pledgor any judicial or extrajudicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee no later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the specified address. Thirteen. Two. [—], who is personally present upon the execution hereof, is of legal age and proves his identity with the identity card referred to above states that he/she accepts the irrevocable special power of attorney granted herein and agree not waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear and accept the power of attorney granted in the same waiver deed, be an individual who permanently resides in Chile and shall be previously approved by Pledgee. Thirteen. Three. Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.-

SECTION FOURTEEN: CORPORATE ACCEPTANCE.- [—], who is personally present upon the execution hereof on behalf of the Company is served with notice of the pledge and restrictions and prohibitions granted hereunder.-

SECTION FIFTEEN. ACCEPTANCE AND DECLARATION OF PLEDGOR.- The Pledgor hereby entirely represents that the pledge granted hereunder is for the sole benefit of Pledgee and

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EXHIBIT 5 A

that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be entered into in the future by Pledgor and third parties.

SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen.  One. Pledgor represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen.  Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement.-

SECTION SEVENTEEN: WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen. One. No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen. Two. The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted by the Shareholder’s Agreement and/or any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement.

SECTION EIGHTEENTH: NULLITY, INVALIDITY OR INEFFECTIVENESS.- The declaration of nullity, invalidity or unenforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid.

SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- This Pledge on Shares and the prohibition granted herein shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant.

SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, the Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This pledge agreement is governed by the laws and other statutory provisions in force in the Republic of Chile.

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SECTION TWENTY-ONE. POWER OF ATTORNEY. The appearing parties hereby grant an irrevocable power of attorney to [—], [—]; and [—] and [—], so that any one of the first two of them acting with any one of the second two of them, may make any necessary changes, corrections or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instruments that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to subscribe to cause the registration of the pledge in the Registry of Pledge Without Conveyance.-

SECTION TWENTY-TWO. POWER TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the annotation of the pledge and the prohibitions contained in this instrument with the Public Registry of Pledge Without Conveyance and in the Shareholders’ Registry, as well as to perform any other act that may be required or advisable to implement this pledge and prohibitions.

SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE. The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, the Pledgor hereby is authorized to request the release of this pledge in order to sell the Shares. Furthermore, the Pledgor hereby agrees to enter into such release agreement at least two days in advance to the date on which the Pledgor is to implement a transfer under the terms and conditions of the Shareholders’ Agreement.-

SECTION TWENTY-FOUR: Pledgor hereby agrees to subscribe and execute all public deeds and other instruments that may be required to levy a second lien commercial pledge on the pledged Shares under the terms of sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch. For such purpose, Pledgor hereby agrees to subscribe in due course all relevant amending deeds or deeds evidencing the creation of the pledge and prohibitions no later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgor’s obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgor hereby grants a special and irrevocable power of attorney to the Pledgee as broad as is legally required, which is accepted by its representative already identified at the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgor, in the same terms and conditions mutatis mutandi as those set forth herein / provided that it shall be a commercial pledge /, to cause the registration thereof with the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, also in the

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EXHIBIT 5 A

agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. The Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.

SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITY TO REPRESENT THE PARTIES. The legal capacity of [—] to act in the name and on behalf of INVERSIONES CORP GROUP INTERHOLD LTDA. is evidenced in [—] The legal capacity of Mr. [—] to represent ITAÚ UNIBANCO HOLDING, S.A. is evidenced in [—] -. The legal capacity of [—] to represent CORP GROUP BANKING S.A. is evidenced in [—]-. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

[—]

p.p. INVERSIONES CORP GROUP INTERHOLD LIMITADA

[—]

p.p. ITAÚ UNIBANCO HOLDING, S.A.

[— ]

p.p. CORP GROUP BANKING S.A.

[— ]

[—]

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EXHIBIT 5 B

English Translation

FILE No.

PLEDGE WITHOUT CONVEYANCE ON SHARES

CORP GROUP BANKING S.A.

TO

ITAÚ UNIBANCO HOLDING, S.A.

In the City of SANTIAGO, REPUBLIC OF CHILE, on this [—], before me, [—], there appeared:

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgor”, [—], both of them domiciled to the effects hereof at [•];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING, S.A., Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Pledgee”, [—], both of them domiciled to the effects hereof at [•];

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of [CORPBANCA], Rol Único Tributario Número (taxpayer’s identification number) [•], hereinafter also referred to as the “Company”;

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES CORP GROUP INTERHOLD LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—];

Mr. [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—]; and

Mr.  [—], [nationality], [marital status], [profession or occupation], holder of national identity card [•], who acts in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, Rol Único Tributario Número (taxpayer’s identification number) [•], [—], both of them domiciled to the effects hereof at [—].

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INVERSIONES CORP GROUP INTERHOLD LIMITADA, INVERSIONES GASA LIMITADA, and CORP GROUP HOLDING INVERSIONES LIMITADA, shall be hereinafter referred to as the “Debtor”

The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, state as follows:

SECTION ONE. BACKGROUND. One. One. Shareholders’ Agreement. The Pledgee, the Pledgor and the Debtor and other parties entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on [—], and governed by the laws in force in the State of New York, United States of America. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in the Company. Among other matters, the Shareholders Agreement establishes rules and obligations concerning resolutions to be adopted or taken at shareholders’ meetings, corporate management and administration, representations and warranties made by the direct and indirect shareholders who undersigned such agreement, as well as certain provisions governing the assignment or transfer of shares in the Company, dispute resolutions, termination grounds, and other miscellaneous provisions. One. Two. Secured Obligations. Each of the affirmative or negative covenants of Debtor and Pledgor to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtor and/or Pledgor could have accepted, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtor and/or Pledgor may owe or undertake in the future, to the Pledgee as a consequence of the execution of the documents to be entered into under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders Agreement and the obligation to pay any fine contemplated under the Shareholders’ Agreement, or any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. Secured Obligations shall also refer to the obligation to pay Pledgee any indemnification and compensation to which Pledgee may be entitled under the Shareholders’ Agreement, [including but not limited to the obligation to pay a fine amounting to US$ The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Article 3 sub-section 2 of Section 14 of the Ley de Prenda sin Desplazamiento (Chilean Pledge Without Conveyance Law) this Pledge Without Conveyance generally secures the fulfillment of all the obligations assumed by Debtor and Pledgor under the Shareholders’ Agreement.

SECTION TWO. BACKGROUND ON SHARES.- Two. One. Pledgor is the sole and unconditional owner of [—] shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100%

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EXHIBIT 5 B

of Pledgor’s shares in the Company. Two. Two. By public deed executed on [—], at the Notarial Office [—], Pledgor granted a first lien pledge on securities to the banks on [—] of the shares referred to in Two. One above to Banco Itaú BBA, Nassau Branch, in order to secure repayment of the loan granted by public deed on [—], amounting to [—].

SECTION THREE: PLEDGE ON SHARES. Three. One. Pledgor hereby pledges [—] shares in the Company equivalent to [16% of the total capital stock of the Company once merged with Banco Itaú Chile or the lower amount set forth in section 3.2(d) of the Shareholders’ Agreement] /the “Shares”/, in compliance with the provisions set forth in articles 1 and 5 five of article 14 of the Chilean “Ley de Prenda sin Desplazamiento” No. 20.190 /hereinafter referred to as the “Pledge Without Conveyance Law”/, the Pledge Register Regulations under Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on 23 October 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/ to the Pledgee, in order to ensure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. Such pledge also encumbers all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in section Nine. One. below /the “Future Shares”/. Three. Two. The pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extrajudicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligation undertaken by Debtor and/or Pledgor by means of any instruments that it may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to the Pledgee or its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three. Three. All amounts obtained as a consequence of the judicial or extrajudicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until the full payment of all the Secured Obligations. Three. Four. To the effects of the provisions set forth in section 4 of the Pledge Without Conveyance Regulations, the parties expressly agree that the minimum value of the affirmative and negative covenants referred to above amounts to [$        ]. Three. Five. It is hereby expressly stated that any obligation agreed to be paid in foreign currency under the Shareholders’ Agreement shall be deemed extinguished only up to the foreign currency amount paid to the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three. Six. Pledgee hereby accepts the pledge without conveyance on the Shares and on the Future Shares levied hereunder.

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SECTION FOUR: REPRESENTATIONS OF PLEDGOR AND DEBTOR.- Pledgor and Debtor, as appropriate, represent to Pledgee that: /One/ Pledgor and Debtor are duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by them and that it contains legal, valid and enforceable obligations binding upon them; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ the execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor or Debtor, nor any law, decree, regulation or statutory or administrative rule; and that no other governmental authorization, approval or notice or from third parties is required to subscribe, fully performed and execute these presents.

SECTION FIVE: PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Shares, without the Pledgee’s previous written authorization during the effective term hereof. The appearing parties hereby declare that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Shares.

SECTION SIX: Six. One. REGISTRATION AND ANNOTATION. One/ The pledge hereby granted is to be recorded, at the expense of the Pledgor with the Pledge Without Conveyance Register according to the provisions set forth in article 24 of article 14 of the Chilean Pledge Without Conveyance Law. Two/ Pledgor shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares to be pledged hereunder on a when-issued basis, within the ten business days immediately following the expiration date of each calendar month in which Pledgor has acquired Future Shares. Six. Two. NOTICE IN THE REGISTER OF SHAREHOLDERS The pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Registry of the Company by a Notary Public as set forth in article 23 of the Chilean Corporations’ Law.-

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EXHIBIT 5 B

SECTION SEVEN: PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven. One.- While no Relevant Event of Default / as defined below occurs/ under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which it may be entitled. Still, and without prejudice to the foregoing, Pledgor’s rights as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgor may participate in all shareholders’ meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights to which Pledgor is entitled as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights / right to a voice and vote/ to which Pledgor would be entitled as shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that the Pledgee’s right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders’ meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of any Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall also be sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor authorizes irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to a voice and vote inherent in the pledged Shares under the terms set forth above. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above; and a copy of such Notice

5

shall be given to Pledgor. Seven. Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor’s right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Shares and the equity rights granted to their shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, Pledgor hereby empowers Pledgee to demand the Company in Pledgor’s name and behalf, to issue the relevant stock certificate. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven. Three. Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.-

SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations either by Pledgor or Debtor shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought.

SECTION NINE: ADDITIONAL OBLIGATIONS BY PLEDGOR.- Nine. One.- Pledge on Future Shares - Pursuant to what is stated in Section Three. One above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain the pledge at all times and/or pledge any number of the shares owned by it /at present or in the future/ in the Company representing at least [16% therein after its merger with Banco Itaú Chile or a lower amount indicated in Section Three Two (d) of the Shareholders’ Agreement], which shall always be first lien pledges, except when the new shares to be pledged and subject to the prohibition to encumber and sell as it has been already agreed upon, have already been subject to a first lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to Pledgee, in which case the pledge to be granted shall be a second lien pledge. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to extend the pledge on Shares and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any purpose. To such

6

EXHIBIT 5 B

effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each share that may be acquired in the future, and on “as acquired basis”, no later than 30 calendar days from the date of registration of the shares in its own name in the Shareholders’ Registry of the Company- Pledgor may also regularly give written notice to Pledgee of the acquisition of any share in the Company not encumbered by the pledge on shares already granted no later than 30 calendar days from the registration date of the shares in the Shareholders’ Registry of the Company. Nine. Two. Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine. One above, to subscribe in due course for the relevant pledges and prohibitions, Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that Pledgee. acting in the name and behalf of the Company, and at its sole discretion, may grant and execute any relevant pledges and prohibitions on behalf of the Pledgor in the same terms and conditions, mutatis mutandis, as those set forth herein to cause the registration thereof with the Pledge Without Conveyance Registry and the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract. Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof.- Nine. Three. Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders’ Agreement . Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of the split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by these pledges, restrictions and prohibitions in compliance with the provisions set forth above. Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Pledge Without Conveyance Registry and in the relevant shareholders’ registry, consequently the Pledgor hereby waives fulfillment of such formalities.

SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Pledge Without Conveyance Registry and in the Registered Book of Shareholders of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee.-

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SECTION ELEVEN: CONSERVATION OF OWNERSHIP-The Company shall bring at its sole expense, any judicial and extrajudicial actions that are reasonably necessary to retain the ownership and free possession of the Collateral and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in section twenty-three hereof.-

SECTION TWELVE: SUFFICIENT TITLE.- Pledgor and Debtor hereby represent to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted. The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Moreover, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations.

SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen. One. Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to [—], domiciled at [—], so that, he/she may receive in the name and on behalf of Pledgor any judicial or extrajudicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee no later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the specified address. Thirteen. Two. [—], who is personally present upon the execution hereof, is of legal age and proves his identity with the identity card referred to above states that he/she accepts the irrevocable special power of attorney granted herein and agrees not waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear and accept the power of attorney granted in the same waiver deed, be an individual who permanently resides in Chile and shall be previously approved by Pledgee. Thirteen. Three. Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.-

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EXHIBIT 5 B

SECTION FOURTEEN: CORPORATE ACCEPTANCE.- [—], who is personally present upon the execution hereof on behalf of the Company is served with notice of the pledge and restrictions and prohibitions granted hereunder.-

SECTION FIFTEEN.  ACCEPTANCE AND DECLARATION OF DEBTOR AND PLEDGOR.- Fifteen. One. The Debtor hereby entirely accepts the pledge granted by Pledgor to secure the fulfillment of Debtor’s obligations under the Shareholders’ Agreement. Fifteen. Two. Debtor and Pledgor hereby represent that the pledge granted hereunder is for the sole benefit of Pledgee and that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be executed in the future among Debtor and Pledgor.

SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen. One. Pledgor hereby represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen. Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement.-

SECTION SEVENTEEN: WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen. One. No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen. Two. The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted by the Shareholder’s Agreement and/or any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement.

SECTION EIGHTEENTH: NULLITY, INVALIDITY OR INEFFECTIVENESS.- The declaration of nullity, invalidity or unenforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid.

SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- This Pledge on Shares and the prohibition granted herein shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally

9

subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant.

SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This pledge agreement is governed by the laws and other statutory provisions in force in the Republic of Chile.

SECTION TWENTY-ONE. POWER OF ATTORNEY. The appearing parties hereby grant an irrevocable power of attorney to [—], [—]; and [—] and [—], so that any one of the first two of them acting with any one of the second two of them, may make any necessary changes, corrections or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instrument that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to subscribe to cause the registration of the pledge in the Pledge Without Conveyance Registry.-

SECTION TWENTY-TWO. POWER TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the annotation of the pledge and the prohibitions contained in this instrument with the Pledge Without Conveyance Registry and in the Shareholders’ Registry, as well as to perform any other acts that may be required or advisable to implement this pledge and prohibitions.

SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE -The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, Pledgor hereby is authorized to request the release of this pledge in order to sell the Shares. Furthermore, Pledgor hereby agrees to enter into such release agreement at least two days in advance to the date on which the Pledgor is to implement a transfer under the terms and conditions of the Shareholders’ Agreement.-

SECTION TWENTY-FOUR: PROMISE TO CREATE A COMMERCIAL PLEDGE. Pledgor hereby agrees to subscribe and execute all public deeds and other instruments that may be required to levy a second lien commercial pledge on the pledged Shares under the terms of sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch. For such purpose, Pledgor hereby agrees to subscribe in due course all relevant amending deeds or deeds evidencing the creation of the pledge and prohibitions no later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgor’s obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgor hereby grants a special and irrevocable power of attorney to

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EXHIBIT 5 B

Pledgee as broad as is legally required, which is accepted by its representative already identified at the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgor, in the same terms and conditions mutatis mutandi as those set forth herein / provided that it shall be a commercial pledge /, to cause the registration thereof with the Shareholders’ Registry of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may no be alleged by Pledgor as grounds to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.

SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITY TO REPRESENT THE PARTIES. The legal capacity of [—] to act in the name and on behalf of CORP GROUP BANKING S.A. is evidenced in [—] The legal capacity of Mr. [—] to represent ITAÚ UNIBANCO HOLDING, S.A. is evidenced in [—] -. The legal capacity of [—] to represent CORPBANCA is evidenced in [—] -. The legal capacity of Mr. [—] to represent INVERSIONES CORP GROUP INTERHOLD LTDA. is evidenced in [—]. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

[—]

p.p. CORP GROUP BANKING S.A.

[—]

p.p. ITAÚ UNIBANCO HOLDING, S.A.

[— ]

p.p. CORPBANCA

[—]

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p.p. INVERSIONES CORP GROUP INTERHOLD LIMITADA

[•]

[•]

p.p. INVERSIONES GASA LIMITADA

[•]

[•]

p.p. CORP GROUP INVERSIONES LIMITADA

[•]

[•]

12